EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER

by and among

COMTECH TELECOMMUNICATIONS CORP.,

TYPHOON ACQUISITION CORP.

and

TELECOMMUNICATION SYSTEMS, INC.

Dated as of November 22, 2015

i

ii

Exhibit A – Surviving Corporation Charter
Exhibit B – Surviving Corporation Bylaws

iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of November 22, 2015, is made by and among Comtech Telecommunications Corp., a Delaware corporation (“Parent”), Typhoon Acquisition Corp., a Maryland corporation and a direct, wholly owned subsidiary of Parent (“Merger Sub”), and TeleCommunication Systems, Inc., a Maryland corporation (the “Company”). Parent, Merger Sub and the Company are referred to herein collectively as the “Parties.” Capitalized terms used in this Agreement and not otherwise defined herein shall have the respective meanings ascribed to such terms in Article 1.

WHEREAS, the Board of Directors of the Company, acting upon the unanimous recommendation of the special committee of independent, disinterested directors of the Company formed for the purpose of, among other things, evaluating and making a recommendation to the Board of Directors of the Company with respect to this Agreement and the transactions contemplated hereby (the “Special Committee”), has, by unanimous vote of all of the directors, (a) approved and declared advisable this Agreement and the Offer and the Merger, on the terms and subject to the conditions set forth in this Agreement, and (b) determined to recommend that the stockholders of the Company accept the Offer and tender their shares of Company Common Stock into the Offer, in each case on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the Boards of Directors of Parent and Merger Sub have unanimously approved and declared advisable this Agreement and the Offer and the Merger, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, pursuant to this Agreement, Merger Sub has agreed to commence a tender offer (the “Offer”) to purchase any (subject to the Minimum Condition) and all of the outstanding shares of Company Common Stock (other than Excluded Shares), at a price per share of Company Common Stock of $5.00 (such amount or any different amount per share of Company Common Stock that may be paid pursuant to an amended Offer, the “Offer Price”), payable net to the seller in cash, subject to reduction for any applicable withholding Taxes payable in respect thereof in accordance with the terms of this Agreement, without interest;

WHEREAS, following consummation of the Offer, the Parties intend that Merger Sub will be merged with and into the Company without the approval of the Company’s stockholders in accordance with Section 3-106.1 of the MGCL, on the terms and subject to the conditions set forth in this Agreement, and the Merger shall be governed by and effected pursuant to Section 3-106.1 of the MGCL;

WHEREAS, concurrently with the execution of this Agreement, Maurice B. Tosé and Jon B. Kutler are entering into Support Agreements (collectively, the “Support Agreements”) pursuant to which, upon the terms and subject to the conditions thereof, such stockholders have agreed, among other things, to tender their shares of Company Common Stock into the Offer; and

WHEREAS, each of Parent, Merger Sub and the Company desires to make certain representations, warranties, covenants and agreements in connection with the Offer and the Merger and also to prescribe various conditions to the Offer and the Merger.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Article 1
Definitions

Section 1.01.    Definitions.  As used herein, the following terms shall have the following meanings:

“Acceptable Confidentiality Agreement” shall mean an agreement that is executed, delivered and effective after the execution, delivery and effectiveness of this Agreement, and which contains confidentiality provisions that are not materially less restrictive in the aggregate to the Company’s counter-party(ies) thereto (and any of its (their) Representatives named therein), and shall contain confidentiality terms that are not materially less favorable in the aggregate to the Company, than the terms of the Confidentiality Agreement.  Notwithstanding the foregoing, an “Acceptable Confidentiality Agreement” (a) shall not include any provision calling for any exclusive right to negotiate with such party or having the effect of prohibiting the Company from satisfying its obligations hereunder and (b) need not contain a standstill provision or otherwise prohibit the making, or amendment, of an Acquisition Proposal.

“Action” means any litigation, action, suit, arbitration, investigation or similar proceeding (public or private), in each case, by or before a Governmental Authority.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person. For the purposes of this definition, “control” (including the terms “controlling” and “controlled by”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, by Contract or otherwise.

“Antitrust Laws” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Benefit Plan” means any employee benefit plan (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, and each other employee benefit, welfare, vacation, supplemental unemployment benefit, bonus, commission, pension, retirement, profit sharing, executive compensation, change in control, employment, consulting, retention, severance, deferred compensation, incentive compensation, stock or stock-based compensation, stock purchase, stock option, stock appreciation, phantom stock option, employee stock ownership, health or other medical, dental, life, disability, fringe benefit, or other insurance plan, program, agreement or arrangement, whether written or oral and whether foreign or domestic, sponsored,

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maintained or contributed to or required to be contributed to by the Company and its Subsidiaries for the benefit of their current or former employees, directors, consultants or other service providers and their dependents or beneficiaries.

“Business Day” means any day, excluding Saturday, Sunday and any other day on which commercial banks in New York, New York are authorized or required by Law to close.

“Class A Company Common Stock” means the Class A common stock, par value $0.01 per share, of the Company.

“Class B Company Common Stock” means the Class B common stock, par value $0.01 per share, of the Company.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Balance Sheet” means the consolidated balance sheet of the Company and its Subsidiaries as of September 30, 2015 and the footnotes thereto set forth in the Company’s quarterly report on Form 10-Q for the fiscal quarter ended September 30, 2015.

“Company Balance Sheet Date” means September 30, 2015.

“Company Common Stock” means the Class A Company Common Stock and the Class B Company Common Stock.

“Company Intellectual Property” means the Non-Owned Intellectual Property and the Owned Intellectual Property.

“Company Termination Fee” means an amount equal to $10,200,000.

“Compliant” means, with respect to the Required Information and without giving effect to any supplements or updates delivered by the Company after the commencement of the Marketing Period, the Required Information does not, taken as a whole, contain any untrue statement of a material fact or omit to state any material fact, in each case with respect to the Company or its Subsidiaries, necessary in order to make such Required Information, in light of the circumstances under which the statements contained in the Required Information are made, not misleading.

“Contract” means any legally binding contract, agreement, indenture, note, bond, loan, lease, sublease, mortgage, license, sublicense, obligation, undertaking, commitment or other arrangement (whether written or oral).

“Convertible Notes” means the 7.75% convertible notes due 2018 issued by the Company pursuant to the terms of the Indenture.

“Data Room” shall mean that certain electronic datasite maintained by RR Donnelley under the project name “Project Typhoon” in connection with the transactions contemplated by this Agreement as in effect at 5:00 p.m. (Eastern) on the day immediately preceding the date hereof.

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“Definitive Financing Agreement” shall mean any definitive agreement (or definitive agreements) with respect to the Financing on the terms and conditions contained in the Debt Letters.

“Environmental Laws” means all Laws enacted and in effect on or prior to the Closing Date concerning human health, safety or the pollution or protection of the environment, including all Laws relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, control or cleanup of any hazardous materials, substances or wastes.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any entity, trade or business (whether or not incorporated), any other entity, trade or business (whether or not incorporated) that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business (whether or not incorporated), or that is a member of the same “controlled group” as the first entity, trade or business (whether or not incorporated) pursuant to Section 4001(a)(14) of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Financing Source” shall mean each lender and each other Person (including each agent and arranger) that has committed to provide or otherwise entered into any agreement or arrangement in connection with the provision or arrangement of all or part of the Financing or other financing in connection with the transactions contemplated by this Agreement, including the Debt Letters and Definitive Financing Agreement and any other commitment letters, engagement letters, credit agreements or loan agreements relating thereto, together with each former, current and future Affiliate thereof and each former, current and future officer, director, employee, general or limited partner, manager, member, controlling person, advisor, attorney, agent and representative thereof and successors and assigns of any of the foregoing.

“GAAP” means United States generally accepted accounting principles, applied in a manner consistent throughout the periods involved.

“Government Bid” means any quotation, bid, offer or proposal made by the Company which, if accepted or awarded, would result in a Government Contract.

“Government Contract” means any Contract, including any prime contract, subcontract, facility contract, teaming agreement, arrangement, joint venture agreement, basic ordering agreement, pricing agreement, letter contract, purchase order, delivery order, task order or other contractual arrangement of any kind, between the Company or any of its Subsidiaries, on the one hand, and any Governmental Authority (or any contractor or subcontractor to a Governmental Authority, in its capacity as such), on the other hand.

“Governmental Authority” means any supranational, national, foreign, federal, state, provincial or local governmental or regulatory commission, board, bureau, agency, court, arbitral tribunal or regulatory or administrative body.

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“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indenture” means the Indenture, dated as of May 7, 2013, by and between the Company and the Bank of New York Mellon Trust Company, N.A., as trustee, as amended, modified or supplemented through the date hereof.

“Intellectual Property” means all of the following, whether in the United States or any foreign jurisdiction: (a) patents, patent applications, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof, (b) registered and unregistered trademarks, service marks, trade dress and applications therefore, along with names, corporate names, trade names, domain names, logos, slogans, trade dress, design rights, and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing, (c) registered and unregistered copyrights and copyrightable subject matter, and (d) trade secrets and all other rights in ideas, know-how, inventions, proprietary processes, formulae, models, and methodologies.

“Intervening Event” means any change, effect, event, occurrence, state of facts or development that is material to the Company and its Subsidiaries, taken as a whole, that (a) was not known to, or reasonably foreseeable by, the Special Committee or the Board of Directors of the Company, or the material consequences of which were not known or reasonably foreseeable, as of or prior to the date of this Agreement, (b) becomes known to, or the material consequences thereof become reasonably foreseeable by, the Special Committee or the Board of Directors of the Company prior to the Acceptance Time and (c) does not involve or relate to (i) an Acquisition Proposal or (ii) any fluctuation in the market price or trading volume of the Company Common Stock, in and of itself.

“Knowledge of the Company” means the actual present knowledge of the individuals set forth in Section 1.01 of the Disclosure Letter, after reasonable inquiry under the circumstances of the employees of the Company who would likely have knowledge of a matter in question given their employment responsibilities and functions.

“Law” means any federal, state, local, municipal, foreign or other order, constitution, law, ordinance, rule, regulation, statute, treaty, principle of common law, code or other legal requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Lien” means any lien, charge, mortgage, pledge, hypothecation, security interest, easement, assessment, option, right of first refusal or other encumbrance (other than restrictions on transfer generally arising under federal and state securities Laws).

“Marketing Period” means the first period of nineteen (19) consecutive Business Days after the date hereof throughout which Parent shall have the Required Information and the Required Information is Compliant; provided, that once commenced, in no event shall the Marketing Period extend beyond the second Business Day prior to the End Date. Notwithstanding the foregoing, the Marketing Period shall not commence prior to January 4, 2016, but shall commence on January 4, 2016 provided that, as of such date, Parent shall have

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the Required Information and the Required Information is Compliant.  Notwithstanding the foregoing, the Marketing Period shall not commence and shall be deemed not to have commenced if, at any time during, or on the first or last day of, such nineteen (19) consecutive Business Day period, (a) the Company’s independent accounting firm shall have withdrawn its audit opinion with respect to any audited consolidated financial statements of the Company included in the Required Information, in which case the Marketing Period shall not be deemed to commence until the time at which a new unqualified audit opinion is issued with respect to the consolidated financial statements for the applicable periods by the Company’s independent accounting firm or another independent accounting firm reasonably acceptable to Parent, (b) the Company issues a public statement indicating its intent to restate any consolidated financial statements of the Company included in the Required Information, in which case the Marketing Period shall not be deemed to commence until the time at which such restatement has been completed and the Required Information has been amended or the Company issues a public statement that no restatement is required in accordance with GAAP or (c) the Required Information is not Compliant (which, for the avoidance of doubt, shall require that the financial statements be current as more fully set forth in Rule 3-12 of Regulation S-X for the entire Marketing Period), in which case a new nineteen (19) consecutive Business Day period shall commence upon the Company providing Required Information that is Compliant.  For illustrative purposes only, assuming the Marketing Period commences on January 4, 2015 and the Required Information is Compliant for the nineteen (19) consecutive Business Day beginning on such date, the Marketing Period would end on January 29, 2016.

“Material Adverse Effect” means any changes, conditions, effects, events, occurrences, states of facts or developments, alone or in combination with other changes, conditions, effects, events, occurrences, states of facts or developments, that (a) have had or would reasonably be expected to have a material adverse effect on the business, assets, liabilities, results of operations or financial condition of the Company and its Subsidiaries taken as a whole or (b) would reasonably be expected to prevent the consummation of the Merger or the other transactions contemplated hereby from occurring on or prior to the End Date; provided, that for purposes of clause (a) any change, condition, effect, event, occurrence, state of facts or development attributable to any of the following shall not constitute, and shall not be taken into account in determining whether there has been, a Material Adverse Effect: (i) the execution, delivery, announcement or pendency of this Agreement or the transactions contemplated by this Agreement, including (A) the identity of Parent and (B) the impact thereof on the relationships, contractual or otherwise, of the Company or any of its Subsidiaries with its customers, employees or suppliers, or with any other third party; (ii) business or political conditions or conditions generally affecting the industry or segments therein in which the Company and its Subsidiaries participate, the U.S. economy as a whole or the capital, credit or financial markets in general or the markets in which the Company and its Subsidiaries operate; (iii) any action taken or statement made by Parent or its Affiliates or their respective Representatives; (iv) compliance with, or the taking of any action required by, the express terms of this Agreement or approved in advance by Parent, including any action taken in connection with obtaining regulatory or third party approvals; (v) any change after the date of this Agreement in accounting requirements or principles or in applicable Laws or the interpretation or enforcement thereof; (vi) any acts of war (whether or not declared), armed hostilities, sabotage or terrorism occurring after the date of this Agreement or the continuation, escalation or worsening of any such acts of war, armed hostilities, sabotage or terrorism threatened or underway as of the date of this Agreement;

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(vii) any earthquakes, hurricanes, floods or other natural disasters, acts of God or force majeure events; (viii) the failure of the Company or any of its Subsidiaries to meet internal forecasts, budgets or financial projections or any decline in the market price or trading volume of the Company Common Stock on the NASDAQ Global Market (provided, that the exception in this clause (viii) shall not prevent or otherwise affect a determination that any adverse change, condition, effect, event, occurrence, state of facts or development underlying such failure or decline has resulted in or contributed to a Material Adverse Effect); and (ix) any matter set forth in Section 1.01 of the Disclosure Letter; except in the case of the foregoing clauses (ii), (v), (vi) and (vii) to the extent any change, condition, effect, event, occurrence, state of facts or development has a materially disproportionate effect on the Company and its Subsidiaries taken as a whole relative to other Persons in the industry in which the Company and its Subsidiaries operate generally.

“MGCL” means the Maryland General Corporation Law, as amended.

“Non-Owned Intellectual Property” means all Intellectual Property used by the Company or any of its Subsidiaries that is not Owned Intellectual Property.

“Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Organizational Documents” means, with respect to any Person, its articles or certificate of incorporation, articles of organization or certificate of formation, bylaws or operating agreement (or the equivalent organizational documents), as applicable.

“Owned Intellectual Property” means all Intellectual Property in which the Company or any of its Subsidiaries has an ownership interest.

“Permitted Liens” means (a) statutory Liens for current Taxes or other governmental charges (i) not yet due and payable or (ii) the amount or validity of which is being contested in good faith by the Company and its Subsidiaries and for which adequate accruals have been established in accordance with GAAP; (b) mechanics’, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the ordinary course of business relating to obligations as to which there is no default for a period greater than sixty (60) days or that are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established on the consolidated financial statements of the Company in accordance with GAAP; (c) zoning, entitlement, building and other land use regulations imposed by any Governmental Authority having jurisdiction over owned or leased real property which are not violated by the current use and operation thereof and which do not and would not reasonably be expected to materially impair the occupancy or use thereof for the purposes for which it is currently used in connection with the business of the Company and its Subsidiaries; (d) covenants, conditions, restrictions, easements and other similar matters of record affecting title to owned or leased real property which do not and would not reasonably be expected to materially impair the occupancy or use thereof for the purposes for which it is currently used in connection with the business of the Company and its Subsidiaries; (e) Liens incurred in the ordinary course of business arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation under applicable Law; (f) Liens on goods in transit incurred pursuant to documentary

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letters of credit in the ordinary course of business; (g) licenses and other grants with respect to Intellectual Property pursuant to Contracts that have been made available to Parent; (h) Liens on the Company’s Intellectual Property recorded at the United States Patent and Trademark Office; and (i) Liens the existence of which are specifically disclosed in the notes to the consolidated financial statements of the Company included in the Company SEC Documents.

“Person” means an individual, partnership, corporation, limited liability company business trust, joint stock corporation, estate, trust, unincorporated association, joint venture, Governmental Authority or other entity, of whatever nature.

“Representatives” means, with respect to any Person, such Person’s directors, officers, employees, agents and representatives, including any investment banker, financial advisor, attorney, accountant or other advisor, agent, representative or Affiliate.

“Required Information” means (a) the audited consolidated statements of financial position and related statements of income, changes in equity, comprehensive income and cash flows of the Company for the three (3) most recently completed fiscal years of the Company ended December 31, 2014, 2013 and 2012, (b) the unaudited consolidated statements of financial position and related statements of income, changes in equity, comprehensive income and cash flows of the Company for the fiscal quarters of the Company ended March 31, 2015, June 30, 2015 and September 30, 2015, and (c) all information customarily provided by a borrower for inclusion in an information memorandum for a credit facility in connection with the Financing.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Senior Credit Facility” means the senior secured credit facility, as amended on April 30, 2015, by and between the Company and Silicon Valley Bank and the other lenders party thereto, as amended, modified or supplemental through the date hereof.

“Subsidiary” of any Person means any corporation, partnership, limited liability company or other legal entity in which such Person (either alone or through or together with any other Subsidiary), owns or has the power to vote or control, directly or indirectly, fifty percent (50%) or more of the stock or other equity or ownership interests of such other Person.

“Takeover Laws” means any “Moratorium,” “Control Share Acquisition,” “Fair Price,” “Business Combination,” or other similar state anti-takeover Laws.

“Tax Return” means any declaration, estimate, return, report, information statement, schedule or other document (including any related or supporting information) with respect to Taxes that is required to be filed with any Taxing Authority.

“Taxes” means all federal, provincial, territorial, state, municipal, local, domestic, foreign or other taxes, imposts, and assessments including ad valorem, capital, capital stock, customs and import duties, disability, documentary stamp, employment, excise, franchise, gains, goods and

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services, gross income, gross receipts, income, intangible, inventory, license, mortgage recording, net income, occupation, payroll, personal property, production, profits, property, real property, recording, rent, sales, social security, stamp, transfer, transfer gains, unemployment, use, value added, windfall profits, and withholding, together with any interest, additions, fines or penalties with respect thereto or in respect of any failure to comply with any requirement regarding Tax Returns and any interest in respect of such additions, fines or penalties and shall include any transferee liability in respect of any and all of the above.

“Taxing Authority” means the Internal Revenue Service and any other Governmental Authority that has the right to impose Taxes on the Company or any of its Subsidiaries.

Each of the following terms is defined in the Section set forth opposite such term:

Defined Term	Section
Acceptable Confidentiality Agreement	Section 1.01
Acceptance Time	Section 2.02(c)
Acquisition Proposal	Section 5.02(f)(i)
Action	Section 1.01
Affiliate	Section 1.01
Agreement	Preamble
Alternative Financing	Section 5.14(c)
Antitrust Laws	Section 1.01
Articles of Merger	Section 2.03
Bankruptcy and Equity Exceptions	Section 3.02(a)
Benefit Plan	Section 1.01
Book-Entry Shares	Section 2.09(c)
Business Day	Section 1.01
Certificate	Section 2.09(c)
Class A Company Common Stock	Section 1.01
Class B Company Common Stock	Section 1.01
Closing	Section 2.02
Closing Date	Section 2.02
Code	Section 1.01
Commitment Letter	Section 4.07(b)
Company	Preamble
Company 401(k) Plan	Section 5.06(e)
Company Adverse Recommendation Change	Section 5.02(d)
Company Balance Sheet	Section 1.01
Company Balance Sheet Date	Section 1.01
Company Common Stock	Section 1.01
Company Equity Awards	Section 2.09(d)(iv)
Company Equity Plan	Section 2.09(d)(i)
Company ESPP	Section 2.09(d)(iii)
Company Financial Advisor	Section 3.24
Company Intellectual Property	Section 1.01
Company Lease	Section 3.17(b)
Company Recommendation	Section 3.02(b)(iii)

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Defined Term	Section
Company SEC Documents	Section 3.06(a)
Company Stock Option	Section 2.09(d)(i)
Company Termination Fee	Section 1.01
Compliant	Section 1.01
Confidentiality Agreement	Section 5.03
Continuing Employees	Section 5.06(a)
Contract	Section 1.01
Convertible Notes	Section 1.01
D&O Insurance	Section 5.05(c)
Data Room	Section 1.01
Debt Letters	Section 4.07(b)
Definitive Financing Agreement	Section 1.01
Disclosure Letter	Article 3
Effective Time	Section 2.05
End Date	Section 7.01(b)(i)
Environmental Laws	Section 1.01
Environmental Permits	Section 3.18(b)
ERISA	Section 1.01
ERISA Affiliate	Section 1.01
Exchange Act	Section 1.01
Excluded Shares	Section 2.09(b)
Expiration Date	Section 2.01(b)
Financing	Section 4.07(b)
Financing Source	Section 1.01
GAAP	Section 1.01
Government Bid	Section 1.01
Government Contract	Section 1.01
Governmental Authority	Section 1.01
HSR Act	Section 1.01
Indemnified Parties	Section 5.05(a)
Indenture	Section 1.01
Initial Expiration Date	Section 2.01(b)
Intellectual Property	Section 1.01
Intervening Event	Section 1.01
Knowledge of the Company	Section 1.01
Law	Section 1.01
Leased Real Property	Section 3.17(b)
Lien	Section 1.01
Marketing Period	Section 1.01
Maryland Courts	Section 8.08(a)
Maryland Department	Section 2.05
Maryland Short Form Merger Notice	Section 2.01(g)(v)
Material Adverse Effect	Section 1.01
Material Contract	Section 3.12(b)
Material Customer	Section 3.19

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Defined Term	Section
Material Supplier	Section 3.19
Merger	Section 2.03
Merger Sub	Preamble
MGCL	Section 1.01
Minimum Condition	Section 2.01(a)
New Commitment Letter	Section 5.14(c)
Non-Owned Intellectual Property	Section 1.01
Notice of Superior Proposal / Intervening Event	Section 5.02(d)
Offer	Recitals
Offer Conditions	Section 2.01(a)
Offer Documents	Section 2.01(h)
Offer Price	Recitals
Offer to Purchase	Section 2.01(c)
Option Payments	Section 2.09(d)(i)
Order	Section 1.01
Organizational Documents	Section 1.01
Owned Intellectual Property	Section 1.01
Parent	Preamble
Parent 401(k) Plan	Section 5.06(e)
Parties	Preamble
Paying Agent	Section 2.10(a)
Paying Agent Agreement	Section 2.10(a)
Payment Fund	Section 2.10(a)
Per Share Merger Consideration	Section 2.09(c)
Permits	Section 3.11(b)
Permitted Liens	Section 1.01
Person	Section 1.01
Premium Cap	Section 5.05(c)
Redacted Fee Letter	Section 4.07(b)
Redemption	Section 5.15
Redemption Notice	Section 5.15
Representatives	Section 1.01
Required Information	Section 1.01
Restricted Share Payments	Section 2.09(d)(ii)
Restricted Shares	Section 2.09(d)(ii)
Sarbanes-Oxley Act	Section 1.01
Schedule 14D-9	Section 2.02(a)
Schedule TO	Section 2.01(g)(i)
SEC	Section 1.01
Securities Act	Section 1.01
Senior Credit Facility	Section 1.01
Special Committee	Recitals
Specified Date	Section 3.04(a)
Subsidiary	Section 1.01
Superior Proposal	Section 5.02(f)(ii)

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Defined Term	Section
Support Agreements	Recitals
Surviving Corporation	Section 2.03
Takeover Laws	Section 1.01
Tax Return	Section 1.01
Taxes	Section 1.01
Taxing Authority	Section 1.01
Termination Condition	2.01(a)
Transaction Litigation	Section 5.11
Trustee	Section 5.15

Section 1.02.    Other Definitional and Interpretative Provisions.  The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  When a reference is made in this Agreement to an Article, Section, paragraph, clause, Schedule or Exhibit, such reference shall be deemed to be to this Agreement unless otherwise indicated. The Disclosure Letter, as well as all other schedules and all exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” References to any “statute” or “regulation” are to the statute or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under the statute) and to any “section of any statute or regulation” include any successor to the section. Any singular term in this Agreement will be deemed to include the plural, and any plural term the singular. All pronouns and variations of pronouns will be deemed to refer to the feminine, masculine or neuter, singular or plural, as the identity of the Person referred to may require. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning. All references to “$” in this Agreement shall be deemed references to United States dollars. Unless otherwise indicated, the word “day” shall be interpreted as a calendar day. The headings contained herein (including in the Exhibits and the Disclosure Letter) are for reference purposes only and shall not affect in any way the meaning or interpretation hereof. The Parties agree that the terms and language of this Agreement were the result of negotiations between the Parties and their respective advisors and, as a result, there shall be no presumption that any ambiguities in this Agreement shall be resolved against any Party.  Any controversy over construction of this Agreement shall be decided without regard to events of authorship or negotiation. For purposes of this Agreement, any information that was posted in the Data Room will be deemed to have been “made available” by the Company to Parent.

Article 2
The Offer and the Merger

Section 2.01.    The Offer.

(a)          Provided that this Agreement shall not have been terminated in accordance with Section 7.01, as promptly as practicable after the date hereof, but in no event later than ten (10)

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Business Days following the date of this Agreement, Merger Sub shall (and Parent shall cause Merger Sub to) commence, within the meaning of Rule 14d-2 under the Exchange Act, the Offer to purchase all of the outstanding shares of Company Common Stock (other than Excluded Shares) at a price per share equal to the Offer Price. The consummation of the Offer, and the obligation of Merger Sub to accept for payment and pay for any shares of Company Common Stock tendered pursuant to the Offer, shall be subject only to: (i) there being validly tendered in the Offer and not properly withdrawn prior to the Expiration Date that number of shares of Company Common Stock which, together with the number of shares of Company Common Stock (if any) then owned by Parent, Merger Sub or its other Subsidiaries, represents a majority of the total number of outstanding shares of Company Common Stock entitled to vote on the matter (collectively, the “Minimum Condition”); (ii) this Agreement not having been terminated in accordance with its terms (the “Termination Condition”); and (iii) the satisfaction, or waiver by Parent or Merger Sub, of the other conditions and requirements set forth in Annex I (together with the Minimum Condition and the Termination Condition, the “Offer Conditions”).  For purposes of determining whether the Minimum Condition has been satisfied, any shares of Company Common Stock tendered in the Offer pursuant to guaranteed delivery procedures shall be included only if such shares have actually been delivered pursuant to such procedures.

(b)          Subject to the satisfaction of the Minimum Condition and the Termination Condition and the satisfaction, or waiver by Parent or Merger Sub, of the other Offer Conditions, in each case, as of the Expiration Date, Merger Sub shall (and Parent shall cause Merger Sub to) accept for payment and pay for all shares of Company Common Stock validly tendered and not properly withdrawn pursuant to the Offer on or promptly (within the meaning of Section 14e-1(c) under the Exchange Act) after the applicable Expiration Date. Subject to Section 2.10(h), the Offer Price payable in respect of each share of Company Common Stock validly tendered and not properly withdrawn pursuant to the Offer shall be paid net to the seller in cash, without interest.

(c)          The Offer shall be made by means of an offer to purchase (the “Offer to Purchase”) that describes the terms and conditions of the Offer in accordance with this Agreement, including the Offer Conditions. Merger Sub expressly reserves the right to make any change in the terms of or conditions to the Offer; provided, however, that unless previously approved by the Company in writing, Parent and Merger Sub shall not: (i) decrease the Offer Price other than pursuant to Section 2.09(e), (ii) change the form of consideration payable in the Offer, (iii) change the number of shares of Company Common Stock to be purchased in the Offer, (iv) waive the Minimum Condition, the Termination Condition or the other Offer Conditions set forth in clause (b) or clause (c)(1) of Annex I, (v) add any condition to the Offer, (vi) extend the expiration of the Offer except as required or permitted by this Section 2.01, (vii) provide for a “subsequent offering period” (or any extension thereof) in accordance with Rule 14d-11 under the Exchange Act, (viii) amend or modify any of the Offer Conditions or (ix) modify, supplement or amend any other term or condition of the Offer in a manner adverse to the holders of Company Common Stock.

(d)          Unless extended in accordance with the terms of this Agreement, the Offer shall expire at 11:59 p.m. (New York City time) on the date that is twenty (20) Business Days following the commencement of the Offer, as calculated in accordance with Rule 14d-1(g)(3) of the Exchange Act (such time and date, the “Initial Expiration Date”) or if the Initial Expiration

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Date has been extended in accordance with this Agreement, on the date to which the Offer has been so extended (the Initial Expiration Date, or such later time and date to which the Initial Expiration Date has been extended in accordance with this Agreement, the “Expiration Date”).

(e)          Unless this Agreement has been terminated in accordance with its terms, if as of any then scheduled Expiration Date, (i) any Offer Condition (other than the Minimum Condition) has not been satisfied or, to the extent waivable by Parent or Merger Sub pursuant to this Agreement, waived by Parent or Merger Sub, Merger Sub shall (and Parent shall cause Merger Sub to) extend the Offer for successive periods of up to ten (10) Business Days each (or such longer period of up to twenty (20) Business Days if Parent so desires and the Company consents in writing prior to such extension), the length of each such period to be determined by Parent in its reasonable discretion in order to permit the satisfaction of any such Offer Conditions; provided, however, that (x) in no event shall Parent or Merger Sub extend the Offer for a period that expires more than three (3) Business Days following the end of the Marketing Period without the Company’s prior written consent and (y) Merger Sub shall be required to extend the Offer pursuant to this clause (i) only if in the reasonable discretion of Parent any such Offer Condition is capable of being satisfied on or prior to the End Date, (ii) all of the Offer Conditions (other than the Minimum Condition) have been satisfied or, to the extent waivable by Parent or Merger Sub pursuant to this Agreement, waived by Parent or Merger Sub, Merger Sub shall (and Parent shall cause Merger Sub to) extend the Offer for an extension period of ten (10) Business Days (or such longer period of up to twenty (20) Business Days if Parent so desires and the Company consents in writing prior to such extension), in order to permit the satisfaction of the Minimum Condition; provided, however, that (x) in no event shall Parent or Merger Sub extend the Offer for a period that expires more than three (3) Business Days following the end of the Marketing Period without the Company’s prior written consent and (y) Merger Sub shall not be required to extend the Offer pursuant to this clause (ii) on more than two (2) occasions, but may, in its sole and absolute discretion, elect to do so, and (iii) Merger Sub shall extend the Offer for the minimum period or periods required by applicable Law or applicable rules, regulations, interpretations or positions of the SEC or its staff or the NASDAQ Global Market; provided, however, that in no event shall Merger Sub (x) be required to extend the Offer beyond the End Date, unless at such time Parent would be prohibited from terminating this Agreement pursuant to Section 7.01(b)(i), or (y) extend the Offer beyond the End Date or more than three (3) Business Days following the end of the Marketing Period without the Company’s prior written consent.  Notwithstanding the foregoing, nothing in this Section 2.01(e) shall be deemed to impair, limit or otherwise restrict in any manner the right of the Parties to terminate this Agreement pursuant to Section 7.01.

(f)          Merger Sub shall not terminate the Offer prior to any scheduled Expiration Date without the prior written consent of the Company, except if this Agreement is terminated pursuant to Section 7.01. If this Agreement is terminated pursuant to Section 7.01, Merger Sub shall (and Parent shall cause Merger Sub to) promptly terminate the Offer and shall not acquire the shares of Company Common Stock pursuant thereto. If the Offer is terminated by Merger Sub, or this Agreement is terminated prior to the Acceptance Time, Merger Sub shall (and Parent shall cause Merger Sub to) promptly return, and shall cause any depositary acting on behalf of Merger Sub to return, in accordance with applicable Law, all tendered shares of Company Common Stock that have not then been purchased in the Offer to the registered holders thereof.

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(g)          As soon as practicable on the date of the commencement (within the meaning of Rule 14d-2 under the Exchange Act) of the Offer, Parent and Merger Sub shall:

(i)          file with the SEC, in accordance with Rule 14d-3 under the Exchange Act, a Tender Offer Statement on Schedule TO with respect to the Offer (together with all amendments, supplements and exhibits thereto, the “Schedule TO”);

(ii)         deliver a copy of the Schedule TO, including all exhibits thereto, to the Company at its principal executive offices in accordance with Rule 14d-3(a) promulgated under the Exchange Act;

(iii)        give telephonic notice of the information required by Rule 14d-3 promulgated under the Exchange Act, and mail by means of first class mail or other acceptable means a copy of the Schedule TO, to the NASDAQ Global Market in accordance with Rule 14d-3(a) promulgated under the Exchange Act;

(iv)        cause the Offer Documents to be disseminated to all holders of shares of Company Common Stock as and to the extent required by all applicable Laws, including the Exchange Act; and

(v)         cause the notice referred to in Section 3-106.1(e)(1) of the MGCL (the “Maryland Short Form Merger Notice”) to be disseminated to all holders of shares of Company Common Stock with the Offer Documents.

(h)          The Schedule TO shall include as exhibits the Offer to Purchase, a form of letter of transmittal, a form of summary advertisement, and a form of notice of guaranteed delivery (the Schedule TO and the documents included therein pursuant to which the Offer shall be made, together with any amendments and supplements thereto, being referred to herein as the “Offer Documents”) and the Maryland Short Form Merger Notice. Parent and Merger Sub shall cause the Schedule TO and the Offer Documents to comply as to form in all material respects with the requirements of applicable Law. Subject to Section 5.02, the Company consents to the inclusion of a description of the Company Recommendation in the Schedule TO and the Offer Documents. The Company shall furnish in writing to Parent and Merger Sub all information concerning the Company and its Subsidiaries that is required by applicable Laws or reasonably requested by Parent or Merger Sub to be included in the Schedule TO or the Offer Documents so as to enable Parent and Merger Sub to comply with their obligations under this Section 2.01(h). Parent and Merger Sub, on the one hand, and the Company, on the other hand, agree to promptly correct any information provided by it or any of its respective Representatives for use in the Offer Documents, if and to the extent that such information shall have become false or misleading in any material respect or as otherwise required by applicable Law, and Parent and Merger Sub agree to cause the Offer Documents, as so corrected, to be filed with the SEC and disseminated to holders of shares of Company Common Stock, in each case as and to the extent required by all applicable Laws, including the Exchange Act. The Company and its (and the Special Committee’s) legal counsel shall be given a reasonable opportunity to review the Schedule TO and the Offer Documents before they are filed with the SEC, and Parent and Merger Sub shall give due consideration to the reasonable additions, deletions or changes suggested thereto by the Company and its (and the Special Committee’s) legal counsel (it being understood that the

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Company and its (and the Special Committee’s) legal counsel shall provide any comments thereon as soon as reasonably practicable). In addition, Parent and Merger Sub shall provide the Company and its (and the Special Committee’s) legal counsel with copies of any written comments, and shall inform them of any oral comments, that Parent, Merger Sub or their legal counsel may receive from time to time from the SEC or its staff with respect to the Schedule TO or the Offer Documents promptly (and in any event within 48 hours) after receipt of such comments, and any written or oral responses thereto. The Company and its (and the Special Committee’s) legal counsel shall be given a reasonable opportunity to review any proposed written or oral responses to the Schedule TO and Offer Documents and Parent and Merger Sub shall give due consideration to the reasonable additions, deletions or changes suggested thereto by the Company and its (and the Special Committee’s) legal counsel and, to the extent practicable, to participate in any substantive telephonic communications with the staff of the SEC related thereto.

Section 2.02.    Company Actions; Short-Form Merger.

(a)          Schedule 14D-9. Unless the Board of Directors of the Company has effected a Company Adverse Recommendation Change in accordance with Section 5.02, (i) concurrently with or as soon as practicable thereafter on the date that the Schedule TO is filed with the SEC by Merger Sub, the Company shall file with the SEC, in a manner that complies with Rule 14d-9 under the Exchange Act, a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (together with all amendments, supplements and exhibits thereto, the “Schedule 14D-9”) that, subject to Section 5.02, shall contain the Company Recommendation and (ii) the Company agrees to cause the Schedule 14D-9 to be disseminated to holders of shares of Company Common Stock, as and to the extent required by all applicable Laws, including the Exchange Act. The Company shall cause the Schedule 14D-9 to comply as to form in all material respects with the requirements of applicable Law.  Parent and Merger Sub shall furnish in writing to the Company all information concerning Parent and Merger Sub that is required by applicable Laws or reasonably requested by the Company to be included in the Schedule 14D-9 so as to enable the Company to comply with its obligations under this Section 2.02(a). The Company, on the one hand, and Parent and Merger Sub, on the other hand, agree to promptly correct any information provided by it or any of its respective Representatives for use in the Schedule 14D-9, if and to the extent that it shall have become false or misleading in any material respect or as otherwise required by applicable Law, and the Company agrees to cause the Schedule 14D-9, as so corrected, to be filed with the SEC and disseminated to holders of shares of Company Common Stock, in each case as and to the extent required by all applicable Laws, including the Exchange Act. Unless the Board of Directors of the Company has effected a Company Adverse Recommendation Change in accordance with Section 5.02, Parent, Merger Sub and their legal counsel shall be given a reasonable opportunity to review the Schedule 14D-9 before it is filed with the SEC, and the Company shall give due consideration to the reasonable additions, deletions or changes suggested thereto by Parent, Merger Sub and their legal counsel (it being understood that Parent, Merger Sub and their legal counsel shall provide any comments thereon as soon as reasonably practicable). In addition, unless the Board of Directors of the Company has effected a Company Adverse Recommendation Change in accordance with Section 5.02, the Company shall provide Parent, Merger Sub and their legal counsel with copies of any written comments, and shall inform them of any oral comments, that the Company or its (or the Special Committee’s) legal counsel may receive from time to time

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from the SEC or its staff with respect to the Schedule 14D-9 promptly (and in any event within 48 hours) after receipt of such comments, and any written or oral responses thereto. Unless the Board of Directors of the Company has effected a Company Adverse Recommendation Change in accordance with Section 5.02, Parent, Merger Sub and their legal counsel shall be given a reasonable opportunity to review any proposed written or oral responses and the Company shall give due consideration to the reasonable additions, deletions or changes suggested thereto by Parent, Merger Sub and their legal counsel and, to the extent practicable, to participate in any substantive telephonic communications with the staff of the SEC related thereto.

(b)          Company Information. From time to time as reasonably requested by Merger Sub or its agents, the Company shall, or shall cause its transfer agent to, as promptly as practicable furnish or cause to be furnished to Merger Sub a list of its stockholders, mailing labels and any available listing or computer file containing the names and addresses of all record holders of shares of Company Common Stock and lists of securities positions of shares of Company Common Stock held in stock depositories, in each case as of the most recent practicable date, and shall provide to Merger Sub such additional information (including updated lists of stockholders, mailing labels and lists of securities positions) and such other assistance in communicating with the record and beneficial owners of the shares of Company Common Stock as Merger Sub may reasonably request in connection with the Offer. Parent and Merger Sub and their agents shall hold in confidence the information contained in any such labels, listings and files, will use such information only in connection with such transactions and, if this Agreement shall be terminated, will, upon request, promptly (and in any event within 48 hours) deliver, and will cause their agents to promptly deliver (and use commercially reasonable efforts to cause such delivery to occur within 48 hours), to the Company all copies of such information then in their possession or control.

(c)          Acceptance Time. The Company shall register the transfer of shares of Company Common Stock accepted for payment effective immediately after the time at which Merger Sub accepts for payment shares of Company Common Stock tendered and not properly withdrawn pursuant to the Offer (the “Acceptance Time”); provided, that Merger Sub pays for such shares of Common Stock at or immediately after such transfer.

(d)          Short-Form Merger; Subsequent Actions. Promptly following the Acceptance Time, the Parties shall take all necessary and appropriate actions to cause the Merger to become effective as promptly as reasonably practicable without a meeting of the stockholders of the Company as permitted by Section 3-106.1 of the MGCL and otherwise as provided in this Article 2. Without limiting the foregoing, the Merger shall be governed by Section 3-106.1 of the MGCL and the Merger shall be effected at the Closing in accordance therewith. Subject to compliance with Section 2.02(b), the Maryland Short Form Merger Notice will be disseminated with the Offer Documents to the holders of shares of the Company Common Stock.

Section 2.03.    The Merger.  Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the MGCL, at the Effective Time, Merger Sub shall be merged with and into the Company (the “Merger”), and as a result thereof the separate existence of Merger Sub shall cease, and the Company shall be the surviving corporation in the Merger (the “Surviving Corporation”). As a result of the Merger, the Surviving Corporation shall become a wholly owned Subsidiary of Parent.

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Section 2.04.    Closing.  The closing of the Merger (the “Closing”) shall take place at the offices of Bryan Cave LLP, 1290 Avenue of the Americas, New York, New York 10104 at 10:00 a.m., Eastern time, as promptly as practicable following the Acceptance Time, but in no event later than the third (3rd) Business Day following the satisfaction or (to the extent permitted by Law) waiver by the Party or Parties entitled to the benefits thereof of the conditions set forth in Article 6 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by Law) waiver of those conditions), or at such other place, time or date as shall be agreed in writing between Parent and the Company; provided, that the Closing shall in any event not occur earlier than thirty (30) days following the date of dissemination of the Maryland Short Form Merger Notice as set forth in Section 2.01(g)(v). The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

Section 2.05.    Effective Time.  At the Closing, the Parties shall cause the Merger to be consummated by filing with the State Department of Assessments and Taxation of Maryland (the “Maryland Department”) articles of merger (the “Articles of Merger”) in connection with the Merger, in such form as is required by, and executed in accordance with, the MGCL, and the Parties shall make all other filings or recordings required under the MGCL in connection with the Merger.  The Merger shall become effective at the time the Articles of Merger are accepted for record by the Maryland Department or such later date and time (not to exceed thirty (30) days after the Articles of Merger are accepted for record by the Maryland Department) as shall be agreed to by the Company and Parent and specified in the Articles of Merger (the date and time the Merger becomes effective being the “Effective Time”), it being understood and agreed that the Parties shall cause the Effective Time to occur on the Closing Date.

Section 2.06.    Effects of the Merger.  The Merger shall have the effects set forth in this Agreement and specified in the applicable provisions of the MGCL. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 2.07.    Charter and Bylaws of the Surviving Corporation.

(a)          At the Effective Time, the charter of the Company shall be amended and restated to read in its entirety as set forth on Exhibit A hereto, and as so amended and restated shall thereafter be the charter of the Surviving Corporation until thereafter amended in accordance with its terms and as provided by applicable Law (subject to Section 5.05).

(b)          At the Effective Time, the bylaws of the Company shall be amended and restated to read in their entirety as set forth on Exhibit B hereto, and as so amended and restated shall thereafter be the bylaws of the Surviving Corporation until thereafter amended in accordance with their terms and as provided by applicable Law (subject to Section 5.05).

Section 2.08.    Directors and Officers of the Surviving Corporation. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable Law, (a) the directors of Merger Sub at the Effective Time shall be the directors

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of the Surviving Corporation and (b) the individuals appointed by Parent as of the Effective Time shall be the officers of the Surviving Corporation.

Section 2.09.   Conversion of Company Common Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub or the Company or any holder of any securities of any of the foregoing:

(a)          Capital Stock of Merger Sub. Each share of common stock of Merger Sub, par value $0.01 per share, issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation, par value $0.01 per share.

(b)          Cancellation of Parent-Owned Company Common Stock. Each outstanding or issued share of Company Common Stock that is owned by Parent or Merger Sub, or by any Subsidiary of Parent, Merger Sub or the Company, immediately prior to the Effective Time, including each share of Company Common Stock that has been irrevocably accepted for purchase by Merger Sub in the Offer (which shares shall be treated as set forth in Section 2.02(c)) (except to the extent held by any such Person on behalf of a third party) (collectively, the “Excluded Shares”), shall automatically be canceled and shall cease to exist, and no cash, stock or other consideration shall be delivered or deliverable in exchange therefor.

(c)          Conversion of Company Common Stock. Except as otherwise provided in Section 2.09(d), each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Excluded Shares) shall automatically be converted into the right to receive cash in an amount, without interest, equal to the Offer Price (the “Per Share Merger Consideration”). As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate representing any such shares (a “Certificate”) or book-entry shares (“Book-Entry Shares”) (other than Excluded Shares) shall cease to have any rights with respect to such shares, except, in all cases, the right to receive the Per Share Merger Consideration, without interest, in accordance with Section 2.10. The right of any holder of any share of Company Common Stock to receive the Per Share Merger Consideration shall be subject to and reduced by the amount of any withholding that is required under applicable Law.

(d)          Company Stock Awards. The Company shall take all requisite action so that:

(i)          Treatment of Company Stock Options.  Each option (or portion thereof) outstanding immediately prior to the Effective Time to purchase shares of Company Common Stock (“Company Stock Option”) under any stock option plan of the Company, including the TeleCommunication Systems, Inc. Amended and Restated Stock Incentive Plan and any other prior plan agreement or arrangement of the Company (collectively, the “Company Equity Plan”), shall, at the Effective Time, automatically and without any required action on the part of the holder thereof, be canceled in consideration for the right to receive a cash payment with respect thereto equal to the product of (x) the total number of shares of Company Common Stock subject to such canceled Company Stock Option as of the Effective Time and (y) the excess, if any, of (A) the Per Share Merger Consideration over (B) the exercise price per share subject to such canceled Company

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Stock Option, without interest (such amounts payable hereunder, the “Option Payments”); provided, however, that (1) any such Company Stock Option with respect to which the exercise price per share subject thereto is equal to or greater than the Per Share Merger Consideration shall be canceled in exchange for no consideration and (2) such Option Payments may be reduced by the amount of any required Tax withholdings as provided in Section 2.10(h). The Surviving Corporation shall cause each Option Payment to be paid, less any required Tax withholdings, as promptly as practicable following the Effective Time through its payroll systems. From and after the Effective Time, no Company Stock Option shall be outstanding and each Company Stock Option shall only entitle the holder thereof to the payment provided for in this Section 2.09(d)(i).

(ii)         Treatment of Restricted Shares. Each award of shares of Company Common Stock outstanding immediately prior to the Effective Time that is subject to forfeiture or other restrictions (“Restricted Shares”) granted pursuant to a Company Equity Plan shall, unless otherwise agreed to by Parent and selected holders thereof in writing, at the Effective Time, automatically and without any required action on the part of the holder thereof, be canceled in consideration for the right to receive, following the Effective Time and subject to the conditions below, a cash payment with respect thereto equal to the product of (x) the total number of shares of Company Common Stock subject to such Restricted Shares as of the Effective Time and (y) the Per Share Merger Consideration, without interest (such amounts payable hereunder, the “Restricted Share Payments”); provided, however, that such Restricted Share Payments may be reduced by the amount of any required Tax withholdings as provided in Section 2.10(h). The Restricted Share Payment which a former holder of a Restricted Share may be eligible to receive shall be earned subject to the same vesting schedule and other vesting terms and conditions (including any applicable acceleration provisions, except as otherwise agreed to by Parent and selected holders thereof in writing with respect to acceleration provisions relating to certain specified employment or other service termination rights) which applied to such holder’s Restricted Share as of the Effective Time, and such Restricted Share Payment shall become payable, less any required Tax withholdings, on the date or dates that such Restricted Share would have become vested under the vesting schedule in place for such Restricted Share as of immediately prior to the Effective Time.

(iii)        Treatment of Company ESPP. As soon as practicable following the date of this Agreement, the Company shall adopt any resolutions and take any actions that are necessary to provide that with respect to the TeleCommunication Systems, Inc. Third Amended and Restated Employee Stock Purchase Plan (the “Company ESPP”): (A) participants in the Company ESPP may not alter their payroll deductions from those in effect on the date of this Agreement (other than to discontinue their participation in the Company ESPP), (B) any offering period in progress as of the date of this Agreement shall be suspended effective as of the date of this Agreement and shall remain suspended until the earlier to occur of the Effective Time or the termination of this Agreement in accordance with Section 7.01, and no offering period will be commenced after the date of this Agreement, (C) the Company ESPP shall be terminated immediately prior to the Effective Time and (D) the amount of the accumulated contributions of each participant under the Company ESPP as of the termination of the ESPP shall, to the extent not used to purchase shares of Company Common Stock in accordance with the Company ESPP,

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be refunded to such participant as promptly as practicable following the Effective Time.  To the extent used to purchase shares of Company Common Stock, such shares shall be converted into the right to receive the Per Share Merger Consideration pursuant to Section 2.09(c).

(iv)        At or prior to the Effective Time, the Company shall adopt any resolutions (copies of which shall be provided to Parent in advance of the adoption thereof) and take any actions that are necessary to (A) effectuate the treatment of the Company Stock Options and Restricted Shares (collectively, the “Company Equity Awards”) pursuant to this Section 2.09(d), (B) cause the Company Equity Plan to terminate at or prior to the Effective Time and (C) cause the Company ESPP to terminate at or prior to the Effective Time.

(e)          Anti-Dilution. Notwithstanding anything in this Agreement to the contrary, if, from the date of this Agreement until the Effective Time, the number of outstanding shares of Company Common Stock shall have been changed into a different number of shares or a different class by reason of any reclassification, stock split (including a reverse stock split), recapitalization, business combination, tender or exchange offer, readjustment or other similar transaction, or a stock dividend or stock distribution thereon shall be declared with a record date within such period, the Offer Price and the Per Share Merger Consideration shall be appropriately adjusted to provide the holders of shares of Company Common Stock the same economic effect as contemplated by this Agreement prior to such event; provided, however, that (i) in no event shall the aggregate amount payable by Parent pursuant to Section 2.10 after giving effect to any such event exceed the amount that would have been payable pursuant to Section 2.10 had such event not occurred and (ii) nothing in this Section 2.09 shall permit the Company to take any action with respect to its securities that is expressly prohibited by the terms of this Agreement.

Section 2.10.    Disposition of Certificates and Book-Entry Shares.

(a)          Paying Agent. Prior to the Closing, Parent shall appoint a U.S.-based nationally recognized bank or trust company, which shall be reasonably acceptable to the Company, to act as paying agent (the “Paying Agent”) for the payment of the Per Share Merger Consideration to the holders of the shares of Company Common Stock as provided in Section 2.09(c). Parent will enter into a paying agent agreement with the Paying Agent (the “Paying Agent Agreement”) on terms reasonably acceptable to Parent and the Company prior to the Closing. Prior to or at the Closing, Parent shall deposit with the Paying Agent cash in immediately available funds in the amount necessary for payment in accordance with Section 2.09 and this Section 2.10 of the aggregate Per Share Merger Consideration payable pursuant to this Agreement, except as otherwise provided in Section 2.09(d) (such total deposited cash being hereinafter referred to as the “Payment Fund”). The Paying Agent shall make payments of the Per Share Merger Consideration out of the Payment Fund in accordance with this Agreement and the Paying Agent Agreement. Except as provided in Section 2.10(f), the Payment Fund shall not be used for any other purpose.

(b)          Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of

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shares of Company Common Stock on the records of the Company. From and after the Effective Time, the holders of Certificates and Book-Entry Shares representing ownership of shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have rights with respect to such shares except as otherwise provided for herein. From and after the Effective Time, any Certificates or Book-Entry Shares presented to the Paying Agent, Parent or the Surviving Corporation for any reason (other than Certificates or Book-Entry Shares representing Excluded Shares) shall be canceled and exchanged for the Per Share Merger Consideration payable in respect of such shares pursuant to this Article 2.

(c)          Payment Procedures.

(i)          As soon as possible after the Effective Time (and in any event within three (3) Business Days thereafter), Parent and the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of a Certificate or Certificates that immediately prior to the Effective Time represented outstanding shares of Company Common Stock (other than Excluded Shares) (A) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass to the Paying Agent, only upon delivery of the Certificates (or affidavits of loss in lieu thereof) to the Paying Agent, and which letter shall be in such form and have such other provisions as Parent and the Company may reasonably agree) and (B) instructions for use in effecting the surrender of the Certificates (or affidavits of loss in lieu thereof) in exchange for the Per Share Merger Consideration to which the holder thereof is entitled. Upon surrender of any Certificate (or affidavit of loss in lieu thereof) to the Paying Agent, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may be reasonably required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor an amount of cash in immediately available funds equal to (x) the number of shares of Company Common Stock represented by such Certificate (or affidavits of loss in lieu thereof) multiplied by (y) the Per Share Merger Consideration (less any required Tax withholdings as provided in Section 2.10(h)), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of shares of Company Common Stock that is not registered in the transfer records of the Company, payment may be made to a Person other than the Person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such Tax has been paid or is not applicable. No interest shall be paid or accrue on any cash payable upon surrender of any Certificate.

(ii)         Notwithstanding anything to the contrary in this Agreement, any holder of Book-Entry Shares shall not be required to deliver a Certificate or an executed letter of transmittal to the Paying Agent to receive the Per Share Merger Consideration that such holder is entitled to receive pursuant to this Article 2. In lieu thereof, each holder of record of one or more Book-Entry Shares whose Shares were converted into the right to receive the Per Share Merger Consideration shall upon receipt by the Paying Agent of an “agent’s message” in customary form (or such other documentation or evidence, if any,

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as the Paying Agent may reasonably request), be entitled to receive, and Parent shall cause the Paying Agent to pay and deliver as promptly as reasonably practicable after the Effective Time, the Per Share Merger Consideration in respect of each such share of Company Common Stock (less any required Tax withholdings as provided in Section 2.10(h)), and the Book-Entry Shares of such holder shall forthwith be cancelled.  No interest shall be paid or accrue on any cash payable upon conversion of any Book-Entry Shares.

(d)          Termination of Payment Fund. Any portion of the Payment Fund which remains unclaimed for nine (9) months after the Effective Time shall be delivered to the Surviving Corporation or Parent (at Parent’s election), and any holders of shares of Company Common Stock prior to the Effective Time who have not theretofore complied with this Article 2 shall thereafter look only to Parent for, and Parent shall remain liable for, payment of the Per Share Merger Consideration (subject to abandoned property, escheat or similar Laws).

(e)          No Liability. None of Parent, Merger Sub, the Surviving Corporation, the Company or the Paying Agent, or any employee, officer, director, agent, representative or Affiliate thereof, shall be liable to any Person in respect of the Per Share Merger Consideration from the Payment Fund properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.  Any Per Share Merger Consideration remaining unclaimed by former holders of Company Common Stock immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority shall, to the fullest extent permitted by applicable Law, become the property of the Surviving Corporation free and clear of any claims or interest of any Person previously entitled thereto.

(f)          Investment of Payment Fund. The Paying Agent shall invest the Payment Fund as directed by Parent (on behalf of the Surviving Corporation); provided, that such investments shall be in obligations of or guaranteed by the United States of America or in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in funds investing solely in such obligations that provide for same day liquidity. Any net profit resulting from, or interest or income produced by, such investments shall be paid to the Surviving Corporation or Parent (at Parent’s election). To the extent that there are losses with respect to such investments, or the Payment Fund diminishes for other reasons below the level required to make prompt cash payments of the aggregate Per Share Merger Consideration as contemplated hereby, Parent shall promptly replace or restore the portion of the Payment Fund required so as to ensure that the Payment Fund is, at all times, maintained at a level sufficient to make such payments.

(g)          Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit, in form and substance reasonably acceptable to Parent,  of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, and, if required by Parent or the Paying Agent, the posting by such Person of a bond in such reasonable and customary amount as Parent or the Paying Agent may direct as indemnity against any claim that may be made against it or the Surviving Corporation or any of their Affiliates with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Per Share Merger Consideration payable in respect thereof, pursuant to this Agreement.

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(h)          Withholding Rights. Parent, the Surviving Corporation or the Paying Agent, as applicable, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement and the other transactions contemplated by this Agreement to any Person such amounts as such party reasonably determines it is required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any provision of state, local or foreign Law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement and the other agreements entered into in connection with the other transactions contemplated by this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

(i)          No Dissenters’ or Appraisal Rights. No dissenters’ or appraisal rights or rights of an objecting stockholder (under Section 3-201 et seq. of the MGCL or otherwise) shall be available with respect to the Merger or the other transactions contemplated hereby.

Section 2.11.   Further Assurances.  If, at any time after the Effective Time, the Surviving Corporation shall determine that any actions are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Merger Sub acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, then the officers and directors of the Surviving Corporation shall be authorized to take all such actions as may be necessary or desirable to vest all right, title or interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

Article 3
Representations and Warranties of the Company

Except (i) as disclosed in the Company SEC Documents filed with or furnished to the SEC by the Company since January 1, 2014 and publicly available via the SEC’s EDGAR service prior to the date of this Agreement (other than in any “risk factor” disclosure or any other forward-looking, cautionary or predictive statements set forth therein and provided that nothing in such Company SEC Documents shall be deemed to modify or qualify the representations and warranties set forth in Section 3.02 or Section 3.04) or (ii) as set forth in the disclosure letter, dated as of the date hereof, delivered by the Company to Parent concurrently with the execution of this Agreement (the “Disclosure Letter”) (it being understood and agreed that any disclosure set forth in one section or subsection of the Disclosure Letter shall be deemed to be disclosed by the Company for, and apply to and qualify, the section or subsection of this Agreement to which it corresponds and each other section or subsection of this Agreement and each other section or subsection of the Disclosure Letter to the extent that it is reasonably apparent on its face that such disclosure is applicable to such other section or subsection of this Agreement or the Disclosure Letter), the Company represents and warrants to Parent and Merger Sub as follows:

Section 3.01.    Organization, Standing and Corporate Power.  The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Maryland and has all corporate power and authority required to own, lease and operate its assets and properties and to carry on its business as currently conducted. The Company is duly

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qualified or licensed to do business as a foreign corporation and is in good standing (with respect to jurisdictions that recognize that concept) in each jurisdiction where the nature of its properties and the conduct of its business require such qualification, licensing or good standing, except where the failure to be so qualified, licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.  The Company’s Organizational Documents, as currently in effect, are included in the Company SEC Documents and the Company is in compliance in all material respects with such Organizational Documents.

Section 3.02.    Authority.

(a)          The Company has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement and to consummate the Offer, the Merger and the other transactions contemplated hereby.  The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and, assuming the conditions of Section 3-106.1 of the MGCL have been satisfied, no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or the Offer or the Merger or to consummate the transactions contemplated hereby (subject, with respect to the Merger, to the filing of the Articles of Merger with and acceptance for record of the Articles of Merger by the Maryland Department).  This Agreement has been duly and validly authorized, executed and delivered by the Company and, assuming the due and valid authorization, execution and delivery of this Agreement by the other Parties, this Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting or relating to creditors’ rights generally and general equitable principles (the “Bankruptcy and Equity Exceptions”).

(b)          At a meeting duly called and held, the Board of Directors of the Company, acting upon the unanimous recommendation of the Special Committee, has, by unanimous vote of all of the directors, (i) determined that this Agreement, the Offer, the Merger and the other transactions contemplated hereby are fair to and in the best interests of the Company and the Company’s stockholders, (ii) approved and declared advisable this Agreement, the Offer, the Merger and the other transactions contemplated hereby and (iii) subject to Section 5.02, resolved to recommend that the stockholders of the Company accept the Offer and tender their shares of Company Common Stock to Merger Sub in the Offer (the “Company Recommendation”) and include such Company Recommendation in the Schedule 14D-9, which resolutions have not as of the date hereof been subsequently rescinded, modified or withdrawn in any way.

Section 3.03.    Non-Contravention; Consents and Approvals.

(a)          The execution and delivery of this Agreement by the Company do not, and the consummation by the Company of the transactions contemplated hereby will not, (i) result in a violation of any provision of the Organizational Documents of the Company or any of its Subsidiaries, (ii) assuming that all consents, approvals and authorizations contemplated by Section 3.03(b) have been obtained and all notices and filings described in Section 3.03(b) have

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been made, result in a violation of any Law or Order applicable to, binding upon or enforceable against the Company or any of its Subsidiaries or any of their respective properties or assets, (iii) result in any breach of, or constitute a default (or an event which would, with the passage of time or the giving of notice or both, constitute a default) under, or give rise to a right of acceleration or termination under, or require any notice, consent or waiver under, any Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective assets may be bound, or (iv) result in the creation of any Lien (other than Permitted Liens) on any assets of the Company or any of its Subsidiaries, except in the case of clauses (ii), (iii) and (iv) as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

(b)          No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any Governmental Authority is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation of the Merger or the other transactions contemplated by this Agreement, except (i) as required under the HSR Act or under any other applicable Antitrust Law, (ii) as required under applicable requirements of the Securities Act, the Exchange Act, other applicable foreign securities laws, and state securities, takeover and “blue sky” laws, as may be required in connection with this Agreement and the transactions contemplated hereby, (iii) the filing of the Articles of Merger and the acceptance for record by the Maryland Department of the Articles of Merger pursuant to the MGCL, (iv) any filings with and approvals of the NASDAQ Global Market and (v) such other consents, approvals, orders, authorizations, actions, registrations, declarations and filings the failure of which to be obtained or made, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

Section 3.04.    Capitalization.

(a)          The authorized capital stock of the Company consists of (i) 225,000,000 shares of Class A Company Common Stock and (ii) 75,000,000 shares of Class B Company Common Stock. As of the close of business on November 19, 2015 (the “Specified Date”):

(i)          57,785,321 shares of Class A Company Common Stock (which includes 888,264 Restricted Shares) were issued and outstanding, and 505,748 Restricted Shares were unearned;

(ii)         4,801,245 shares of Class B Company Common Stock were issued and outstanding;

(iii)        18,182,473 shares of Class A Company Common Stock were reserved and available for issuance upon or otherwise deliverable in connection with the grant of equity-based awards or the exercise of Company Stock Options, of which 16,095,607 shares of Class A Company Common Stock were subject to issuance pursuant to the exercise of outstanding Company Stock Options;

(iv)        1,676,996 shares of Class A Company Common Stock were reserved for issuance under the Company ESPP; and

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(v)         4,831,850 shares of Class A Company Common Stock were reserved for issuance pursuant to the conversion or exchange of the Convertible Notes.

(b)          Section 3.04(b) of the Disclosure Letter contains a true, correct and complete list, as of the date hereof, of the name of each holder of Company Stock Options and Restricted Shares, the number of outstanding Company Stock Options and Restricted Shares held by such holder, the grant date of each such Company Stock Option and Restricted Share, the number of shares of Company Common Stock such holder is entitled to receive upon the exercise of each Company Stock Option and the corresponding exercise price, and the vesting schedule of each such Restricted Share.  Except as set forth in Section 3.04(b) of the Disclosure Letter, each Company Stock Option and Restricted Share grant was made in accordance in all material respects with the terms of the applicable Company Equity Plan and applicable Law.

(c)          Except as set forth in this Section 3.04 and for changes since the Specified Date resulting from the issuance of shares of Company Common Stock pursuant to the Company Stock Options set forth above in this Section 3.04 or the Company ESPP in accordance with Section 2.09(d)(iv), or as expressly permitted by Section 5.01, there are no issued, reserved for issuance or outstanding (i) shares of capital stock or other voting securities of or other ownership interest in the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or other voting securities of or other ownership interest in the Company, (iii) warrants, calls, options or other rights to acquire from the Company, or other obligations of the Company to issue, any capital stock, other voting securities or securities convertible into or exchangeable for, capital stock or other voting securities of or other ownership interest in the Company or (iv) restricted shares, restricted stock units, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other voting securities of or ownership interests in, the Company, and there are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any such securities.

(d)          All outstanding securities of the Company have been duly authorized and validly issued in compliance in all material respects with all applicable Laws, including the Securities Act and “blue sky” Laws, are fully paid and nonassessable and are free of preemptive rights. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote. Except for the Support Agreements, neither the Company nor any of its Subsidiaries is a party to any voting Contract with respect to the voting of any of its securities.

Section 3.05.    Subsidiaries.

(a)          Section 3.05(a) of the Disclosure Letter lists each Subsidiary of the Company as of the date hereof, as well as its respective jurisdiction of organization, the authorized and outstanding shares of capital stock or other equity interests and the registered and beneficial owner thereof, as well as the Company’s classification thereof for U.S. federal income tax purposes (e.g., as a partnership, corporation or an entity disregarded from its owner). Each Subsidiary of the Company is a corporation or other entity duly incorporated or organized,

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validly existing and in good standing (with respect to jurisdictions that recognize that concept) under the Laws of its jurisdiction of incorporation or organization and has all corporate or other organizational power and authority, as applicable, required to own, lease and operate its assets and properties and to carry on its business as currently conducted.  Each such Subsidiary is duly qualified or licensed to do business as a foreign corporation or other entity, as applicable, and is in good standing (with respect to jurisdictions that recognize that concept) in each jurisdiction where the nature of its properties and the conduct of its business require such qualification, licensing or good standing, except where the failure to be so qualified, licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect. The Company has made available to Parent true, correct and complete copies of the Organizational Documents of each of its Subsidiaries. Each Subsidiary of the Company is in compliance with its Organizational Documents, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)          Except as set forth in Section 3.05(b) of the Disclosure Letter, all of the outstanding shares of capital stock of, or other equity interests in, each Subsidiary of the Company have been duly authorized, offered and validly issued in compliance in all material respects with all applicable Laws, including the Securities Act and “blue sky” Laws, and are fully paid and nonassessable and free of any preemptive rights, and are owned directly or indirectly by the Company free and clear of all Liens, and free of any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity interests. There are no issued, reserved for issuance or outstanding (i) securities of any Subsidiary of the Company convertible into or exchangeable for shares of capital stock or other voting securities of or other ownership interest in any Subsidiary of the Company, (ii) warrants, calls, options or other rights to acquire from the Company or any of its Subsidiaries, or other obligations of the Company or any of its Subsidiaries to issue, any capital stock, other voting securities or securities convertible into or exchangeable for capital stock or other voting securities of or other ownership interest in any Subsidiary of the Company or (iii) restricted shares, restricted stock units, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other voting securities of or ownership interests in, any Subsidiary of the Company, and there are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any such securities. Neither the Company nor any of its Subsidiaries, directly or indirectly, owns any interest in any Person other than the Company’s Subsidiaries.

Section 3.06.    Company SEC Documents; Financial Statements.

(a)          The Company has timely filed or furnished all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) with the SEC required to be filed or furnished by the Company under the Securities Act and Exchange Act since January 1, 2013 (such documents, collectively with any documents filed or furnished during such period by the Company to the SEC on a voluntary basis, any exhibits and schedules to any of the foregoing documents and other information incorporated therein, the “Company SEC Documents”). Each of the Company SEC Documents, as of the time of its filing or, if applicable, as of the time of its most recent amendment, complied in all material respects

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with, to the extent in effect at such time, the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act and, in each case, the rules and regulations of the SEC promulgated thereunder, applicable to such Company SEC Document, and none of the Company SEC Documents when filed or, if amended, as of the date of such most recent amendment, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. No principal executive officer of the Company has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act with respect to any Company SEC Document and, at the time of filing or submission of each such certification, the statements contained in each such certification were complete and correct in all material respects. Each of the audited and unaudited consolidated financial statements (including the related notes and schedules thereto and capital stock line items included in the balance sheets therein) of the Company included in the Company SEC Documents (or incorporated therein by reference) complied at the time it was filed or, if amended, as of the date of such most recent amendment, as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of such filing or amendment, had been prepared in accordance with GAAP (except as may be indicated in the notes thereto or, in the case of unaudited financial statements, as permitted by the rules and regulations of the SEC) and fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of its operations and cash flows for the periods then ended (subject, in the case of unaudited financial statements, to normal period-end audit adjustments that are not material in amount). Except as set forth in Section 3.06(a) of the Disclosure Letter, (i) to the Knowledge of the Company, none of the Company SEC Documents is the subject of ongoing SEC review or outstanding SEC investigation and (ii) there are no outstanding or unresolved comments from the SEC with respect to any of the Company SEC Documents. None of the Company’s Subsidiaries is required to file periodic reports with the SEC.

(b)          The Company has established and maintains “disclosure controls and procedures” (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by the Company in the reports it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and all such material information is made known to the Company’s principal executive officer and principal financial officer to allow timely decisions regarding required disclosure and to make the certifications of the principal executive officer and principal financial officer required under the Exchange Act with respect to such reports. The Company has established and maintains a system of “internal control over financial reporting” (as defined in Rule 13a-15 under the Exchange Act). Such internal controls are reasonably sufficient in all material respects to provide reasonable assurance (i) regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, (ii) that receipts and expenditures of the Company and its Subsidiaries are being made only in accordance with authorizations of management and the Board of Directors of the Company, and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s and its Subsidiary’s assets that could have a material effect on the Company’s consolidated financial statements. The Company has disclosed, based on its most recent evaluation of internal controls prior to the date of this Agreement, to the Company’s auditors and

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audit committee (x) any significant deficiencies and material weaknesses in the design or operation of internal controls which would be reasonably expected to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in internal controls.

(c)          Since the enactment of the Sarbanes-Oxley Act, the Company has not extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any executive officer of the Company (as defined in Rule 3b-7 under the Exchange Act) or director of the Company in violation of Section 402 of the Sarbanes-Oxley Act. There are no outstanding loans or other extensions of credit made by the Company to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company.

(d)          Neither the Company nor any of its Subsidiaries is party to, or has any commitment to become a party to, any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Securities Act).

Section 3.07.   No Undisclosed Liabilities.  The Company and its Subsidiaries do not have any liabilities or obligations of any nature required by GAAP to be reflected in a consolidated balance sheet of the Company and its Subsidiaries except for (a) those reflected or reserved against in the Company Balance Sheet, (b) liabilities and obligations incurred since the Company Balance Sheet Date in the ordinary course of business consistent with past practice, (c) liabilities and obligations arising under this Agreement or the transactions contemplated hereby or (d) liabilities or obligations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.08.    Schedule 14D-9.  The information supplied or to be supplied by or on behalf of the Company expressly for inclusion or incorporation by reference in the Offer Documents (and any amendment thereof or supplement thereto), will not, when filed with the SEC, when distributed or disseminated to the Company’s stockholders, and at the Expiration Date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Schedule 14D-9, and all amendments and supplements thereto, and any other document required to be filed with the SEC or required to be distributed or otherwise disseminated to the Company’s stockholders in connection with the transactions contemplated hereby, will comply as to form in all material respects with the applicable requirements of the Exchange Act, and will not, when filed with the SEC, when distributed or disseminated to the Company’s stockholders, and at the Expiration Date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 3.08 will not apply to statements or omissions included in the Schedule 14D-9 or any other document filed or distributed by the Company based upon information furnished to the Company in writing by Parent or Merger Sub specifically for use therein.

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Section 3.09.    Absence of Certain Developments.  Except as set forth in Section 3.09 of the Disclosure Letter or as otherwise required by, or necessary to effectuate the transactions contemplated by, this Agreement, since January 1, 2015, (a) through the date of this Agreement, other than in connection with the sale of the Company and the negotiation and execution of this Agreement, the business of the Company and its Subsidiaries has been conducted in all material respects in the ordinary course of business consistent with past practice and (b) through the date of this Agreement, neither the Company nor any of its Subsidiaries has taken any action that, had such action been taken during the period from the date hereof through the Effective Time, would require the prior written consent of Parent pursuant to Section 5.01(c), (e), (j), (k) or (l). Since January 1, 2015, there has not occurred a Material Adverse Effect.

Section 3.10.    Litigation.  Except as set forth in Section 3.10 of the Disclosure Letter, there are no Actions pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their respective assets, or to the Knowledge of the Company any executive officer, director or employee of the Company or any of its Subsidiaries in their capacities as such, at law or in equity, by or before any Governmental Authority, that, individually or in the aggregate, is or would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. Except as set forth in Section 3.10 of the Disclosure Letter, there are no Actions by the Company or any of its Subsidiaries currently pending or, to the Knowledge of the Company, which the Company or any of its Subsidiaries intend to initiate, in each case that are or would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. Neither the Company nor any of its Subsidiaries is subject to any Order, except for any Order that is not and would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

Section 3.11.    Compliance with Laws.  Except as set forth in Section 3.11 of the Disclosure Letter or as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(a)          the Company and its Subsidiaries are, and since January 1, 2013 have been, in compliance with all Laws applicable to the Company or any of its Subsidiaries or by which any of their respective properties or assets are bound or affected;

(b)          (i) the Company and its Subsidiaries have in effect all licenses, approvals, permits, authorizations, franchises, establishment registrations, easements, variances, consents, certificates, grants and Orders of any Governmental Authority that are necessary to the operation of their business as currently conducted (collectively, “Permits”), (ii) such Permits are valid and in full force and effect, (iii) neither the Company nor any of its Subsidiaries is in default or violation under any such Permits, and (iv) there are no Actions pending or, to the Knowledge of the Company, threatened, and neither the Company nor any of its Subsidiaries has received written notice from any Governmental Authority, relating to the suspension, termination, failure to renew, revocation or modification of any such Permits.

This Section 3.11 does not relate to Tax matters, Labor or Employment matters, Employee Benefit Plans, Intellectual Property matters or Environmental matters, those topics being the subject of Sections 3.13, 3.14, 3.15, 3.16 and 3.18, respectively.

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Section 3.12.    Material Contracts.

(a)          Except for this Agreement and except for Contracts filed or furnished as exhibits to, or incorporated by reference into, the Company SEC Documents, Section 3.12(a) of the Disclosure Letter sets forth, as of the date hereof, a true, correct and complete list of the following Contracts (x) to which the Company or any of its Subsidiaries is a party or (y) by which the Company, any of its Subsidiaries or any of their respective properties or assets are bound:

(i)          any Contract that would be required to be filed by the Company as a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Securities Act), whether or not filed by the Company with the SEC;

(ii)         any Contract that contains covenants that limit the ability of the Company or any of its Subsidiaries (or, following the consummation of the Merger, the Surviving Corporation or Parent or any of its Subsidiaries) (A) to compete in any business or with any Person or in any geographic area or to sell, supply or distribute any service or product (including any non-compete, requirements, exclusivity or “most-favored nation” provisions), including any exclusive teaming agreement or (B) to purchase or acquire an interest in or the assets of any Person, except, in each case, for any such Contract that may be cancelled without notice or penalty or other liability of the Company or any of its Subsidiaries upon notice of ninety (90) days or less;

(iii)        any joint venture, partnership or strategic alliance Contract related to the formation, creation, operation, management or control of any joint venture, partnership or similar arrangement in which the Company or any of its Subsidiaries owns an interest;

(iv)        any Contract that involves (A) the use or license by the Company or any of its Subsidiaries of any Intellectual Property owned by a third party (other than shrink-wrap, click-wrap and off-the-shelf or non-customized commercially available software with annual license, maintenance, support and other fees of less than $100,000 in the aggregate) or (B) the joint development of products or technology with a third party;

(v)         any Contract that involves the license by the Company or any of its Subsidiaries of any of the Company Intellectual Property to any third party, other than non-exclusive trademark licenses that are granted pursuant to commercial relationships between the Company or its Subsidiaries, on the one hand, and their customers, vendors or suppliers, on the other hand, in the ordinary course of business;

(vi)        any Contract that constitutes a manufacturing, supply, distribution or marketing Contract that provides for payment obligations to or by the Company of at least $500,000 in the past twelve (12) months or in any prospective twelve (12) month period;

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(vii)       other than solely among wholly owned Subsidiaries of the Company, any Contract that relates to indebtedness having an outstanding principal amount in excess of $500,000, but excluding any ordinary course trade payables;

(viii)      any Contract that relates to (A) any acquisition, divestiture, merger or similar transaction completed in the five (5) year period immediately preceding the date hereof and contains material obligations that are still in effect (excluding any transactions solely among the Company and any wholly owned Subsidiary of the Company), or (B) the acquisition or disposition, directly or indirectly (by merger, purchase or sale of stock or assets or otherwise) of material assets, a business or capital stock or other equity interest of another Person that has not yet been consummated;

(ix)         any Contract that has any current or ongoing obligations to, or rights in favor of, any current or former director, officer, stockholder, Affiliate of the Company or any of its Subsidiaries, including any Contract that obligates the Company or any of its Subsidiaries to indemnify or hold harmless any past or present director, officer, trustee or employee of the Company or any of its Subsidiaries (other than the Organizational Documents of the Company or any of its Subsidiaries);

(x)          any Contract that provides for material “earn-outs” or other material contingent payments by the Company or any of its Subsidiaries following the date hereof (other than any such obligations (A) that are indemnification obligations or (B) that provide for potential payments of less than $250,000);

(xi)         any Government Contract and each outstanding Government Bid, in each case, if the actual or potential award amount is $3,000,000 or greater;

(xii)        any Contract that involves a grant to any Person of any right of first offer or right of first refusal to purchase, lease, sublease, use, possess or occupy all or any substantial part of any material assets, rights or properties of the Company or any of its Subsidiaries;

(xiii)       any Contract that constitutes an interest rate cap, interest rate collar, interest rate swap or other Contract relating to a hedging transaction; or

(xiv)      any Contract that would reasonably be expected to involve aggregate payments by the Company or any of its Subsidiaries or to the Company or any of its Subsidiaries under such Contract of more than $3,000,000 in any one year or $10,000,000 over the term of such Contract, other than any such Contract that may be cancelled without notice or penalty or other liability of the Company or any of its Subsidiaries upon notice of ninety (90) days or less.

(b)          Each Contract of the type described in Section 3.12(a) of the Disclosure Letter is referred to herein as a “Material Contract” and  is valid and binding on the Company or one of its

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Subsidiaries, as applicable, and to the Knowledge of the Company, each other party thereto and is in full force and effect and enforceable in accordance with its terms, subject to the Bankruptcy and Equity Exception, except to the extent that  the failure to be valid and binding or in full force and effect, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any counterparty, is in breach or default under any Material Contract and no event has occurred that with the lapse of time or the giving of notice or both would constitute a breach or default thereunder by the Company or any of its Subsidiaries or, to the Company’s Knowledge, by any other party thereto, except for those breaches or defaults which have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. During the twelve (12) month period prior to the date hereof, neither the Company nor any of its Subsidiaries has received any written notice of termination in respect of any Material Contract. The Company has filed with the SEC or made available to Parent true, correct and complete copies of each of the Material Contracts.

Section 3.13.    Taxes. Except as set forth in Section 3.13 of the Disclosure Letter:

(a)          All material Tax Returns required by applicable Law to be filed with any Taxing Authority by, or on behalf of, the Company or any of its Subsidiaries have been filed on a timely basis in accordance with all applicable Law, and all such Tax Returns are true, correct and complete in all material respects.

(b)          The Company and each of its Subsidiaries has paid (or caused to be paid) or has withheld and remitted to the appropriate Taxing Authority all Taxes due and payable, or, where payment is not yet due, has established in accordance with GAAP an adequate accrual for all material Taxes through the date of this Agreement.  To the Knowledge of the Company, the Company and each of its Subsidiaries has complied with all information reporting and backup withholding provisions of applicable Law.

(c)          There is no Action now pending or, to the Knowledge of the Company, threatened against or with respect to the Company or its Subsidiaries in respect of any material Tax.  To the Knowledge of the Company, no claim has been made by any Taxing Authority in a jurisdiction in which the Company or any of its Subsidiaries does not file Tax Returns that any such entity is, or may be, subject to Tax by that jurisdiction. The relevant statute of limitations is closed with respect to the federal income Tax Returns of the Company and each of its Subsidiaries for all years through July 31, 2011.

(d)          Neither the Company nor any of its Subsidiaries has granted (or is subject to) any waiver or extension (that has not been withdrawn, expired or otherwise terminated pursuant to its terms) of the statute of limitations for the assessment or payment of any Tax or the filing of any Tax Return.

(e)          During the five-year period ending on the date of this Agreement, neither the Company nor any of its Subsidiaries was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code (or any similar provisions of state, local or foreign Law) or which otherwise constitutes part of a “plan” or “series of related transactions” within the meaning of Section 355(e) of the Code in conjunction with the Merger.

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(f)          Neither the Company nor any of its Subsidiaries is liable for Taxes of any Person (other than the Company and its Subsidiaries) as a result of being (i) a transferee or successor of such Person, (ii) a member of an affiliated, consolidated, combined or unitary group that includes such Person as a member or (iii) a party to a Tax sharing or Tax allocation agreement or any other express or implied agreement to indemnify such Person.

(g)          The Subsidiaries of the Company do not collectively own more than 5% of the issued and outstanding shares of Company Common Stock.

(h)          There are no Liens (other than Permitted Liens) for material Taxes upon any property or assets of the Company or any of its Subsidiaries.

(i)          No closing agreement pursuant to Section 7121 of the Code (or any similar provisions of state, local or foreign Law) or any ruling with respect to Taxes has been entered into by or with respect to the Company or any of its Subsidiaries that still has any effect.

(j)          None of the Company or any of its Subsidiaries has been included in any “consolidated,” “unitary” or “combined” Tax Return (other than Tax Returns which include only the Company and any of its Subsidiaries) provided for under the laws of the United States, any foreign jurisdiction or any state or locality with respect to Taxes for any taxable year.

(k)          None of the Company or any of its Subsidiaries has engaged in any transaction that could give rise to (i) a disclosure obligation under Section 6111 of the Code or the regulations thereunder, (ii) a list maintenance obligation with respect to any Person under Section 6112 of the Code or the regulations thereunder, or (iii) a disclosure obligation as a “reportable transaction” under Section 6011 of the Code and the regulations thereunder.

Section 3.14.    Labor and Employment Matters.  Neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement. To the Knowledge of the Company, there is currently no organized effort by any labor union to organize any employees of the Company and its Subsidiaries into one or more collective bargaining units. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (a) neither the Company nor any of its Subsidiaries has experienced any strike, dispute, walkout, slowdown, work stoppage or claim of unfair labor practices or other collective bargaining dispute during the past three (3) years and none are pending or, to the Knowledge of the Company, threatened in writing, (b) there are no Actions against the Company or any of its Subsidiaries relating to any current or former employee or individual independent contractor of the Company or any of its Subsidiaries and (c) the Company and each of its Subsidiaries are in compliance with all applicable Laws relating to employment, including Laws relating to terms and conditions of employment, safety and health, discrimination, workers’ compensation, mass layoffs, plant closings, worker classification, exempt or non-exempt status of employees, hours of work and the payment of wages or overtime wages.

Section 3.15.    Employee Benefit Plans.

(a)          Section 3.15(a) of the Disclosure Letter sets forth a true, correct and complete list of each material Benefit Plan.  With respect to the Benefit Plans listed on Section 3.15(a) of the

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Disclosure Letter, to the extent applicable, true, correct and complete copies of the following have been provided to Parent by the Company: (i) such Benefit Plans, including amendments thereto; (ii) the most recent annual report on Form 5500 filed with respect to each such Benefit Plan (if required by applicable Law) and the most recent actuarial report, financial statement or valuation report in respect of each such Benefit Plan, if any; (iii) the most recent summary plan description for each such Benefit Plan for which a summary plan description is required by applicable Law and all related summaries of material modifications; (iv) the most recent Internal Revenue Service determination, notification, or opinion letter, if any, received with respect to any such applicable Benefit Plan; (v) each trust agreement relating to any such Benefit Plan (as applicable); and (vi) all material correspondence to or from any Governmental Authority relating to any such Benefit Plan.  Each Benefit Plan has been administered in accordance with its terms except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect. The Company and its Subsidiaries (with respect to each Benefit Plan) and each Benefit Plan (and any related trust) are in compliance with the applicable provisions of ERISA, the Code and all other applicable Laws and, other than routine claims for benefits, there are no Actions that are pending or, to the Knowledge of the Company, threatened against or involving any Benefit Plan or asserting any rights to or claims for benefits under any Benefit Plan, except in each case for non-compliance or any such suits, claims, proceedings, actions, governmental audits or investigations that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

(b)          Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect, all Benefit Plans intended to be qualified within the meaning of Section 401(a) of the Code have received favorable determination or opinion letters from the Internal Revenue Service or, in the alternative, are entitled to rely upon a favorable determination or opinion letter issued to a master or prototype plan under which any such Benefit Plan has been adopted, to the effect that such Benefit Plans are so qualified and the related trusts are exempt from Federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code, and no such determination or opinion letter has been revoked (nor, to the Knowledge of the Company, has revocation been threatened in writing), and to the Knowledge of the Company no event has occurred since the date of the most recent determination or opinion letter relating to any such Benefit Plan that would reasonably be expected to adversely affect the qualification of such Benefit Plan or materially increase the costs relating thereto or require security under Section 307 of ERISA.  No non-exempt “prohibited transaction” (within the meaning of Section 4975 of the Code and Section 406 of ERISA) has occurred or is reasonably expected to occur with respect to any Benefit Plan.

(c)          No Benefit Plan is a “multiemployer plan” (as defined in Section 3(37) or 4001(a)(3) of ERISA) or other pension plan subject to Title IV of ERISA or Section 412 of the Code.  During the six (6) years prior to the date hereof, no liability under Title IV or Section 302 of ERISA has been incurred by the Company or any ERISA Affiliate that has not been satisfied in full, and, to the Knowledge of the Company, no condition exists that presents a risk to the Company or any such ERISA Affiliates of incurring any such liability. Neither the Company nor any of its ERISA Affiliates sponsors, maintains, or contributes to, or has within the last six (6) years prior to the date hereof sponsored, maintained or contributed to, a multiemployer plan or other pension plan subject to Title IV of ERISA or Section 412 or Section 430 of the Code.

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(d)          With respect to each Benefit Plan, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect, no event has occurred that would be reasonably expected to subject the Company or any of its Subsidiaries to any Tax, fine, Lien (other than Permitted Liens), penalty or other liability imposed by ERISA, the Code or other applicable Laws, rules and regulations.

(e)          Except as set forth in Section 3.15(e) of the Disclosure Letter and except as otherwise specifically so contemplated in this Agreement, with respect to each current or former employee, director, independent contractor or other service provider of the Company or any of its Subsidiaries, the consummation of the transactions contemplated by this Agreement will not, either alone or together with any other event, (i) entitle any such person to compensation, severance or termination pay, (ii) accelerate the time of payment or vesting, or trigger any payment or funding (through a grantor trust or otherwise) of, compensation or benefits under, or increase the amount payable or trigger any other material obligation pursuant to, any Benefit Plan, or (iii) result in payments under any Benefit Plan that would not be deductible under Section 280G of the Code. Except as set forth in Section 3.15(e) of the Disclosure Letter, no Benefit Plan provides for a Person’s right to, and no Person is entitled to, receive any additional payment (including any tax gross-up or other payment) as a result of the imposition of the excise Taxes required by Section 4999 of the Code or any Taxes required by Section 409A of the Code or otherwise.

(f)          Except as set forth in Section 3.15(f) of the Disclosure Letter, neither the Company nor any of its Subsidiaries has any liability in respect of post-retirement health, medical or life insurance benefits for retired, former or current employees or directors of the Company or its Subsidiaries except as required by applicable Law.

(g)          With respect to each Benefit Plan subject to the laws of any jurisdiction outside the United States, (i) the unfunded liabilities, if any, of such Benefit Plan have been properly accrued on the financial statements of the Company to the extent required by GAAP, (ii) if required to be registered, has been registered with the appropriate regulatory authorities and has been maintained in good standing with the appropriate regulatory authorities and (iii) if intended to be book reserved, is book reserved to the extent required by GAAP based upon reasonable actuarial assumptions and methodology.

(h)          No Company Stock Option (i) has an exercise price that has been or may be less than fair market value of the underlying equity as of the date such Company Stock Option was granted or (ii) has any feature for the deferral of compensation other than the deferral of recognition of income until the later of the exercise or disposition of such Company Stock Option.

Section 3.16.    Intellectual Property.

(a)          Section 3.16(a) of the Disclosure Letter sets forth a correct and complete list of: all Owned Intellectual Property that is registered, applied for, filed or recorded with any Governmental Authority and all Non-Owned Intellectual Property.  Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect, (i) each material item of the Owned Intellectual Property listed in Section 3.16(a) of the

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Disclosure Letter is, to the Knowledge of the Company, subsisting, valid and enforceable and (ii) the Company or one of its Subsidiaries is the sole and exclusive owner of all right, title and interest in and to each item of material Owned Intellectual Property listed in Section 3.16(a) of the Disclosure Letter, in each case, free and clear of all Liens (other than Permitted Liens), or has a valid and enforceable right to use each material item of Non-Owned Intellectual Property.

(b)          Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect, the Company Intellectual Property includes all of the Intellectual Property necessary for the operation of Company’s and its Subsidiaries’ businesses as conducted as of the date hereof.

(c)          Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect, (i) to the Knowledge of the Company, the conduct of the business of the Company and its Subsidiaries as conducted as of the date hereof does not infringe, misappropriate or otherwise violate any other Person’s Intellectual Property rights, (ii) except as set forth in Section 3.16(c) of the Disclosure Letter, during the six (6) years period prior to the date hereof, neither the Company nor any of its Subsidiaries has received any written threat of infringement, misappropriation or other violation from any third party with respect to the Company’s or any of its Subsidiaries’ use of any Intellectual Property and (iii) to the Knowledge of the Company, no Person is infringing, misappropriating or otherwise violating any Owned Intellectual Property, and no such claims have been asserted or threatened in writing against any Person by the Company or any of its Subsidiaries in the twelve (12) month period prior to the date hereof.

(d)          Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect, (i) no Person has gained unauthorized access to any of the Company’s or any of its Subsidiaries’ information technology systems, (ii) there has been no unauthorized access to any customer, employee and other personally identifiable information held by the Company, any of its Subsidiaries, or, to the Knowledge of the Company, any of their respective vendors and (iii) the information and data processed and/or stored by the Company or any of its Subsidiaries in connection with the operation of its respective business has not been corrupted or compromised.

Section 3.17.    Real Property and Personal Property.

(a)          Neither the Company nor any of its Subsidiaries owns any real property in fee (or the equivalent interest in the applicable jurisdiction).

(b)          Except for those matters that individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect, with respect to the real property leased, subleased or licensed to the Company or its Subsidiaries (the “Leased Real Property”), the lease, sublease or license for such Leased Real Property (each, a “Company Lease”) is valid, and binding on the Company or its Subsidiaries, as applicable, and to the Knowledge of the Company, each other party thereto, and in full force and effect, subject to Bankruptcy and Equity Exceptions,  and neither the Company nor any of its Subsidiaries has received or provided any written notice of any event or occurrence that has resulted or would reasonably be expected to result (with or without the giving of notice, the lapse of time or both)

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in a default with respect to any such Company Lease. Section 3.17(b) of the Disclosure Letter contains a true, correct and complete list of the street address of each parcel of Leased Real Property and the identification of the lessee and lessor thereunder.  The Company has made available to Parent and Merger Sub true, correct and complete copies of the Company Leases. Except as set forth in Section 3.17(b) of the Disclosure Letter or as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect, (i) the Company or one of its Subsidiaries is in possession of the Leased Real Property demised by each Company Lease and neither the Company nor any of its Subsidiaries currently leases to any third party or allows any third party to occupy all or any part of such Leased Real Property and (ii) the Leased Real Property comprises all of the real property used in the conduct and operation of the business of the Company and its Subsidiaries.

(c)          Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect, all of the buildings and structures on the Leased Real Property are in good condition of maintenance and repair, ordinary wear and tear excepted, and are adequate, sufficient and suitable for their present uses and purposes.

(d)          Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect (i) the Company and each of its Subsidiaries has good and valid title to, or a good, valid and enforceable leasehold interest in, or other right to use, all tangible personal property owned, used or held for use by them, free and clear of any Lien (other than Permitted Liens) and (ii) all tangible personal property owned, used or held for use by the Company and its Subsidiaries is in good operating condition and in good condition of maintenance and repair, ordinary wear and tear excepted.

Section 3.18.    Environmental Matters.  Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (a) the Company and its Subsidiaries are in compliance with all Environmental Laws, (b) the Company and its Subsidiaries have in effect all governmental licenses, approvals, permits and authorizations that are required under applicable Environmental Laws for the operation of the business as currently conducted (collectively and individually, “Environmental Permits”) and, neither the Company nor any of its Subsidiaries is in non-compliance with or violation of any of the terms and conditions of any such Environmental Permits, and to the Knowledge of the Company, there has been no threat by a Governmental Authority relating to the suspension, failure to renew, revocation or modification of any such Environmental Permits, (c) neither the Company nor any of its Subsidiaries has received any written claims or written notices by any Person which relate to any actual or alleged violation of or non-compliance with Environmental Laws or which threaten or seek to impose liability under Environmental Laws, any of which claims or notices remains outstanding or unresolved, and (d) there is no Action pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries related to an actual or alleged violation of Environmental Laws or a liability arising under Environmental Laws. The Company has made available to Parent and Merger Sub true, correct and complete copies of all environmental reports, assessments, audits, studies and investigations in its custody, possession or control concerning the Company, its Subsidiaries, the Leased Real Property and any real property formerly owned, leased or operated by the Company or any of its Subsidiaries. Except for the express representations and warranties made by the Company in this Section 3.18,

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the Company makes no representation or warranty, express or implied, concerning environmental matters in respect of the Company or any of its Subsidiaries.

Section 3.19.    Customers and Suppliers.  Section 3.19 of the Disclosure Letter sets forth (a) a true, correct and complete list of the ten (10) largest (measured by revenue) customers (each, a “Material Customer”) and the ten (10) largest (measured by gross expenditures) suppliers (each, a “Material Supplier”) to the Company for the fiscal year ended December 31, 2014 and for the nine (9) month period ended September 30, 2015 and (b) in all material respects the total dollar number of sales to, or purchases from, as the case may be, each Material Customer and Material Supplier during each such period.  During the twelve (12) month period prior to the date hereof, (i) no Material Customer or Material Supplier has terminated, canceled or materially curtailed its business relationship with the Company, and (ii) neither the Company nor any of its Subsidiaries is engaged in a dispute that is material to the Company and its Subsidiaries, taken as a whole, with a Material Customer or Material Supplier that remains ongoing.

Section 3.20.    Government Contracts.

(a)          With respect to each Government Contract and Government Bid: (i) each of the Company and its Subsidiaries has complied in all material respects with applicable Law; (ii) the representations, warranties and certifications made therein by the Company or its Subsidiaries were true and correct in all material respects as of their effective date; (iii) the Company and its Subsidiaries have complied in all material respects with the terms and conditions of such Government Contract and Government Bid; (iv) neither the Company nor any of its Subsidiaries has received any written adverse or negative government past performance evaluation or rating for the past three (3) years; (v) there is no suspension, stop work order, cure notice or show cause notice in effect for such Government Contract nor has the Company received any such written notice; and (vi) the Company and its Subsidiaries have implemented policies, procedures, and training programs reasonably designed to ensure compliance with clauses (i) and (iii), in each case if appropriate in the light of current Government Contracts.

(b)          Except as set forth in Section 3.20(b) of the Disclosure Letter, to the Knowledge of the Company, there is no: (i) civil fraud or criminal investigation, indictment, writ of information or audit of the Company or any of its Subsidiaries by any Governmental Authority with respect to any alleged or potential violation of applicable Law regarding any Government Contract or Government Bid; or (ii) contracting officer’s decision or legal proceeding by which a Governmental Authority claims that the Company or any of its Subsidiaries is liable to such Governmental Authority, or termination of a Government Contract by a Governmental Authority, in either case, in respect of or for any breach or violation of, or default under, any Government Contract, or claim or request for equitable adjustment by the Company or any of its Subsidiaries against a Governmental Authority in an amount in excess of $1,000,000.

(c)          Except as set forth in Section 3.20(c) of the Disclosure Letter, neither the Company nor any of its Subsidiaries has made a voluntary disclosure or other notification to any Governmental Authority related to any suspected, alleged or possible violation of a contract requirement or applicable Law, any apparent or alleged irregularity, misstatement or omission

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arising under or relating to a Government Contract or otherwise. To the Knowledge of the Company, there are no facts that require such a disclosure.

(d)          To the Knowledge of the Company, there are no material claims or disputes by or between the Company or any of its Subsidiaries, on the one hand, and any Governmental Authority or any prime contractor, subcontractor or vendor therefor, on the other hand, relating to any Government Contract.

(e)          To the Knowledge of the Company, (i) neither the Company nor any of its Subsidiaries has undergone or is currently undergoing any internal or external audit, review, inspection, investigation, survey or examination of records relating to any Government Contracts, other than in the ordinary course of business, and (ii) since January 1, 2014, neither the Company nor any of its Subsidiaries has received written notice of, or undergone any investigation or review relating to, any noncompliance, misconduct, violation or breach regarding any Government Contract, other than in the ordinary course of business.

(f)          The Company and its Subsidiaries and their respective employees possess all security clearances necessary to perform the Government Contracts, and all such security clearances are valid and in force and effect. To the Knowledge of the Company, there are no facts or circumstances that would reasonably be expected to result in the suspension or termination of such security clearances or that would reasonably be expected to render the Company, any of its Subsidiaries or their respective employees ineligible for such security clearances in the future.  The Company and its Subsidiaries are in compliance in all material respects with all security measures required by Government Contracts.

(g)          Neither the Company nor any of its Subsidiaries nor any of their respective directors, executives or employees, nor, to the Knowledge of the Company, any of their respective representatives or agents, in connection with the performance of the duties for, or on behalf of, the Company or any of its Subsidiaries (i) is debarred or suspended, or, since January 1, 2013, has been proposed for suspension or debarment from bidding on any Government Contract, declared nonresponsible or ineligible, or otherwise excluded from participation in the award of any Government Contract; (ii) has made any payments or used any funds to influence any transaction in violation in any material respect of applicable Law; (iii) has used any corporate or other funds or given anything of value for unlawful gratuities, contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials or others or established or maintained any unlawful or unrecorded funds, in each case in violation in any material respect of any applicable Law; (iv) has made any bribe, unlawful rebate, unlawful payoff, influence payment, kickback or other unlawful payment of any nature; or (v) violated any applicable export control, money laundering or anti−terrorism Law in any material respect, nor have any of them otherwise taken any action which would cause the Company or any of its Subsidiaries to be in violation in any material respect of the Foreign Corrupt Practices Act of 1977, as amended, or any applicable Law of similar effect.

(h)          As of the date hereof, neither the Company nor any of its Subsidiaries has any outstanding Government Bid that, to the Knowledge of the Company, was, as of the date such Government Bid was made, reasonably expected to result in a loss to the Company or its

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Subsidiaries if accepted or awarded. Neither the Company nor any of its Subsidiaries is a party to any Government Contract that, to the Knowledge of the Company, was, as of the date entered into by the Company or any of its Subsidiaries, reasonably expected to result in a loss to the Company or its Subsidiaries.

(i)          To the Knowledge of the Company, as of the date of this Agreement, all Intellectual Property delivered under a Government Contract has been properly and sufficiently marked and protected so that no more than the minimum rights or licenses required under applicable regulations and the terms of such Government Contract, if any, have been provided. To the Knowledge of the Company, all personal property, equipment or fixtures supplied, loaned, bailed or otherwise furnished to the Company or any of its Subsidiaries by or on behalf of any Governmental Authority has been properly accounted for and has been, or will be, returned or otherwise disposed of in accordance with the instructions of the relevant Governmental Authority.

Section 3.21.    Insurance.  Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect, (a) the Company and its Subsidiaries have since January 1, 2014 maintained insurance policies with reputable insurers in such amounts and against such risks as are in accord with normal industry practice, (b) all insurance policies owned or held by the Company or any of its Subsidiaries are in full force and effect, and all premiums due on such policies have been paid by the Company or its Subsidiaries (other than retroactive or retrospective premium adjustments that are not yet, but may be, required to be paid with respect to any period ending before the Closing Date), (c) neither the Company nor any of its Subsidiaries is in breach or default under such policies, which breach or default would permit cancellation, termination or modification of any such insurance policies, (d) none of the Company or its Subsidiaries has received any written notice of cancellation or termination with respect to any material insurance policy of the Company or its Subsidiaries in effect on the date of this Agreement, and (e) there is no claim pending under any such policy to which coverage has been questioned, denied or disputed by the underwriters of such policy.

Section 3.22.    Affiliate Transactions.  Other than rights to receive Per Share Merger Consideration and the consideration provided for under Section 2.09 with respect to Company Equity Awards, no relationship exists between the Company or any of its Subsidiaries, on the one hand, and any current or former officer, director, stockholder or other Affiliate (other than any Subsidiary of the Company) of the Company, on the other hand, that is required to be described under Item 404 of Regulation S-K under the Securities Act in the Company SEC Documents, which is not described in Company SEC Documents.

Section 3.23.    Takeover Laws.  Assuming the accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 4.08, the Company has taken all action necessary to exempt or exclude the Offer, the Merger, this Agreement, the Support Agreements and the transactions contemplated hereby and thereby from any Takeover Laws, and, accordingly, no Takeover Laws apply to the Offer, the Merger, this Agreement, the Support Agreements and the other transactions contemplated by this Agreement and the Support Agreements. The Company does not have a “poison pill” or similar rights plan.

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Section 3.24.    Opinion of Financial Advisor.  The Special Committee has received the opinion of Lazard Frères & Co. LLC (the “Company Financial Advisor”), dated on or about the date of this Agreement, to the effect that, subject to the limitations and assumptions set forth therein, as of such date, the Offer Price and the Per Share Merger Consideration to be paid to the holders of the shares of Company Common Stock in the Offer and Merger is fair, from a financial point of view, to such holders. Such opinion has not been withdrawn, rescinded or modified in any way and as soon as practicable following the date hereof (and in any event within three (3) days), an executed copy of such opinion will be provided to Parent for information purposes only. It is agreed and understood that such opinion may not be relied on by Parent or Merger Sub.

Section 3.25.    Brokers.  No broker, investment banker, financial advisor or other Person (other than the Company Financial Advisor) is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any Subsidiary of the Company or any of their respective officers, directors or employees; provided, that the Company’s obligations to the Company Financial Advisor shall not exceed the amounts set forth in the engagement letter between the Company and the Company Financial Advisor, a true, correct and complete copy of which has been made available to Parent. Section 3.25 of the Disclosure Letter sets forth the Company’s outside legal and accounting advisors retained as of the date hereof by the Company and its Subsidiaries in connection with the transactions contemplated by this Agreement.

Section 3.26.    No Other Representations or Warranties.  Except for the representations and warranties contained in this Article 3, each of Parent and Merger Sub acknowledges that neither the Company nor any other Person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company or any of its Affiliates or with respect to any other information provided to Parent or Merger Sub in connection with this Agreement or the transactions contemplated hereby, including as to the accuracy or completeness of any information (including any projections, estimates or other forward-looking information) provided (including in any management presentations, information memoranda, supplemental information or other materials) or otherwise made available with respect to the Company or its Subsidiaries as to the probable success or profitability of the Company or its Subsidiaries. Each of Parent and Merger Sub expressly disclaims any and all other representations and warranties, whether express or implied.  Nothing in this Section 3.26 shall impact any rights of any Party to this Agreement in respect of fraud.

Article 4
Representations and Warranties of Parent and Merger Sub

Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

Section 4.01.    Organization, Standing and Corporate Power.  Each of Parent and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the Laws of its jurisdiction of incorporation and has all corporate power and authority required to own, lease and operate its assets and properties and to carry on its business as currently

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conducted.  Each of Parent and Merger Sub is duly qualified or licensed to do business as a foreign corporation and is in good standing (with respect to jurisdictions that recognize that concept) in each jurisdiction where the nature of its properties and the conduct of its business as of the date hereof require such qualification, licensing or good standing, except where the failure to be so qualified, licensed or in good standing, individually or in the aggregate, would not reasonably be expected to prevent, materially delay or impair the consummation of the Merger or the other transactions contemplated hereby or the performance by Parent or Merger Sub of their obligations hereunder. Parent has made available to the Company true, correct and complete copies of the Organizational Documents of each of Parent and Merger Sub, as currently in effect. Parent and Merger Sub are in compliance in all material respects with such Organizational Documents.

Section 4.02.    Authority.  Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement and to consummate the Merger and the other transactions contemplated hereby. The execution and delivery of this Agreement by each of Parent and Merger Sub and the consummation by each of Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or the Offer or the Merger or to consummate the transactions contemplated hereby.  This Agreement has been duly authorized, executed and delivered by each of Parent and Merger Sub and, assuming the due and valid authorization, execution and delivery of this Agreement by the Company, this Agreement constitutes the legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against it in accordance with its terms, except as the same may be limited by the Bankruptcy and Equity Exceptions.

Section 4.03.    Non-Contravention; Consents and Approvals.

(a)          The execution and delivery of this Agreement by each of Parent and Merger Sub do not, and the consummation by each of Parent and Merger Sub of the transactions contemplated hereby will not, (i) result in a violation of any provision of the Organizational Documents of Parent or Merger Sub, (ii) assuming that all consents, approvals and authorizations contemplated by Section 4.03(b) have been obtained and all notices and filings described in Section 4.03(b) have been made, result in a violation of any Law or Order applicable to, binding upon or enforceable against Parent or Merger Sub or any of their respective properties or assets, (iii) result in any breach of, or constitute a default (or an event which would, with the passage of time or the giving of notice or both, constitute a default) under, or give rise to a right of acceleration or termination under, or require any notice, consent or waiver under, any Contract to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries is bound, except in the case of clauses (ii) and (iii) as would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or impair the consummation of the Merger or the other transactions contemplated hereby or the performance by Parent or Merger Sub of their obligations hereunder.

(b)          No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any Governmental Authority is required by or with respect to Parent or Merger Sub in connection with the execution and delivery of this Agreement

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by each of Parent and Merger Sub or the consummation of the Merger or the other transactions contemplated by this Agreement, except (i) as required under the HSR Act or under any other applicable Antitrust Law, (ii) as required under applicable requirements of the Securities Act, the Exchange Act, other applicable foreign securities laws, and state securities, takeover and “blue sky” laws, as may be required in connection with this Agreement and the transactions contemplated hereby, (iii) the filing of the Articles of Merger and the acceptance for record by the Maryland Department of the Articles of Merger pursuant to the MGCL and (iv) such other consents, approvals, orders, authorizations, actions, registrations, declarations and filings the failure of which to be obtained or made individually or in the aggregate would not reasonably be expected to prevent, materially delay or impair the consummation of the Merger or the other transactions contemplated hereby or the performance by Parent or Merger Sub of their obligations hereunder.

Section 4.04.    Ownership and Operations of Merger Sub.  Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and has not since the date of its incorporation, and at no time prior to the Effective Time will have, engaged in any other business activities and does not, and at no time prior to the Effective Time will, have assets, liabilities or obligations of any nature other than in connection with its organization, as contemplated herein or as otherwise required to effect the transactions contemplated by this Agreement. The authorized capital stock of Merger Sub consists solely of 100 shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at all times through the Effective Time will be, wholly owned by Parent, free and clear of all Liens.

Section 4.05.    Offer Documents.  The information supplied or to be supplied by or on behalf of Parent or Merger Sub expressly for inclusion or incorporation by reference in the Schedule 14D-9 (and any amendment thereof or supplement thereto), will not, when filed with the SEC, when distributed or disseminated to the Company’s stockholders, and at the Expiration Date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Offer Documents, and all amendments and supplements thereto, and any other document required to be filed with the SEC or required to be distributed or otherwise disseminated to the Company’s stockholders in connection with the transactions contemplated hereby, will comply as to form in all material respects with the provisions of Rule 14d-3 of the Exchange Act or any other applicable federal securities laws, as the case may be, and will not, when filed with the SEC, when distributed or disseminated to the Company’s stockholders, and at the Expiration Date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 4.05 will not apply to statements or omissions included in the Offer Documents or any other document filed or distributed by Parent or Merger Sub based upon information furnished to Parent or Merger Sub in writing by the Company specifically for use therein.

Section 4.06.    Litigation.  As of the date of this Agreement, there are no Actions pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries, at law or in equity, by or before any Governmental Authority, that, individually or in the aggregate,

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would reasonably be expected to prevent, materially delay or impair the consummation of the Merger or the other transactions contemplated hereby or the performance by Parent or Merger Sub of their obligations hereunder. As of the date of this Agreement, neither Parent nor any of its Subsidiaries is subject to any Order, except for those that would not reasonably be expected to prevent, materially delay or impair the consummation of the Merger or the other transactions contemplated hereby or the performance by Parent or Merger Sub of their obligations hereunder.

Section 4.07.    Financing.

(a)          Assuming that the Financing is funded in accordance with the Commitment Letter, the proceeds contemplated to be provided by the Debt Letters, together with cash on hand, cash equivalents, available lines of credit or other sources of immediately available funds held by Parent and Merger Sub, will be sufficient to (a) pay the aggregate Offer Price and the aggregate Per Share Merger Consideration, (b) satisfy all of their other obligations under this Agreement and (c) pay all fees and expenses required to be paid by Parent and Merger Sub in connection with the transactions contemplated by this Agreement.

(b)          Parent and Merger Sub have provided to the Company true and complete copies of (i) an executed commitment letter (as amended, modified, supplemented, replaced or restated in accordance with the terms hereof, the “Commitment Letter”), dated as of November 22, 2015, between Parent and/or Merger Sub and the Financing Sources set forth in the Commitment Letter and (ii) an executed fee letter (as amended, modified, supplemented, replaced or restated in accordance with the terms hereof and as redacted to remove the fee amounts, pricing caps, the rates and amounts included in the “market flex” and other economic terms, the “Redacted Fee Letter”), dated as of November 22, 2015, between Parent and/or Merger Sub and the Financing Sources set forth in the Redacted Fee Letter, in each case, including all exhibits, schedules, annexes and amendments to such letters in effect as of the date of this Agreement (collectively, the “Debt Letters”), pursuant to which, and subject to the terms and conditions thereof, the Financing Sources have committed to provide Parent and/or Merger Sub with debt financing (the “Financing”).  The Commitment Letter has not been amended or modified in any manner on or prior to the date of this Agreement and, as of the date hereof, to the knowledge of Parent, no such amendment or modification is contemplated (except to implement or exercise the "flex" provisions contained in one or more fee letters related to the Financing and to add additional lenders, lead arrangers, bookrunners, agents or similar entities who had not executed the Commitment Letter as of the date hereof). The Commitment Letter, including the commitments contained therein, has not been terminated, reduced, withdrawn or rescinded in any respect on or prior to the date of this Agreement and, as of the date hereof, to the knowledge of Parent, no such termination, reduction, withdrawal or rescission is contemplated.  Parent has paid or cause to be paid in full any and all commitment fees or other fees and amounts in connection with the Commitment Letter that are payable on or prior to the date of this Agreement; and the Commitment Letter is in full force and effect and is the valid, binding and enforceable obligation of Parent and, to the knowledge of Parent, as of the date hereof the other parties thereto, except that (i) such enforcement may be subject to the Bankruptcy and Equity Exceptions and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. There are no conditions precedent related to the funding of the full amount (or any portion) of the Financing, other than as expressly set forth in the Commitment Letter.  As of the

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date hereof, there are no side letters or other agreements, contracts or arrangements of any kind relating to the Commitment Letter to which Parent or any of its Subsidiaries is a party that could impose conditions to the funding of the Financing contemplated by the Commitment Letter other than as expressly set forth in the Commitment Letter delivered to the Company prior to the execution of this Agreement. As of the date of this Agreement, no event has occurred which (with or without notice, lapse of time or both) would or would reasonably be expected to constitute a default or breach by Parent or, to the knowledge of Parent, any other party thereto, under the terms and conditions of the Commitment Letter and Parent does not have any reason to believe that any of the conditions to the Financing will not be satisfied by Parent on a timely basis or that the Financing will not be available to Parent at the Acceptance Time and the Effective Time.

(c)          Each of Parent and Merger Sub expressly acknowledges and agrees that its obligation to consummate the transactions contemplated by this Agreement is not subject to any condition or contingency with respect to any financing or funding by any third party. As of the Effective Time, after giving effect to the consummation of the transactions contemplated by this Agreement (including the Financing and the payment of any amounts required to be paid pursuant to Article II, the repayment, redemption, discharge or refinancing of any indebtedness of the Company, Parent or Merger Sub and the payment of all fees and expenses required to be paid by Parent and Merger Sub in connection with the transactions contemplated by this Agreement, including the Financing), Parent shall be solvent and able to pay its debts as they come due.

Section 4.08.    Ownership of Company Common Stock.  Neither Parent nor Merger Sub nor any of their “affiliates” (as defined in Section 3-601 of the MGCL) is an “interested stockholder” (as defined in Section 3-601 of the MGCL) of the Company.

Section 4.09.    Brokers.  The Company will not be responsible for any broker, investment banker, financial advisor or other fee or commission payable to any broker, finder, financial advisor or other Person in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub.

Section 4.10.    No Other Representations or Warranties; Independent Investigation.

(a)          Except for the representations and warranties contained in this Article 4, the Company acknowledges that neither Parent, Merger Sub nor any other Person on behalf of Parent or Merger Sub makes any other express or implied representation or warranty with respect to Parent or Merger Sub or any of their Affiliates or with respect to any other information provided to the Company in connection with this Agreement or the transactions contemplated hereby. The Company expressly disclaims any and all other representations and warranties, whether express or implied.

(b)          Each of Parent and Merger Sub has conducted its own independent review and analysis of the business, operations, technology, assets, liabilities, results of operations, financial condition and prospects of the Company and its Subsidiaries and acknowledges and agrees that each of Parent and Merger Sub has been provided with access to the personnel, properties, premises and books and records related thereto (including via the Data Room) for this purpose.

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Neither the Company nor any other Person has made or is making any representation or warranty with respect to, or will have or be subject to any liability to Parent, Merger Sub or any other Person resulting from, the distribution to Parent or Merger Sub, or Parent’s or Merger Sub’s use of any such information, including any information, documents, projections, forecasts or other material made available to Parent or Merger Sub or their respective Representatives in the Data Room or management presentations or otherwise, except as expressly and specifically covered by a representation or warranty set forth in Article 3. Nothing in this Section 4.10(b) shall impact any rights of any Party to this Agreement in respect of fraud.

Article 5
Covenants

Section 5.01.    Conduct of Business of the Company.  During the period from the date of this Agreement to the earlier to occur of (x) the date of the termination of this Agreement in accordance with its terms and (y) the Effective Time, except (i) as set forth in Section 5.01 of the Disclosure Letter, (ii) as required or expressly contemplated by, or necessary to effectuate the transactions contemplated by, this Agreement, (iii) as required by applicable Law or a Governmental Authority or (iv) as consented to in writing by Parent (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall, and shall cause each of its Subsidiaries to, conduct its business in all material respects in the ordinary course of business and, to the extent consistent therewith, use commercially reasonable efforts to (A) preserve substantially intact its current business organization, (B) maintain relationships and goodwill with its significant customers, suppliers and distributors and other Persons with which it has significant business relations, (C) keep available the services of its current officers and key employees, (D) maintain in effect all material Permits pursuant to which the Company or any of its Subsidiaries currently operates and (E) maintain and enforce in all material respects the Company Intellectual Property. In addition to and without limiting the generality of the foregoing, during the period from the date of this Agreement to the earlier to occur of (x) the date of the termination of this Agreement in accordance with its terms and (y) the Effective Time, except (i) as set forth in Section 5.01 of the Disclosure Letter, (ii) as required or expressly contemplated by, or necessary to effectuate the transactions contemplated by, this Agreement, (iii) as required by applicable Law or a Governmental Authority or (iv) as consented to in writing by Parent (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall not, and shall cause its Subsidiaries not to, take any of the following actions:

(a)          (i) split, combine, reclassify, subdivide, exchange, recapitalize or enter into any similar transaction in respect of its capital stock, (ii) declare, set aside or pay any dividend or make any other distribution (whether in cash, stock, property or any combination thereof) in respect of any shares of its capital stock or other securities (other than dividends or distributions by any of its wholly owned Subsidiaries) or (iii) redeem, repurchase, cancel or otherwise acquire or offer to redeem, repurchase, or otherwise acquire, any of its securities or any securities of any of its Subsidiaries, except for redemptions, repurchases, cancellations or other acquisitions (A) required (or permitted in connection with any net share settlement or Tax withholding) by the terms of the Company Equity Plan or any award agreement thereunder or (B) required by the terms of any plans, arrangements or Contracts existing on the date hereof between the Company or any of its Subsidiaries, on the one hand, and any director, employee or equityholder of the

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Company or any of its Subsidiaries, on the other hand, which have been made available to Parent;

(b)          issue, sell, pledge, transfer, dispose of or encumber or authorize or propose the issuance, sale, pledge, transfer, disposition or encumbrance of any shares of its capital stock or other equity interests or securities exercisable or convertible into, or exchangeable or redeemable for, any such shares or other equity interests, or any rights, warrants, options, calls or commitments to acquire any such shares or other equity interests, except for (A) issuances or sales of any of the foregoing to the Company or any wholly owned Subsidiary of the Company and (B) issuance of shares of Company Common Stock upon the exercise of Company Stock Options outstanding on the date hereof or pursuant to the Company ESPP in accordance with Section 2.09(d)(iv);

(c)          adopt or publicly propose a plan of complete or partial liquidation, dissolution, recapitalization, restructuring or other reorganization of the Company or its Subsidiaries;

(d)          amend its Organizational Documents;

(e)          (i) acquire or dispose (by merger, consolidation, joint venture or acquisition or disposition of stock or other equity interests or of assets or otherwise) of any Person or business or division thereof involving the payment of consideration (including consideration in the form of assumption of liabilities) of $1,000,000 individually or $5,000,000 in the aggregate or (ii) merge or consolidate with or into any other Person;

(f)          (i) incur, assume, guarantee or otherwise become liable or responsible for any indebtedness for borrowed money other than for refinancing of existing indebtedness (provided that the principal amount of such new indebtedness shall not exceed the principal amount of the indebtedness refinanced and the terms of such new indebtedness shall not be more onerous to the Company and its Subsidiaries compared to the existing indebtedness) or ordinary course borrowings under the Senior Credit Facility, (ii) repay, redeem or repurchase any indebtedness, or (iii) cancel any material debt or claim owed to the Company or any of its Subsidiaries;

(g)          make any loans or advances to any Person in excess of $10,000 in the aggregate, other than loans or advances (i) by the Company to any of its wholly owned Subsidiaries, or by any of the Company’s wholly owned Subsidiaries to another wholly owned Subsidiary of the Company, (ii) required by any Contract or other legal obligation of the Company or any of its Subsidiaries in existence as of the date of this Agreement, or (iii) made to employees in the ordinary course of business for business travel or other business purposes;

(h)          sell, lease, license or otherwise dispose of any Subsidiary or any assets, securities or property with a fair market value in excess of $1,000,000 except as required pursuant to Contracts existing as of the date hereof which have been made available to Parent;

(i)          (i) enter into any Contract that contains a change of control or similar provision that would require a payment to the other party or parties thereto in connection with the Merger or the other transactions contemplated by this Agreement, (ii) enter into a Contract that would have been a Material Contract if it were in effect as of the date hereof, amend any Material Contract in any material respect, terminate any Material Contract (other than a termination in

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accordance with its terms) or grant any release or relinquishment of any material rights under any Material Contract or (iii) enter into, modify, supplement or amend any Company Lease, other than, except as expressly set forth in this Agreement, in the case of clause (ii) and (iii), the expiration or renewal of any Material Contract or Company Lease in accordance with its terms; provided, however, that the Company shall not renew any Material Contract in accordance with its terms prior to the Effective Time if in the Company’s reasonable discretion such Material Contract could be renewed in accordance with its terms following the Effective Time;

(j)          discharge, settle or compromise any Action against the Company or any of its Subsidiaries (other than Actions arising in connection with this Agreement or the transactions contemplated hereby, which are governed by Section 5.11), other than settlements of Actions solely for monetary damages (without any admission of liability or other adverse consequences or restrictions on the Company, Parent, Merger Sub or the Surviving Corporation) where the amount paid by the Company or any of its Subsidiaries (less the amount reserved for such matters by the Company on the consolidated financial statements of the Company included in the Company SEC Documents and less the amount of any insurance recoveries) does not exceed $2,000,000 individually or $5,000,000 in the aggregate;

(k)          (i) materially change its accounting or Tax reporting methods, principles or policies, (ii) make, change or rescind any material Tax election, (iii) file any materially amended Tax Return, (iv) settle any material Tax claim or assessment, (v) surrender any right to claim a material Tax refund, offset or other reduction in Tax liability, (vi) consent to any extension or waiver of the limitations period applicable to any material Tax claim or assessment, (vii) make a request for a written ruling of a Taxing Authority, or (viii) enter into a written and legally binding agreement with a Taxing Authority, except, in each case, in the ordinary course of business or as may be required by Law or GAAP;

(l)          other than as required by Law or any Contract or Benefit Plan in existence as of the date of this Agreement or as expressly contemplated by this Agreement, (i) increase by more than 5% the amount of base salary or wages payable or to become payable to any employee, executive officer, independent contractor or director of the Company (other than base salary increases to non-executive officers in the ordinary course of business consistent with past practice), (ii) grant to any of its employees, executive officers, independent contractors or directors any increase in severance or termination pay, (iii) pay or award, or commit to pay or award, any bonuses or incentive or equity compensation (other than annual cash bonuses payable in the ordinary course of business consistent with past practice during the first quarter of the Company’s fiscal year), (iv) enter into, adopt or amend in any material respect any Benefit Plan, (v) take any action to accelerate any payment or benefit, or the funding of any payment or benefit, payable or to become payable to any of its employees, executive officers, independent contractors or directors, or (vi) pay or provide, or promise to pay or provide, any additional payments (including any tax gross-up or other payment) as a result of the imposition of the excise Taxes required by Section 4999 of the Code or any Taxes required by Section 409A of the Code or otherwise;

(m)          (i) hire or terminate (other than for cause) the employment or service of any officer, director or employee (which employee has annual base salary of $225,000 or greater) of the Company or any of its Subsidiaries or appoint any person to a position of executive officer or

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director of the Company or any of its Subsidiaries, except for new hires (A) filling positions open as of the date hereof which are set forth on Section 5.01(n) of the Disclosure Letter or (B) replacing persons employed by the Company or any of its Subsidiaries as of the date hereof, but whose employment is terminated prior to Closing in the ordinary course of business, in the case of subclauses (A) and (B), with persons with similar or greater qualifications and experience and at the same or similar compensation level, or (ii) promote any officers or employees, except, provided that prior notice is provided to Parent, for a promotion of any employee that is in the ordinary course of business and consistent with past practices to a level commensurate with his or her qualifications and experience, to replace another employee following his or her employment termination or resignation, and the Company shall consult in good faith with Parent regarding the renewal or non-renewal of any employment agreement which is subject to renewal or non-renewal prior to the End Date (to the extent such consultation is requested by Parent);

(n)          sell, license, assign, transfer, abandon or otherwise dispose of, any material Company Intellectual Property;

(o)          incur any capital expenditure or any obligations, liabilities or indebtedness in respect thereof, except (i) as set forth in the capital expenditure budget of the Company made available to Parent or (ii) additional capital expenditures not described in clause (i) so long as the aggregate amount of such capital expenditures does not exceed $250,000 in the aggregate;

(p)          create any Subsidiary or enter into any new line of business;

(q)          enter into any Contract or transaction between the Company or any of its Subsidiaries, on the one hand, and any Affiliate of the Company or any of its Subsidiaries on the other hand, other than in the ordinary course of business consistent with past practice on terms no less favorable to the Company or its Subsidiary, as applicable, than the terms governing such transactions with third parties;

(r)          fail to duly and timely file all material reports and other material documents required to be filed with the NASDAQ Global Market, the SEC or any other Governmental Authority, subject to extensions permitted by Law or applicable rules and regulations;

(s)          amend or modify the compensation terms or any other obligations of the Company contained in the engagement letter with the Company Financial Advisor in a manner adverse to the Company, any of its Subsidiaries or Parent or engage other financial advisers in connection with the transactions contemplated by this Agreement; or

(t)          authorize any of, or commit or agree to take any of, the foregoing actions.

Nothing in this Section 5.01 is intended to result in the Company or any of its Subsidiaries ceding control to Parent or Merger Sub of the Company’s or any of its Subsidiaries’ basic ordinary course of business and commercial decisions prior to the Effective Time.

Section 5.02.    Acquisition Proposals.

(a)          From the execution of this Agreement until the earlier to occur of (x) the date of the termination of this Agreement in accordance with its terms and (y) the Effective Time, except

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as expressly permitted by this Section 5.02, the Company agrees that neither it nor any of its Subsidiaries nor any of its or their respective directors or officers shall, and the Company shall use its reasonable best efforts to cause its and its Subsidiaries’ other Representatives not to, directly or indirectly, (i) whether publicly or otherwise, solicit, initiate, induce, knowingly encourage or knowingly take any other action designed to facilitate or assist the submission of any proposal, inquiry, indication of interest or offer that constitutes or would reasonably be expected to lead to an Acquisition Proposal or the consummation thereof, (ii) other than solely to inform any Person of the existence of the provisions contained in this Section 5.02, enter into, conduct, participate, maintain or engage in, or continue to conduct, participate, maintain or engage in, any discussions or negotiations with any Person, or take any action with respect to any proposal, inquiry, indication of interest or offer that constitutes, or would reasonably be expected to lead to, any Acquisition Proposal, (iii) furnish to any Person (other than Parent, Merger Sub or any designees of Parent or Merger Sub) any non-public information relating to the Company or any of its Subsidiaries, or afford to any Person (other than Parent, Merger Sub or any designees of Parent or Merger Sub) access to the business, properties, assets, books, records or other information, or to any personnel, of the Company or any of its Subsidiaries, in any such case with the intent to encourage, induce, facilitate or assist the making, submission or announcement of any proposal, inquiry, indication of interest or offer that constitutes or would reasonably be expected to lead to an Acquisition Proposal, (iv) approve, adopt, declare advisable, endorse or recommend any Acquisition Proposal (except to the extent expressly permitted pursuant to Section 5.02(d)), (v) enter into any letter of intent, memorandum of understanding, agreement in principle or similar document, or any Contract or commitment contemplating or otherwise providing for or relating to any Acquisition Proposal (other than an Acceptable Confidentiality Agreement in accordance with this Section 5.02) (an “Alternative Acquisition Agreement”), (vi) take any action to make the provisions of any Takeover Laws or any anti-takeover provision in the Company’s Organizational Documents inapplicable to any transactions contemplated by an Acquisition Proposal, or (vii) resolve or agree to any of the foregoing. The Company and its Subsidiaries shall, and shall instruct and use its reasonable best efforts to cause its and its Subsidiaries’ Representatives to, immediately cease and cause to be terminated all existing activities, discussions or negotiations with any Person conducted heretofore with respect to any proposal that constitutes or would reasonably be expected to lead to any Acquisition Proposal, and shall terminate access by each such Person and its Representatives to any online or other data rooms containing any information in respect of the Company or any of its Subsidiaries. The Company shall, as soon as practicable following the date hereof, request of each Person that has heretofore executed a confidentiality agreement in connection with its consideration of an Acquisition Proposal to promptly return or destroy all confidential information furnished prior to the execution of this Agreement to or for the benefit of such Person by or on behalf of the Company or any of its Subsidiaries or Representatives. From and after the date of this Agreement, the Company and its Subsidiaries and their respective officers, directors and employees shall use their reasonable best efforts to enforce any confidentiality provisions or provisions of similar effect to which the Company or any of its Subsidiaries is a party or of which the Company or any of the Company Subsidiaries is a beneficiary.

(b)          Notwithstanding anything to the contrary contained in Section 5.02(a), but subject to Section 5.02(c), at any time prior to the Acceptance Time, in response to an unsolicited bona fide written Acquisition Proposal made after the date of this Agreement and under circumstances not otherwise involving a breach of this Section 5.02 that the Board of Directors of the

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Company, acting upon the recommendation of the Special Committee, determines in good faith (after consultation with its (or the Special Committee’s) financial advisor and outside legal counsel) constitutes or would reasonably be expected to lead to a Superior Proposal, the Company and its Representatives may (A) furnish information with respect to the Company and its Subsidiaries to the Person making such Acquisition Proposal (and its Representatives) pursuant to an Acceptable Confidentiality Agreement; provided, that all such non-public information (to the extent that such non-public information has not been previously provided or made available to Parent) is provided or made available to Parent prior to or substantially concurrently (and in any event within 24 hours) with the provision or making available of such non-public information to such Person and (B) participate in discussions or negotiations with the Person making such Acquisition Proposal (and its Representatives) regarding such Acquisition Proposal, in the case of each of (A) and (B), if the Board of Directors of the Company, acting upon the recommendation of the Special Committee, determines in good faith, after consultation with its (or the Special Committee’s) outside legal counsel, that the failure to take such actions would be inconsistent with its fiduciary duties under applicable Law.

(c)          The Company shall notify Parent as promptly as practicable (but in no event later than 24 hours) after receipt by the Company or any of its Subsidiaries (or any of their respective Representatives) of any Acquisition Proposal, any inquiry or any request for information relating to the Company or any of its Subsidiaries or for access to the business, properties, assets, books or records of the Company or any of its Subsidiaries that would be reasonably expected to lead to an Acquisition Proposal, which notice shall be provided orally and in writing and shall identify (i) the material terms and conditions of any such Acquisition Proposal, inquiry or request (including any financing arrangements to the extent provided to the Company, any of its Subsidiaries or any of their respective Representatives), (ii) the identity of the Person making such Acquisition Proposal, inquiry or request, and (iii) a copy of any written materials provided by such Person in connection with such Acquisition Proposal, inquiry or request. The Company shall keep Parent reasonably informed on a reasonably prompt basis with respect to any material change to the status or details of such Acquisition Proposal, inquiry or request (and in any event within 24 hours following any changes to such Acquisition Proposal, inquiry or request), including by providing copies of any materials received by the Company, any of its Subsidiaries or their respective Representatives relating to such Acquisition Proposal after written notice of such Acquisition Proposal is delivered to Parent pursuant to this Section 5.02(c).

(d)          Neither the Board of Directors of the Company nor the Special Committee shall (i) withhold, withdraw, amend, modify or qualify (or publicly propose to withhold, withdraw, amend, modify or qualify) in any manner adverse to Parent or Merger Sub, the Company Recommendation, (ii) fail to include the Company Recommendation in the Schedule 14D-9, (iii) approve, adopt, declare advisable, endorse or recommend an Acquisition Proposal or publicly propose to approve, adopt, declare advisable, endorse or recommend an Acquisition Proposal (any of the actions described in the foregoing clauses (i), (ii) and (iii), a “Company Adverse Recommendation Change”), or (iv) cause or permit the Company or any of its Subsidiaries to enter into any Alternative Acquisition Agreement; provided, however, at any time prior to the Acceptance Time, (A) in response to the receipt of a Superior Proposal that has not been withdrawn, the Board of Directors of the Company, acting upon the recommendation of the Special Committee, may (1) make a Company Adverse Recommendation Change or (2) cause the Company to terminate this Agreement in order to enter into an Alternative Acquisition

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Agreement with respect to such Superior Proposal pursuant to Section 7.01(e) (and pay the Company Termination Fee due in connection with such termination), or (B) if an Intervening Event has occurred, the Board of Directors of the Company, acting upon the recommendation of the Special Committee, may make a Company Adverse Recommendation Change, in the case each of clauses (A) and (B), if the Board of Directors of the Company, acting upon the recommendation of the Special Committee, has concluded in good faith, after consultation with its (or the Special Committee’s) financial advisor and outside legal counsel, that the failure to make a Company Adverse Recommendation Change or terminate this Agreement pursuant to Section 7.01(e) would be inconsistent with its fiduciary duties under applicable Law; provided, that the Board of Directors of the Company shall not be entitled to make a Company Adverse Recommendation Change pursuant to this Section 5.02(d) or terminate this Agreement pursuant to Section 7.01(e) unless it has first (x) caused the Company to provide Parent at least five (5) Business Days’ prior written notice advising Parent that it intends to take such action (a “Notice of Superior Proposal / Intervening Event”), which notice shall (I) state that the Company has received a Superior Proposal or an Intervening Event has occurred and that it intends to make a Company Adverse Recommendation Change or terminate this Agreement pursuant to Section 7.01(e), (II) specify the material terms and conditions of such Superior Proposal (including any financing arrangements to the extent provided to the Company and/or its Representatives), or the material facts and circumstances (based on information reasonably available) related to such Intervening Event, (III) in the case of a Superior Proposal, identify the Person making such Superior Proposal and (IV) in the case of a Superior Proposal, enclose copies of all materials provided by such Person in connection with such Superior Proposal (or any Affiliate of such Person), (y) during such five (5) Business Day period following delivery of the Notice of Superior Proposal / Intervening Event, provided Parent a reasonable opportunity to make any revisions to the terms of this Agreement that Parent proposes in response to such Superior Proposal or Intervening Event (the “Modified Terms”) and caused the Company and its Representatives to negotiate, to the extent Parent so wishes to negotiate, in good faith with Parent and its Representatives concerning such Modified Terms, and (z) after complying with subclauses (x) and (y) of this Section 5.02(d), concluded in good faith, after considering the Modified Terms (if any are proposed by Parent) proposed to be made to this Agreement by Parent in a signed writing or signed email and consulting with its (or the Special Committee’s) financial advisor and outside legal counsel, that the failure to make a Company Adverse Recommendation Change pursuant to this Section 5.02(d) or terminate this Agreement pursuant to Section 7.01(e) would still be inconsistent with its fiduciary duties under applicable Law. Any material amendment or modification to any Superior Proposal will be deemed to be a new Acquisition Proposal for purposes of this Section 5.02, and the Company shall promptly (but in any event within 24 hours of occurrence) notify Parent of any such new Acquisition Proposal, provide Parent with the information contemplated by clauses (II) through (IV) of clause (x) of this Section 5.02(d) with respect thereto and the Parties shall comply with the requirements of clauses (y) and (z) of this Section 5.02(d) with respect thereto; provided, however, that the period during which the Company and its Representatives are required to negotiate in good faith with Parent regarding any Modified Terms proposed by Parent in response to such new Acquisition Proposal shall expire on the later to occur of two (2) Business Days after the Company provides written notice of such new Acquisition Proposal to Parent and the end of the original five (5) Business Day period described above; provided, further, that in the event there is a Company Adverse Recommendation Change made in compliance with this Section 5.02(d) with respect to

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a Superior Proposal, the Company shall only enter into an Alternative Acquisition Agreement with respect thereto by terminating this Agreement pursuant to Section 7.01(e). For the avoidance of doubt, the Company may simultaneously give notice of its intention both to make a Company Adverse Recommendation Change pursuant to this Section 5.02(d) and to terminate this Agreement pursuant to Section 7.01(e) and the notice and negotiation periods set forth in this Section 5.02(d) may pass simultaneously.

(e)          Nothing contained in this Section 5.02 shall prohibit the Company or the Board of Directors of the Company from complying with its disclosure obligations under applicable Law regarding an Acquisition Proposal, including (i) taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A under the Exchange Act or (ii) making any “stop, look and listen” communication to the stockholders of the Company pursuant to Rule 14d-9(f) under the Exchange Act; provided, however, that the taking of any such position or making of any such disclosure contemplated by this Section 5.02(e) shall not affect the Company’s and the Board of Directors of the Company’s duties under this Section 5.02 and neither the Company nor the Board of Directors of the Company (nor the Special Committee) may effect a Company Adverse Recommendation Change except in compliance with this Section 5.02.

(f)          For purposes of this Agreement:

(i)          “Acquisition Proposal” means any inquiry, proposal, indication of interest or offer, whether in one transaction or a series of related transactions, relating to (A) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution, or similar transaction involving the Company or any of its Subsidiaries, or any tender offer or exchange offer, in any such case, that if consummated would result in any Person, directly or indirectly, beneficially owning 20% or more of any class of equity securities of the Company, (B) a direct or indirect sale, lease, license, mortgage, pledge or other disposition of assets of the Company (including equity interests in Subsidiaries) or any of its Subsidiaries representing 20% or more of the consolidated revenues, net income or assets of the Company determined on a book-value basis, (C) any issuance, sale or other disposition, directly or indirectly, to any Person of securities representing 20% or more of the total voting power of the Company, or (D) any combination of the foregoing (other than any such inquiry, proposal, indication of interest or offer made by Parent, Merger Sub or any of their Affiliates). For the avoidance of doubt, any inquiry, proposal, indication of interest or offer relating solely to business of the Company that comprises (1) the Company’s commercial segment, or (2) the Company’s government segment, in each case, for SEC reporting purposes, shall constitute an Acquisition Proposal.

(ii)         “Superior Proposal” means any bona fide written Acquisition Proposal made after the date hereof that did not result from a breach of Section 5.02 which the Board of Directors of the Company, acting upon the recommendation of the Special Committee, concludes in good faith (after consultation with its (or the Special Committee’s) financial advisor and outside legal counsel), taking into account all financial, legal, regulatory and other aspects of the Acquisition Proposal and the Person making the Acquisition Proposal, including any break-up fees, expense reimbursement

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provisions and conditions to consummation, as well as any Modified Terms proposed in writing by Parent and Merger Sub in response to such proposal or otherwise, (A) to be more favorable to the Company’s stockholders from a financial point of view than the transactions contemplated by this Agreement and (B) is reasonably capable of being completed on the terms proposed (provided that for the purpose of this definition, (1) references to “20%” in clauses (A) and (C) of the definition of Acquisition Proposal shall be deemed to be references to “50%” and (2) references to “20%” in clause (B) of the definition of Acquisition Proposal shall be deemed to be references to “60%”).

Section 5.03.    Access to Information; Confidentiality.  From the date hereof until the Effective Time or the earlier termination of this Agreement in accordance with its terms, the Company shall (and shall cause its Subsidiaries to) (a) provide Parent and their respective Representatives reasonable access at reasonable times, and upon reasonable notice to the Company, to the officers, employees, books and records, properties and Contracts of the Company and its Subsidiaries and (b) to the extent permitted by applicable Law, reasonably provide any financial and operating data, customer billing and other data files for the purpose of system integration and testing as well as compensation and payroll data files for the purpose of payroll system integration and testing with respect to employees of the Company and its Subsidiaries, and other information regarding the assets, properties or business of the Company and its Subsidiaries as Parent may from time to time reasonably request; provided, that (i) such access or information requests do not unreasonably interfere with the operation of the Company’s and its Subsidiaries’ business and shall be subject to their respective reasonable security measures and insurance requirements, (ii) Parent and its Representatives shall not contact or otherwise communicate with the customers or suppliers of the Company and its Subsidiaries (other than contact or other communications with such customers or suppliers by Parent in the ordinary course of business and not related to the transactions contemplated by this Agreement) unless, in each instance, approved in writing in advance by the Company, (iii) such access shall not require the Company or its Subsidiaries to allow any environmental testing or sampling and (iv) nothing herein shall require the Company or its Subsidiaries to furnish to Parent or its Representatives, or provide Parent or its Representatives with access to, information to the extent that legal counsel for the Company (or the Special Committee) reasonably determines that doing so would (A) violate Antitrust Laws, (B) result in the loss of an attorney-client or other legal privilege or (C) violate the terms of any Contract. In the event that the Company does not provide access or information in reliance on the preceding subclause (iv), it shall use commercially reasonable efforts to obtain the consent of the applicable third party that is required in order to disclose the applicable information and otherwise communicate the applicable information to Parent in a way that would not violate the applicable Antitrust Law or obligation or waive such a privilege. Parent acknowledges that the information and access provided pursuant to this Section 5.03 shall be subject to the terms and conditions of the Confidentiality and Non-Disclosure Agreement dated as of July 13, 2015 by the Company and Parent (the “Confidentiality Agreement”), which Confidentiality Agreement shall remain in full force and effect in accordance with its terms and shall survive any termination of this Agreement. No investigation pursuant to this Section 5.03 or information provided or received by any Party pursuant to this Agreement will affect any of the representations or warranties of the Parties contained in this Agreement.

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Section 5.04.    Reasonable Best Efforts.

(a)          Upon the terms and subject to the conditions of this Agreement, each Party shall, and shall cause their respective Affiliates to, use their reasonable best efforts to, as promptly as practicable, (i) consummate the Offer and the Merger and the other transactions contemplated by this Agreement, (ii) obtain from any Governmental Authority any consent, approval, authorization, waiver or order required to be obtained or made by any Party or any of their respective Affiliates and avoid any Action by any Governmental Authority, in each case in connection with the Offer and the Merger and to fulfill the conditions to the transactions contemplated by this Agreement, (iii) make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement required under applicable Law, including the HSR Act and any other applicable Antitrust Laws, in each case in connection with the Offer and the Merger and to fulfill the conditions to the transactions contemplated by this Agreement, and (iv) to the extent requested by Parent, obtain all necessary or appropriate consents, waivers and approvals and make all necessary or appropriate notifications under any Contracts of the Company and its Subsidiaries, in each case in connection with the Offer and the Merger (provided, that the actions contemplated by this subclause (iv) shall not be a condition to the obligations of Parent and Merger Sub to consummate the transactions contemplated by this Agreement, including the Offer and the Merger). Upon the terms and subject to the conditions of this Agreement, Parent and the Company shall, and shall cause their respective Affiliates to, cooperate with each other in connection with obtaining all such consents, approvals, authorizations, waivers or orders and the making of all such filings, including, unless prohibited by applicable Law or a Governmental Authority, providing copies of all such non-proprietary documents to outside counsel for the non-filing Party prior to filing and, if reasonably requested, accepting all reasonable additions, deletions or changes suggested in connection therewith. Parent and the Company shall, and shall cause their respective Affiliates to, promptly furnish to each other all information reasonably required for any application or other filing to be made by the other with any Governmental Authority in connection with the transactions contemplated by this Agreement.

(b)          Parent and the Company agree to make, and to cause their respective Affiliates to make, any necessary filings under the HSR Act and any other Antitrust Laws no later than ten (10) Business Days after execution of this Agreement. Parent and the Company shall, and shall cause their respective Affiliates to, comply at the earliest practicable date with any request under the HSR Act or any other Antitrust Laws to provide information, documents or other materials requested by any Governmental Authority.

(c)          Parent and the Company shall each request early termination of the waiting period provided for in the HSR Act. Parent and the Company shall, and shall cause their respective Affiliates to, coordinate and cooperate in connection with their respective efforts to obtain termination or expiration of the applicable waiting period and all requisite clearances and approvals under the HSR Act and any other Antitrust Laws as promptly as practicable and in any event before the End Date. In connection with any investigation or other inquiry, Parent and the Company shall, and shall cause their respective Affiliates to, unless prohibited by applicable Law or a Governmental Authority, (i) keep the other Party promptly informed of any communication received by such Party or any of its Affiliates from any Governmental Authority regarding any of the transactions contemplated hereby, and (ii) provide outside counsel for the

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other Party with a reasonable opportunity to (A) review in advance any proposed communication by such Party or its Affiliates with any Governmental Authority, (B) consult with the other Party prior to any meeting or conference with any Governmental Authority, and (C) attend and participate in such meetings or conferences. Without the prior written consent of the other Party, Parent and the Company will not, and will not permit their respective Affiliates to consent or agree to extend the waiting period under the HSR Act or enter into any agreement with any Governmental Authority with respect to the transactions contemplated by this Agreement.

(d)          Each of Parent and the Company may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 5.04 as “outside counsel only.” Such competitively sensitive material and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from Parent or the Company, as the case may be, or its legal counsel.

(e)          In furtherance and not in limitation of the covenants of the Parties contained in this Section 5.04, Parent and the Company shall, and shall cause their respective Affiliates to, use reasonable best efforts to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement, to resolve such objections, if any, as any Governmental Authority may assert under the HSR Act or any other Antitrust Laws with respect to the transactions contemplated by this Agreement, and to avoid or eliminate each and every impediment and avoid the institution of any Action under any such Law that may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement, in each case so as to enable the Offer and the Merger to occur as promptly as possible and in any event before the End Date, to ensure that no Governmental Authority enters any Order or establishes any Law preliminarily or permanently restraining, enjoining or prohibiting the consummation of the transactions contemplated by this Agreement, or to ensure that no Governmental Authority with the authority to authorize or approve such consummation fails to do so as promptly as practicable and in any event before the End Date; provided, however, that, notwithstanding anything to the contrary contained in this Agreement, no such remedy shall be (A) required unless contingent upon the occurrence of the Merger, (B) proposed, agreed to or effected by the Company or its Subsidiaries without the prior written consent of Parent or (C) required to be agreed to by Parent or its Affiliates if such remedy would have a material adverse effect on the business, results of operations or financial condition of (x) the Company and its Subsidiaries (taken as a whole) or (y) Parent and its Subsidiaries (taken as a whole, after giving effect to the Merger).

(f)          Between the date of this Agreement and the earlier of the termination or expiration of the applicable waiting period under the HSR Act or the termination of this Agreement in accordance with its terms, neither Parent nor the Company shall, and shall not permit any of their respective Affiliates to, enter into any binding agreement or any letter of intent (whether or not binding) for any acquisition (via stock purchase, merger, consolidation, purchase of assets or otherwise) of, or commence any tender offer for, any ownership interest or assets of any Person if such ownership interest or assets would reasonably be expected to materially delay or materially and adversely affect Parent’s ability to obtain termination or

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expiration of the applicable waiting period and all requisite clearances and approvals under the HSR Act as promptly as practicable and in any event before the End Date.

Section 5.05.    Indemnification, Exculpation and Insurance.

(a)          For a period of no less than six (6) years after the Effective Time, to the fullest extent permitted by applicable Law, Parent shall, and shall cause the Surviving Corporation to, (i) indemnify, defend and hold harmless, all past and present directors and officers of the Company and its Subsidiaries (collectively, the “Indemnified Parties”) against any costs, expenses (including attorneys’ fees and expenses and disbursements), judgments, fines, losses, claims damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the Indemnified Party is or was a director, officer, employee or fiduciary of the Company or any of its Subsidiaries or is or was serving at the request of, or to represent the interest of, the Company or any of its Subsidiaries as a director, officer, partner, member, trustee, fiduciary, employee or agent of any other corporation, partnership, joint venture, limited liability company, trust, employee benefit plan or other enterprise, including any charitable or not-for profit public service organization or trade association whether asserted or claimed prior to, at or after the Effective Time (including with respect to acts or omissions occurring in connection with this Agreement and the consummation of the transactions contemplated hereby), and provide advancement of expenses to the Indemnified Parties, to the fullest extent permitted by applicable Law as it presently exists or may hereafter be amended (but, in the case of any such amendment, only to the extent such amendment permits Parent or the Surviving Corporation to provide broader indemnification rights or rights of advancement of expenses than such Law permitted Parent or the Surviving Corporation to provide prior to such amendment), but subject to Parent’s and the Surviving Corporation’s receipt of an undertaking by or on behalf of such Indemnified Party to repay such amount if it shall ultimately be determined that such Indemnified Party is not entitled to be indemnified, (ii) without limitation to clause (i), to the fullest extent permitted by applicable Law, include and cause to be maintained in effect in the Surviving Corporation’s (or any successor’s) organizational documents for a period of six (6) years after the Effective Time, provisions regarding elimination of liability of directors, and indemnification of and advancement of expenses to directors and officers of the Company, no less favorable than those contained in the Company’s organizational documents as of the date hereof and (iii) not settle, compromise or consent to the entry of any judgment in any proceeding or threatened Action (and in which indemnification could be sought by an Indemnified Party hereunder), unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such Action or such Indemnified Party otherwise consents in writing (such consent not to be unreasonably withheld, conditioned or delayed). In the event of any such claim, action, suit, proceeding or investigation, (A) the Surviving Corporation shall have the right to control the defense thereof after the Effective Time, (B) each Indemnified Party shall be entitled to retain his or her own counsel, whether or not the Surviving Corporation shall elect to control the defense of any such claim, action, suit, proceeding or investigation, and (C) subject to the receipt of the undertaking referred to in subclause (i), the Surviving Corporation shall pay all reasonable fees and expenses of any counsel retained by an Indemnified Party, promptly after statements therefor are received, whether or not the Surviving Corporation shall elect to control the defense of any such claim, action, suit, proceeding or investigation. Notwithstanding anything to the contrary set forth in this Agreement, Parent or the Surviving

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Corporation (1) shall not be liable for any settlement effected without their prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), and (2) shall not have any obligation hereunder to any Indemnified Party to the extent that a court of competent jurisdiction shall determine in a final and non-appealable order that such indemnification is prohibited by applicable Law, in which case the Indemnified Party shall promptly refund to Parent or the Surviving Corporation the amount of all such expenses theretofore advanced pursuant hereto.

(b)          In the event that either Parent or the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties, rights and other assets to any Person, then, and in each such case, Parent shall, and shall cause the Surviving Corporation to, cause proper provision to be made so that such successor or assign shall expressly assume the obligations set forth in this Section 5.05.

(c)          Prior to the Effective Time, the Company shall, and, if the Company is unable to, Parent shall cause the Surviving Corporation as of the Effective Time to, obtain and fully pay for, at no expense to the beneficiaries, non-cancellable “tail” insurance policies with a claims period of at least six (6) years from and after the Effective Time from insurance carriers with the same or better claims-paying ability ratings as the Company’s current insurance carriers with respect to directors’ and officers’ liability insurance policies and fiduciary liability insurance policies (collectively, “D&O Insurance”), for the persons who are covered by the Company’s existing D&O Insurance, with terms, conditions, retentions and levels of coverage at least as favorable to the insured individuals as the Company’s existing D&O Insurance with respect to matters existing or occurring at or prior to the Effective Time (including in connection with this Agreement or the transactions contemplated hereby); provided, however, that the Company shall not pay, or the Surviving Corporation, as the case may be, shall not be required to pay, for such “tail” insurance policies a one-time premium in excess of 300% of the Company’s current annual premium for D&O Insurance (the “Premium Cap”), which current annual premium is set forth in Section 5.05(c) of the Disclosure Letter. If the Company and the Surviving Corporation for any reason fail to obtain such “tail” insurance policies as of the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, continue to maintain in effect, at no expense to the beneficiaries, D&O Insurance for a period of at least six (6) years from and after the Effective Time for the persons who are covered by the Company’s existing D&O Insurance, with terms, conditions, retentions and levels of coverage at least as favorable as provided in such existing D&O Insurance, from insurance carriers with the same or better claims-paying ability ratings as the Company’s current D&O Insurance carriers; provided, however, that the Surviving Corporation shall not be required to pay for such D&O Insurance an annual premium in excess of the Premium Cap, in which case the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, use reasonable best efforts to maintain in effect, at no expense to the beneficiaries, for a period of at least six (6) years from the Effective Time for the persons who are covered by the Company’s existing D&O Insurance, D&O Insurance with the best overall terms, conditions, retentions and levels of coverage reasonably available for an annual premium equal to the Premium Cap.

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(d)          The provisions of this Section 5.05 are (i) intended to be for the benefit of, and will be enforceable from and after the Effective Time by, each Indemnified Party, his or her heirs and his or her representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by Contract pursuant to any Contracts set forth in Section 3.12(a)(ix) of the Disclosure Letter or the Organizational Documents of the Company and its Subsidiaries as in effect as of the date of this Agreement.

Section 5.06.    Employee Matters.

(a)          For a period commencing as of the Effective Time and ending on December 31, 2016 (or, if earlier, the date of termination of the applicable Continuing Employee), each employee of the Company and its Subsidiaries who remains in the active employment of the Surviving Corporation and its Subsidiaries (the “Continuing Employees”) shall receive (i) an annual rate of salary or wages and annual incentive opportunities (excluding equity or equity-based compensation or incentive opportunities) that are, in each case, substantially comparable in the aggregate to those provided by Parent to its similarly situated employees in the same or comparable geographic locations, and (ii) employee benefits (excluding equity or equity-based compensation or incentive opportunities) that are substantially comparable to the employee benefits provided by Parent to its similarly situated employees in the same or comparable geographic locations. In addition, the flexible spending accounts maintained under the Company’s cafeteria plan will continue to be maintained through a date ending no earlier than the last day of the calendar year in which the Effective Time occurs, unless such accounts are merged prior thereto into successor arrangements maintained by the Surviving Corporation.

(b)          Nothing contained herein shall be construed as requiring, and the Company shall take no action after the date of this Agreement that would have the effect of requiring, Parent or the Surviving Corporation to continue any specific Benefit Plans or compensation, retention or employment arrangements or to continue the employment of any specific person, and nothing herein shall prevent Parent, the Surviving Corporation or any of their Affiliates from amending or terminating any of their benefit plans or, after the Effective Time, any Benefit Plan in accordance with their terms, subject to compliance with Section 5.06(a).

(c)          With respect to each employee benefit plan in which any Continuing Employee participates, for purposes of determining eligibility to participate, vesting and entitlement to benefits, Parent shall cause the Surviving Corporation to recognize the service of each Continuing Employee with the Company or its Subsidiaries (as well as service with any predecessor employer of the Company or its Subsidiaries to the extent service with such predecessor employer is recognized by the Company or its Subsidiaries) as if such service had been performed with Parent with respect to any plans or programs in which Continuing Employees are eligible to participate after the Effective Time for all purposes under such plans or programs except with regard to benefit accrual purposes under any defined benefit retirement plan of any type or eligibility to participate in or vesting under any equity or equity-based compensation plans, except, in each case, to the extent such treatment would result in duplicative benefits or require recognition of service under a newly established plan for which service is not taken into account for employees of Parent.

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(d)          With respect to any welfare plan maintained by Parent in which Continuing Employees are eligible to participate after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, use commercially reasonable efforts to (i) waive all limitations as to preexisting conditions and limitations, exclusions, actively-at-work requirements, waiting periods and any other restriction that would prevent immediate or full participation under any welfare benefit plan maintained by the Surviving Corporation with respect to participation and coverage requirements applicable to such employees to the extent such conditions and exclusions were satisfied or did not apply to such employees under the welfare plans or comparable welfare plans maintained by the Company prior to the Effective Time and (ii) provide each Continuing Employee with credit for any co-payments and deductibles paid prior to the Effective Time in the same plan year in which the Effective Time occurs in satisfying any analogous deductible or out-of-pocket requirements to the extent applicable under the relevant welfare benefit plan in which Continuing Employees participate from and after the Effective Time, as if there had been a single continuous employer, to the extent credited under the welfare plans maintained by the Company prior to the Effective Time.

(e)          Unless otherwise requested by Parent at least ten (10) days prior to the Closing, the Company shall terminate any and all Benefit Plans intended to qualify under Section 401(a) of the Code that include a cash or deferred arrangement intended to satisfy the provisions of Section 401(k) of the Code (the “Company 401(k) Plans”), such termination effective not later than the day immediately preceding the Closing. In the event of such termination, the Company shall provide Parent with evidence that such Company 401(k) Plans have been terminated pursuant to resolution (the form and substance of which shall be subject to prior review and approval by Parent (which shall not be unreasonably withheld, conditioned or delayed)) of the Board of Directors of the Company. In the event of such termination, Parent shall cause each Continuing Employee who is a participant in a Company 401(k) Plan to be allowed to participate in a tax qualified plan which includes a cash or deferred arrangement intended to satisfy the provisions of Section 401(k) of the Code that is sponsored and maintained by Parent or an Affiliate of Parent (the “Parent 401(k) Plan”) and such Continuing Employee shall be credited with eligibility service and vesting service for all periods of service with the Company or any other entity to the extent so credited with such service under the applicable Company 401(k) Plan. In addition, Parent shall, or shall cause an Affiliate to, take all actions necessary so that the Parent 401(k) Plan will accept rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code, inclusive of loans) from the Company 401(k) Plan.

(f)          The provisions of this Section 5.06 are for the sole benefit of the Parties and nothing herein, expressed or implied, is intended or shall be construed to confer upon or give to any person (including for the avoidance of doubt any current or former employees, directors, or independent contractors of any of the Company or any of its Subsidiaries, Parent or any of its Subsidiaries, or on or after the Effective Time, the Surviving Corporation or any of its Subsidiaries), other than the Parties and their respective permitted successors and assigns, any legal or equitable or other rights or remedies with respect to the matters provided for in this Section 5.06.

Section 5.07.    Public Announcements.  Except with respect to any Company Adverse Recommendation Change made in accordance with the provisions of Section 5.02(d) or any

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public statement made thereafter, Parent and the Company shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Offer and the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as such Party may reasonably conclude may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system. The Parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the Parties.

Section 5.08.    Section 16 Matters.  Prior to the Effective Time, the Company shall cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) resulting from the transactions contemplated by this Agreement by each person who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.09.    Stock Exchange Delisting.  Prior to the Closing Date, the Company shall cooperate with Parent and use commercially reasonable efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the NASDAQ Global Market to enable the delisting by the Surviving Corporation of the Company Common Stock from the NASDAQ Global Market and the deregistration of the Company Common Stock under the Exchange Act as promptly as practicable after the Effective Time.

Section 5.10.    Takeover Laws.  If any Takeover Law is or may become applicable to the Offer, the Merger or any of the other transactions contemplated by this Agreement or the Support Agreements, each of the Company, Parent and Merger Sub and their respective boards of directors shall grant all such approvals and take all such actions as are reasonably necessary or appropriate so that such transactions may be consummated as promptly as practicable hereafter on the terms contemplated hereby, and otherwise act reasonably to eliminate or minimize the effects of such Law on such transactions.

Section 5.11.    Stockholder Litigation.  Each Party shall promptly notify the other Parties in writing of any litigation arising out of or relating to this Agreement or the transactions contemplated by this Agreement, including the Merger, that is brought, or, to the knowledge of such Party, threatened in writing, against such Party and/or its directors or officers (any such litigation, a “Transaction Litigation”) and shall keep such other Party reasonably informed on a current basis with respect to the status thereof. Except in any Action where the Parties may be adverse to each other, each Party shall give the other Party the opportunity to participate, subject to a customary joint defense agreement, in (but not control) the defense or settlement of any Transaction Litigation; provided, that the disclosure of information in connection therewith shall be subject to Section 5.03, including regarding attorney-client or other legal privilege. The Company shall not settle any Transaction Litigation without the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed).

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Section 5.12.    Notification of Certain Matters.

(a)          At all times during the period commencing on the date of this Agreement and continuing until the earlier to occur of (x) the date of the termination of this Agreement in accordance with its terms and (y) the Effective Time, the Company shall give prompt notice to Parent and Merger Sub upon becoming aware that any representation or warranty made by it in this Agreement has become untrue or inaccurate in any material respect, or of any failure of the Company to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in any such case if and only to the extent that such untruth or inaccuracy, or such failure, would reasonably be expected to cause any of the conditions to the obligations of Parent and Merger Sub to consummate the Offer or the Merger to fail to be satisfied; provided, however, that no such notification shall affect or be deemed to modify any representation or warranty of the Company set forth in this Agreement or the conditions to the obligations of Parent and Merger Sub to consummate the transactions contemplated by this Agreement or the remedies available to the Parties hereunder or update any section of the Disclosure Letter; and provided further, that the terms and conditions of the Confidentiality Agreement shall apply to any information provided to Parent pursuant to this Section 5.12(a).

(b)           At all times during the period commencing on the date of this Agreement and continuing until the earlier to occur of (x) the date of the termination of this Agreement in accordance with its terms and (y) the Effective Time, Parent shall give prompt notice to the Company upon becoming aware that any representation or warranty made by Parent or Merger Sub in this Agreement has become untrue or inaccurate in any material respect, or of any failure of Parent or Merger Sub to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in any such case if and only to the extent that such untruth or inaccuracy, or such failure, would reasonably be expected to prevent the consummation of the transactions contemplated by this Agreement, including the Offer and the Merger, from occurring on or prior to the End Date; provided, however, that no such notification shall affect or be deemed to modify any representation or warranty of Parent or Merger Sub set forth in this Agreement or the conditions to the obligations of the Company to consummate the transactions contemplated by this Agreement or the remedies available to the parties hereunder; and provided further, that the terms and conditions of the Confidentiality Agreement shall apply to any information provided to the Company pursuant to this Section 5.12(b).

(c)          At all times during the period commencing on the date of this Agreement and continuing until the earlier to occur of (x) the date of the termination of this Agreement in accordance with its terms and (y) the Effective Time, each of the Company and Parent shall give prompt notice to the other of (i) any written notice from any Person alleging that the approval or consent of such Person is or may be required in connection with the Offer, the Merger or the other transactions contemplated by this Agreement, (ii) any written notice or other communication from any Governmental Authority in connection with the Offer, the Merger or the other transactions contemplated by this Agreement, and (iii) any Action commenced or, to the Knowledge of the Company or the knowledge of Parent, threatened, against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries or Parent or any of its Subsidiaries, as the case may be, that relate to the Offer, the Merger or the other transactions

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contemplated by this Agreement; provided, however, that no such notification shall affect or be deemed to modify any representation or warranty of any Party set forth in this Agreement or the conditions to the obligations of the Parties to consummate the transactions contemplated by this Agreement or the remedies available to the Parties hereunder or update any section of the Disclosure Letter; and provided further, that the terms and conditions of the Confidentiality Agreement shall apply to any information provided pursuant to this Section 5.12(c).

Section 5.13.    Cooperation.

(a)          From and after the date of this Agreement, the Company shall use reasonable best efforts to provide to Parent, and shall use reasonable best efforts to cause its Representatives to provide to Parent, in each case at Parent’s sole expense, all cooperation reasonably requested by Parent that is customary and necessary in connection with arranging, obtaining and syndicating the Financing and causing the conditions in the Debt Letters and the Definitive Financing Agreement to be satisfied, including reasonable best efforts to (i) make appropriate members of the senior management, representatives and advisors of the Company and its Subsidiaries available to participate in informational meetings with potential lenders at such times and places as Parent and its Financing Sources may reasonably request, (ii) ensure that the syndication efforts with respect to the Financing benefit from the existing lending relationships of the Company, (iii) assist in the preparation of a customary confidential information memorandum to be used in the syndication of the Financing, other customary marketing materials and any other information reasonably requested by Parent and its Financing Sources with respect to the Company and its Subsidiaries, (iv) provide or cause to be provided customary financial information and projections for the Company and its Subsidiaries, including for the fiscal years 2016 through 2020 and for the four (4) fiscal quarters beginning with the first fiscal quarter in which the Closing Date is expected to occur, in each case in form reasonably satisfactory to Parent and its Financing Sources, (v) host, with Parent and its Financing Sources, a reasonable number of meetings or conference calls of prospective lenders, (vi) assist in the preparation of, and execute and deliver, the Definitive Financing Agreement and related documents, including guarantee and collateral documents and other certificates and documents as may be reasonably requested by Parent including, but not limited to, obtaining customary pay-off letters as required herein, furnishing Parent and the Financing Sources as promptly as reasonably practicable with all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act, that has been reasonably requested by Parent, (vii) subject to any contractual agreement in effect, facilitate the pledging of collateral for the Financing, and (viii) take such other actions as reasonably requested by Parent or its Financing Sources to facilitate the satisfaction on a timely basis of all the conditions precedent to the Financing; provided, however, that, (x) nothing herein shall require the Company or any of its Subsidiaries or any of their Representatives to take any action that would (A) interfere unreasonably with the business or operations of the Company or its Subsidiaries, (B) cause any covenant, representation or warranty in this Agreement to be breached by the Company or any of its Subsidiaries, (C) require the Company or any of its Subsidiaries to pay any commitment or other similar fee or incur any other expense, liability or obligation, in each case in connection with the Financing or its cooperation in connection therewith prior to the Effective Time, (D) cause any director, officer or employee of the Company or any of its Subsidiaries to incur any personal liability, (E) conflict with the Organizational Documents of the Company or any of its Subsidiaries (in each case that are not

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contingent on the Effective Time) or any applicable Laws, (F) take or commit to take any action that is not contingent upon the Closing, (G) reasonably be expected to result in a breach of any Contract or subject the Company or any its Subsidiaries to actual or potential liability, to bear any cost or expense or to pay any commitment or other similar fee or make any other payment (other than reasonable out-of-pocket costs) or incur any other liability or provide or agree to provide any indemnity in connection with the Financing or any of the foregoing prior to (or that is not subject to the occurrence of) the Closing or (H) require the Company to adopt resolutions or execute consents or take similar action approving or authorizing the Financing, and (y) any documentation executed by the Company or any of its Subsidiaries pursuant to this Section 5.13 shall not become effective until the Effective Time. The Company hereby consents to the reasonable use of its and its Subsidiaries’ logos in connection with the Financing; provided, that such logos shall be used solely in a manner that is not intended or reasonably likely to harm, disparage or otherwise adversely affect the Company or any of its Subsidiaries.

(b)          Parent shall promptly, upon request by the Company, reimburse the Company and its Subsidiaries, as applicable, for all reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by the Company or its Subsidiaries, as applicable, in connection with the cooperation of the Company and its Subsidiaries, as applicable, contemplated by this Section 5.13. Parent shall indemnify and hold harmless the Company and Subsidiaries (and their respective Representatives) from and against any and all losses, damages, claims, costs or expenses actually suffered or incurred by any of them in connection with the arrangement of the Financing and any information used in connection therewith (other than historical information relating to the Company and its Subsidiaries prepared by the Company or its Subsidiaries that is provided by the Company to Parent in writing specifically for use in any syndication materials), in each case except to the extent such losses, damages, claims, costs or expenses arise from the bad faith, fraud, willful misconduct or gross negligence of the Company or its Subsidiaries, as finally determined by a court of competent jurisdiction.

(c)          All non-public or otherwise confidential information regarding the Company or any of its Affiliates and Subsidiaries obtained by Parent or its Representatives or any Financing Source pursuant to this Section 5.13 shall be kept confidential in accordance with the Confidentiality Agreement. Notwithstanding anything to the contrary in this Agreement or in any other agreement between the Company and Parent (or its Affiliates), the Company agrees that Parent and its Affiliates may share customary projections with respect to the Company and its business with the Financing Sources, and that Parent, its Affiliates and such Financing Sources may share such information with potential Financing Sources in connection with any marketing efforts in connection with the Financing, provided that the recipients of such information agree to customary confidentiality arrangements and acknowledgments from such recipients of their receipt of material non-public information in compliance with applicable procedures and Laws.

Section 5.14.    Financing.  Upon the terms and subject to the conditions of this Agreement, Parent shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary to arrange and obtain the Financing on the terms and conditions described in the Commitment Letter pursuant to the terms

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thereof (including, as necessary, any “market flex” provisions related thereto). In furtherance and not in limitation of the foregoing:

(a)          Parent shall not permit any amendment, supplement, replacement or modification to be made to, or any waiver of any provision under, the Commitment Letter without the consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed) if such amendment, supplement, replacement, modification or waiver (i) reduces the aggregate amount of the Financing (including by increasing the amount of fees to be paid) or original issue discount, unless (A) the Financing is increased by a corresponding amount or (B) Parent or Merger Sub have a corresponding amount of available cash on hand such that the representation set forth in Section 4.07(a) will still be true and correct or (ii) imposes new or additional conditions to the initial funding or otherwise expands, amends or modifies any of the conditions to the receipt of the Financing, or otherwise expands, amends or modifies any other provision of the Commitment Letter, in a manner that would reasonably be expected to (A) delay or prevent or make less likely the funding of the Financing (or satisfaction of the conditions to the Financing) at the Acceptance Time or on the Closing Date or (B) adversely impact the ability of Parent to enforce its rights against other parties to the Commitment Letter or the definitive agreements with respect thereto, in each case, relating to the funding thereunder (provided, that Parent may (1) amend the Commitment Letter to add or replace lenders, lead arrangers, bookrunners, syndication agents or similar entities and (2) implement or exercise the “flex” provisions contained in one or more fee letters related to the Financing). Parent shall promptly deliver to the Company true, correct and complete copies of any such amendment, modification or replacement.

(b)          Parent shall use its reasonable best efforts to (i) maintain in effect the Commitment Letter, (ii) negotiate and enter into the Definitive Financing Agreement with respect to the Commitment Letter on the terms and conditions contained in the Commitment Letter (including, as necessary, any “market flex” provisions related thereto), (iii) satisfy (or, if deemed advisable by Parent, obtain the waiver of) on a timely basis all conditions to receipt of the amount of the Financing necessary to pay the aggregate amount of the aggregate Offer Price at the Acceptance Time and the aggregate Per Share Merger Consideration at the Closing that are within its control (but excluding any condition where the failure to be so satisfied is a direct result of the Company’s failure to furnish information as required under Section 5.13 or the Company’s breach of any of its other obligations under Section 5.13) and, upon satisfaction of the conditions set forth in the Commitment Letter, to consummate the Financing at or prior to the Closing, (iv) enforce its rights under the Commitment Letter, including to cause the Financing Sources to fund at the Acceptance Time and on the Closing Date the Financing and (v) to comply with its obligations under the Commitment Letter. In each case promptly upon the Company’s reasonable request, Parent shall keep the Company informed in reasonable detail of the status of its efforts to arrange the Financing and promptly provide to the Company at its request copies of all substantially final drafts and executed definitive agreements for the Financing.

(c)          Parent agrees to notify the Company reasonably promptly, and in any event within three (3) Business Days, if at any time prior to the Effective Time (i) the Commitment Letter is terminated for any reason, (ii) Parent becomes aware of any breach or default by any party to the Commitment Letter or the Definitive Financing Agreement, (iii) a counterparty indicates in writing that it will not provide, or it refuses to provide, all or any portion of the

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Financing contemplated by the Commitment Letter on the terms set forth in the Commitment Letter, (iv) Parent receives any written notice or other written communication from any Person with respect to any actual breach, default, termination or repudiation by any party to any Commitment Letter or the Definitive Financing Agreement or (v) Parent determines in good faith that it will not be able to obtain all or any portion of the Financing necessary to pay the aggregate Offer Price and the aggregate Per Share Merger Consideration; provided, that in no event will Parent be under any obligation to disclose any information shared among Parent and its professional advisors in connection with matters contemplated by the foregoing clauses (i) through (iv) that is subject to attorney-client or similar legal privilege. Without limiting Parent’s other obligations under this Section 5.14, if the commitments with respect to all or any portion of the Financing expire or are terminated or all or any portion of the Financing otherwise becomes unavailable, then Parent shall (i) promptly notify the Company of such event and the reasons therefor, (ii) use reasonable best efforts to obtain alternative financing from the same or alternative financing sources in an amount sufficient to pay all amounts required to paid in connection with the Offer, the Merger and the other transactions contemplated by this Agreement, as promptly as practicable following the occurrence of such event (the “Alternative Financing”), and (iii) obtain, and when obtained, provide the Company with a true, correct and complete copy of each alternative financing commitment in respect of such Alternative Financing (each, a “New Commitment Letter”), together with all related fee letters (solely in the case of the fee letters, with only (A) the fee amounts, yield or interest rate caps, and original issue discount amounts and (B) “flex,” and other economic terms, in each case under this clause (B) that are confidential and do not adversely affect the enforceability, availability or conditionality of or the aggregate amount of net proceeds available under such financing, contained therein redacted). In the event any New Commitment Letter is obtained, (1) any reference in this Agreement to the “Financing” shall include the debt financing contemplated by the Commitment Letter as modified pursuant to clause (2) below, (2) any reference in this Agreement to the “Commitment Letter” shall be deemed to include the Commitment Letter which is not superseded by a New Commitment Letter at the time in question and each New Commitment Letter to the extent then in effect, and (3) any reference in this Agreement to “fee letter” shall be deemed to include any fee letter relating to the Commitment Letter that is not superseded by any New Commitment Letter at the time in question and each New Debt Commitment Letter to the extent then in effect.

Section 5.15.         Convertible Notes.  On the Closing Date, the Company shall (a) deliver or cause to be delivered to the trustee under the Indenture (the “Trustee”) written notice (the “Redemption Notice”) of the Company’s election to redeem all of the Convertible Notes thirty (30) days following the Closing (or, if such day is not a Business Day, the first Business Day thereafter) pursuant to Section 6.01 of the Indenture (the “Redemption”), together with any certificates, opinions of counsel or other documents that may be required in connection with the delivery of the Redemption Notice to the Trustee, and (b) take such actions required to be taken by the Indenture in order to satisfy and discharge the Company’s obligations thereunder; provided, that Parent or Merger Sub shall provide funds to the Company in an amount sufficient to pay, or otherwise pay on behalf of the Company, the Redemption Price (as defined in the Indenture), together with all other prepayment, redemption or similar fees that may be payable in connection with the Redemption. In addition, the Company shall timely deliver or cause to be delivered to the Trustee and the holders of the Convertible Notes any notices, publications, certificates, opinions of counsel and other communications required to be delivered, and timely

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take any other actions required to be taken, by the Indenture, in respect of the Offer, the Merger and the other transactions contemplated hereby. The Company shall not cause or permit a Default (as such term is defined in the Indenture) or an Event of Default (as such term is defined in the Indenture) to occur prior to the Effective Time. The Company shall provide Parent and Merger Sub with a reasonable opportunity to review and comment on all such notices (including the Redemption Notice), publications and other communications to holders of the Convertible Notes or the Trustee, prior to their delivery or publication, and the Company shall give reasonable and good faith consideration to any comments made by Parent and Merger Sub. The Company shall provide Parent with copies of all such notices, publications and other communications. The Company shall promptly provide Parent and Merger Sub with (i) any communications, whether written or oral, that the Company or its counsel may receive from any holder of the Convertible Notes or the Trustee promptly after the receipt thereof, and (ii) a reasonable opportunity to participate with the Company or its counsel in any material discussions or meetings with any holder of the Convertible Notes or the Trustee. Between the date of this Agreement and the Effective Time or the earlier termination of this Agreement in accordance with its terms, the Company shall use commercially reasonable efforts to coordinate discussions among the Company, Parent and the Trustee regarding the Redemption. Notwithstanding anything to the contrary in this Section 5.15, nothing herein shall require the Company or any of its Subsidiaries to pay any fees, incur or reimburse any costs or expenses, or make any payment in connection with any Convertible Note or this Section 5.15 (including in connection with the settlement of any conversion obligation), prior to the occurrence of the Effective Time.

Section 5.16.    Payoff Letter.  No later than three (3) Business Days prior to the Closing Date (or such later date as Parent may agree in writing, but in any event, on or prior to the Closing Date), the Company shall deliver to Parent a pay-off letter from the administrative agent under the Senior Credit Facility, in form and substance reasonably satisfactory to Parent, addressed to the Company, (a) setting forth the amounts required to pay off in full at the Closing all obligations owing under the Senior Credit Facility (including the outstanding principal, accrued and unpaid interest and any applicable penalties), (b) stating that, upon payment of such amounts, the commitments of the lenders to make loans or other extensions of credit under the Senior Credit Facility shall be terminated and the Surviving Corporation shall be released from all of its obligations under the Senior Credit Facility (other than contingent indemnification obligations, to the extent no claim giving rise thereto has been asserted) and all related documents, agreements and instruments and all Liens under the Senior Credit Facility and each other document and agreement related thereto shall automatically be terminated, discharged, satisfied or released, as applicable, and which pay-off letter shall specifically authorize the Company or its designees to file all termination statements and release and discharge documents (including termination statements of any and all UCC financing statements filed by the administrative agent or collateral agent, as applicable, under the Senior Credit Facility) deemed necessary by Parent to release of record any Liens existing pursuant to the Senior Credit Facility and each agreement, document and instrument related thereto.

Article 6
Conditions to the Merger

Section 6.01.    Conditions to the Obligations of Each Party to Effect the Merger.  The respective obligation of each Party to effect the Merger is subject to the satisfaction or (to the

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extent permitted by Law) waiver by Parent and the Company on or prior to the Closing Date of the following conditions:

(a)          Tender Offer. Merger Sub shall have irrevocably accepted for payment, or caused to be accepted for payment, all shares of Company Common Stock validly tendered and not withdrawn in the Offer.

(b)          No Injunctions, Orders or Restraints. No Governmental Authority of competent jurisdiction, located in the United States or in another jurisdiction outside of the United States in which the Company or any of its Subsidiaries, or Parent or any of its Subsidiaries, engage in material business activities, shall have enacted, entered, promulgated or enforced any Order (whether temporary, preliminary or permanent) or Law which is in effect that prohibits, declares unlawful, enjoins or otherwise prevents the consummation of the Merger or any of the transactions contemplated by this Agreement.

Article 7
Termination

Section 7.01.    Termination.  This Agreement may be terminated and (x) the Offer may be abandoned at any time prior to the Acceptance Time and (y) the Merger may be abandoned at any time prior to the Effective Time as follows:

(a)          by mutual written consent of the Company and Parent;

(b)          by either Parent or the Company, upon written notice to the other Party:

(i)          if the Acceptance Time has not occurred on or before March 22, 2016 (the “End Date”); provided, however, that the right to terminate this Agreement under this Section 7.01(b)(i) shall not be available to any Party whose breach or failure to perform or comply with any obligation under this Agreement resulted in or was a proximate cause of the failure of the Acceptance Time to occur on or before the End Date; or

(ii)         if any Governmental Authority of competent jurisdiction, located in the United States or in another jurisdiction outside of the United States in which the Company or any of its Subsidiaries, or Parent or any of its Subsidiaries, engage in material business activities, shall have enacted, entered, promulgated or enforced any Order or Law permanently enjoining, restraining, prohibiting or making illegal (A) prior to the Acceptance Time, the acceptance for payment of, or payment for, shares of Company Common Stock pursuant to the Offer or (B) prior to the Effective Time, the consummation of the Merger, in either case which Order or Law shall have become final and non-appealable; provided, however, that (A) the Party seeking to terminate this Agreement pursuant to this Section 7.1(b)(ii) shall have used its reasonable best efforts to remove any such Order and (B) the right to terminate this Agreement under this Section 7.01(b)(ii) shall not be available to any Party whose breach or failure to perform or comply with any obligation under this Agreement resulted in or was a proximate cause of the issuance of any such Order;

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(c)          by Parent, prior to the Acceptance Time, upon written notice to the Company, if there has been any violation or breach by the Company of any covenant, representation or warranty contained in this Agreement, which would, or would reasonably be expected to, give rise to the failure of any condition to the obligations of Parent and Merger Sub to effect the Offer set forth in clauses (c)(ii) or (c)(iii) set forth in Annex I and (i) such violation or breach has not been waived by Parent, (ii) Parent has provided written notice to the Company of such violation or breach and its intent to terminate this Agreement pursuant to this Section 7.01(c) and (iii) such violation or breach is not capable of being cured by the End Date or, to the extent so curable, has not been cured by the Company within thirty (30) days after receiving such written notice thereof from Parent; provided, however, that Parent shall not be entitled to terminate this Agreement pursuant to this Section 7.01(c) if Parent or Merger Sub is then in material breach of any covenant, representation or warranty contained in this Agreement;

(d)          by the Company, prior to the Acceptance Time, upon written notice to Parent, if there has been any violation or breach by Parent or Merger Sub of any covenant, representation or warranty contained in this Agreement, which would, or would reasonably be expected to, prevent the consummation of the Merger or the other transactions contemplated hereby from occurring on or prior to the End Date and (i) such violation or breach has not been waived by the Company, (ii) the Company has provided written notice to Parent of such violation or breach and its intent to terminate this Agreement pursuant to this Section 7.01(d) and (iii) such violation or breach is not capable of being cured by the End Date or, to the extent so curable, has not been cured by Parent and Merger Sub within thirty (30) days after receiving such written notice thereof from the Company; provided, however, that the Company shall not be entitled to terminate this Agreement pursuant to this Section 7.01(d) if the Company is then in material breach of any covenant, representation or warranty contained in this Agreement;

(e)          by the Company, prior to the Acceptance Time, upon written notice to Parent, in order to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal in accordance with Section 5.02; provided that (i) substantially concurrent with the termination of this Agreement, the Company enters into an Alternative Acquisition Agreement providing for a Superior Proposal, and (ii) the Company pays Parent the Company Termination Fee payable to Parent pursuant to Section 7.03(b); or

(f)          by Parent, prior to the Acceptance Time, upon written notice to the Company, (i) in the event that the Board of Directors of the Company shall have effected a Company Adverse Recommendation Change, (ii) the Board of Directors of the Company fails to publicly recommend against any Acquisition Proposal or fails to reaffirm (publicly, if so requested by Parent or Merger Sub) the Company Recommendation, in each case, within ten (10) Business Days of Parent’s written request to do so (it being agreed that Parent and Merger Sub, collectively, may make only one (1) such request with respect to any such Acquisition Proposal and each material modification thereto, and three (3) such requests in the aggregate), or (iii) the Company shall have materially breached its obligations under Section 5.02, which material breach, if curable by the Company, shall not have been fully cured by the Company within five (5) days following the Company’s receipt of written notice of such material breach (provided, that any material breach pursuant to this subclause (iii) that is the proximate cause of an Acquisition Proposal shall not be curable).

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Section 7.02.    Effect of Termination.  In the event that this Agreement is validly terminated pursuant to Section 7.01, written notice thereof shall be given by the terminating Party to the other Party identified in Section 7.01, specifying the provisions hereof pursuant to which such termination is made and the basis therefor, and this Agreement shall forthwith become null and void and of no effect without liability or obligation on the part of any Party (or any Affiliate of such Party and such Party’s and its Affiliates’ respective directors, officers, members, managers, employees, agents or representatives), except that no such termination shall relieve any Party from any liabilities or damages resulting from any fraud or willful and material breach of this Agreement prior to or in connection with such termination or from any obligation to pay the Company Termination Fee pursuant to Section 7.03; provided, however, that the provisions of Article 1, this Section 7.02, Section 7.03 and Article 8 and the Confidentiality Agreement shall each survive the termination of this Agreement, as applicable, in accordance with their respective terms. If this Agreement is terminated as provided herein, (a) Parent shall cause the Offer to be terminated as promptly as practicable (and in any event within two (2) Business Days) after termination of this Agreement and (b) all filings, applications and other submissions made pursuant to this Agreement, to the extent practicable, shall be withdrawn from the Governmental Authority or other Person to which they were made.

Section 7.03.    Fees and Expenses.

(a)          Except as expressly provided otherwise in this Agreement, all fees and expenses incurred in connection with this Agreement, the Offer, the Merger and the other transactions contemplated by this Agreement shall be paid by the Party incurring such fees or expenses, whether or not the Offer or the Merger is consummated.

(b)          In the event that this Agreement is terminated by Parent pursuant to Section 7.01(f) or by the Company pursuant to Section 7.01(e), then the Company shall pay, or cause to be paid, to Parent the Company Termination Fee (i) as promptly as practicable (and, in any event, on or before the third (3rd) Business Day) following the date of such termination (in the case of termination by Parent pursuant to Section 7.01(f)) or (ii) concurrently with such termination (in the case of termination by the Company pursuant to Section 7.01(e)), by wire transfer of immediately available U.S. dollars to the applicable account or accounts designated in writing to the Company by Parent.

(c)          In the event that this Agreement is terminated by the Company or Parent pursuant to Section 7.01(b)(i) (unless the Company would have been entitled to terminate this Agreement pursuant to Section 7.01(d) but for such termination pursuant to Section 7.01(b)(i)) or by Parent pursuant to Section 7.01(c), and, in any such case, (i) at any time after the date of this Agreement and prior to the termination of this Agreement, an Acquisition Proposal shall have been publicly announced and not publicly withdrawn prior to such date and (ii) within twelve (12) months after such termination, the Company enters into a definitive agreement with respect to any Acquisition Proposal and such Acquisition Proposal is thereafter consummated (which need not be the same Acquisition Proposal that was publicly announced prior to the termination of this Agreement), then the Company shall pay, or cause to be paid, to Parent the Company Termination Fee prior to or concurrently with the consummation of such transaction by wire transfer of immediately available U.S. dollars to the applicable account or accounts designated in writing to the Company by Parent. For purposes of only subclause (ii) of this Section 7.03(c), the term “Acquisition

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Proposal” shall have the meaning assigned to such term in Section 5.02(f)(i), except that the references to “20%” shall be deemed to be references to “50%”.

(d)          Each of the Parties acknowledges and agrees that the agreements contained in this Section 7.03 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent and Merger Sub would not have entered into this Agreement. Accordingly, if the Company fails to promptly pay the Company Termination Fee in accordance with Section 7.03, and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company for the Company Termination Fee (or any portion thereof), then the Company shall pay, or cause to be paid, to Parent its costs and expenses (including reasonable attorneys’ fees) in connection with such suit, together with interest on the amount of the Company Termination Fee at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made through the date of payment plus two percent (2%). The Company Termination Fee is non-refundable and shall not be set off by or credited against any other payment.

(e)          Upon termination of this Agreement in accordance with its terms, Parent’s right, if any, to receive the Company Termination Fee pursuant to Section 7.03, and the amounts described in Section 7.03(d), shall be the sole and exclusive remedy of Parent and Merger Sub and their respective Affiliates against the Company and its former, current or future stockholders, directors, officers, Affiliates, agents or other Representatives for any loss suffered as a result of any breach of any representation, warranty, covenant or agreement in this Agreement or the failure of the Offer or the Merger or the other transactions contemplated by this Agreement to be consummated, and upon payment of such Company Termination Fee and any applicable amount described in Section 7.03(d), neither the Company nor any of its former, current or future stockholders, directors, officers, Affiliates, agents or other Representatives shall have any further liability or obligation relating to or arising out of this Agreement or the Offer or the Merger or the other transactions contemplated by this Agreement; provided that, nothing in this Section 7.03(e) shall relieve the Company from any liabilities or damages resulting from any fraud or willful and material breach of this Agreement prior to or in connection with such termination. Notwithstanding anything to the contrary contained in this Agreement, in no event shall the Company be required to pay the Company Termination Fee more than once.

Section 7.04.    Amendment.  This Agreement may be amended by the Parties at any time prior to the Effective Time, whether before or after the Acceptance Time; provided, however, that (a) any such amendment shall be in a writing specifically designated as an amendment hereto and signed on behalf of each of the Parties, (b) after the Acceptance Time, there shall be made no amendment that decreases the Offer Price or the Per Share Merger Consideration and (c) no amendment shall be made to this Agreement after the Effective Time. Notwithstanding the foregoing, Sections 7.05, 8.05, 8.06, 8.07, 8.08, 8.09, 8.13 and this Section 7.04 (and any provision of this Agreement to the extent a modification, waiver or termination of such provision would modify the substance of Sections 7.05, 8.05, 8.06, 8.07, 8.08, 8.09, 8.13 and this Section 7.04) may not be modified, waived or terminated in a manner that is adverse to any Financing Source without the prior written consent of such Financing Source.

Section 7.05.    Extension; Waiver.  At any time prior to the Effective Time, the Parties may (a) extend the time for the performance of any of the obligations or other acts of the other

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Parties, (b) to the extent permitted by applicable Law, waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) to the extent permitted by applicable Law, waive compliance with any of the agreements or conditions contained herein. No failure to exercise, and no delay in exercising, any right, power or privilege under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any right, power or privilege hereunder preclude the exercise of any other right, power or privilege. No waiver of any breach of any provision shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision, nor shall any waiver be implied from any course of dealing between the Parties. No waiver of any provision of this Agreement shall be effective except by written instrument executed by the Party against whom the waiver is to be effective. No extension of time for performance of any obligations or other acts hereunder or under any other agreement shall be deemed to be an extension of the time for performance of any other obligations or any other acts.

Article 8
General Provisions

Section 8.01.    No Survival.  Each of the Parties, intending to modify any applicable statute of limitations, agree that (a) all of the representations and warranties in this Agreement and in any certificate or other instrument delivered pursuant hereto shall terminate effective as of the Effective Time and shall not survive the Effective Time for any purpose, and thereafter there shall be no liability on the part of, nor shall any claim be made by, any Party or any of their respective Affiliates, or any of their respective directors, officers, members, managers, employees, agents or representatives, in respect thereof, (b) after the Effective Time, there shall be no liability on the part of, nor shall any claim be made by, any Party or any of their respective Affiliates, or any of their respective directors, officers, members, managers, employees, agents or representatives, in respect of any covenants or agreements that, by their terms, contemplate performance at or prior to the Effective Time, and (c) covenants or agreements that, by their terms, contemplate performance following the Effective Time shall survive the Effective Time for the period set forth therein or until fully performed.

Section 8.02.    Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered, (b) one (1) Business Day after deposit with Federal Express or similar overnight courier service for delivery the next Business Day, (c) upon confirmation by facsimile or email transmission (with a copy sent by overnight prepared courier service for delivery the next Business Day) or (d) three (3) Business Days after being mailed by first class mail, return receipt requested. Notices, demands and other communications to the Parties shall, unless another address is specified in writing, be sent to the addresses indicated below:

(a)          if to Parent or Merger Sub, to:

Comtech Telecommunications Corp.

68 South Service Road, Suite 230

Melville, New York 11747
Attention: Stanton D. Sloane

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Email: stan.sloane@comtechtel.com
Facsimile: (631) 962-7203

with a copy (which shall not constitute notice) to:

Proskauer Rose LLP
Eleven Times Square
New York, NY 10036-8299
Attention:       Robert A. Cantone, Esq.

Michael E. Ellis, Esq.

Email: rcantone@proskauer.com
        mellis@proskauer.com
Facsimile: (212) 969-2900

if to the Company, to:

TeleCommunication Systems, Inc.
275 West Street

Annapolis, MD 21401
Attention: Sr. Vice President & General Counsel

Email: BWhite@telecomsys.com
Facsimile: (410) 280-1048

and

Reagan Place at Old Parkland

3963 Maple Avenue, Suite 400

Dallas, TX 75219

Attention: Don Carlos Bell III, Chairman of the Special Committee

Email: dcb.3@icloud.com
Facsimile: (214) 871-6711

with a copy (which shall not constitute notice) to:

Bryan Cave LLP

1290 Avenue of the Americas

New York, NY 10104

Attention:   Kenneth L. Henderson, Esq.

Tara Newell, Esq.

Email:  Kenneth.Henderson@bryancave.com

Tara.Newell@bryancave.com

Facsimile: (212) 541-1357

Section 8.03.    Entire Agreement.  This Agreement (including the documents and the instruments referred to herein) contains the entire understanding of the Parties in respect of its subject matter and supersedes all prior agreements and understandings (oral or written) between the Parties with respect to such subject matter, other than the Confidentiality Agreement.

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Section 8.04.    Disclosure Letter.  The Disclosure Letter is not intended to constitute, and shall not be construed as constituting, representations or warranties of the Company, except and solely to the extent that a representation or warranty set forth in Article 3 of this Agreement specifically states that a true, correct and complete list of a particular item is set forth in a particular section of the Disclosure Letter. The fact that any item or other information is disclosed in the Disclosure Letter shall not be construed to mean that such information is required to be disclosed by this Agreement. Inclusion of any item or other matter in the Disclosure Letter shall not be construed as an admission or indication that such item or other matter is or is not material, that such item has had or would reasonably be expected to have a Material Adverse Effect or that such item will in fact exceed any applicable threshold limitation set forth in this Agreement. Headings in the Disclosure Letter are inserted for reference purposes and for convenience of the reader only, and shall not affect the interpretation thereof or of this Agreement. Nothing contained in the Disclosure Letter shall be construed as an admission of liability or responsibility in connection with any pending, threatened or future matter or proceeding.

Section 8.05.    Binding Effect; Assignment.  The rights and obligations of this Agreement shall bind and inure to the benefit of the Parties and their respective successors and assigns. Except as expressly provided herein, the rights and obligations of this Agreement may not be assigned by any Party without the prior written consent of the other Parties; provided, however, that Parent and/or Merger Sub may assign its rights (but not its obligations) under this Agreement to any of its Financing Sources as collateral security and Merger Sub may assign, in its sole discretion, any or all of its rights, interests, or obligations hereunder to any wholly owned Subsidiary of Parent without the prior written consent of the Company.

Section 8.06.    No Third Party Beneficiaries.  Nothing expressed or implied in this Agreement is intended to confer any legal or equitable rights, benefits, remedies, obligations or liabilities upon any Person other than the Parties and their respective successors and permitted assigns; provided, however, that the Parties specifically acknowledge and agree that after the Effective Time, Section 5.05 shall be enforceable by each Indemnified Party and his or her heirs; provided, however, that the Financing Sources shall be express third party beneficiaries of and have the right to enforce their rights under Sections 7.04, 7.05, 8.05, 8.07, 8.08, 8.09, 8.13 and this Section 8.06.

Section 8.07.    Governing Law.  This Agreement and its enforcement will be governed by, and interpreted in accordance with, the Laws of the State of Maryland applicable to agreements made and to be performed within such state without regard to the conflicts of law provisions thereof; provided, however, that the adjudication of any action, claim, cross-claim or third-party claim of any kind or description, whether at law or equity, whether in contract, in tort or otherwise, involving a Financing Source in any way relating to this Agreement, including any dispute arising out of or relating in any way to the Financing, the Debt Letters, the Definitive Financing Agreement, any Alternative Financing or any New Commitment Letter or the performance of any thereof or any other transactions contemplated hereby or thereby, shall be governed by and in accordance with the laws of the State of New York (it being understood and agreed that after Closing and solely with respect to Parent, Merger Sub and the Company, the governing law provisions of the Definitive Financing Agreement shall supplant this proviso to the extent applicable); provided, further that, notwithstanding the foregoing, it is understood and

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agreed that any proceeding with respect to the Financing, the Debt Letters, the Definitive Financing Agreement, any Alternative Financing or any New Commitment Letter or any Financing Source involving (a) the interpretation of the definition of “Material Adverse Effect” (and whether or not a Material Adverse Effect has occurred), (b) the determination of the accuracy of any Acquired Business Representation (as defined in the Commitment Letter) and whether as a result of any inaccuracy thereof Parent and/or Merger Sub have the right to terminate their obligations under this Agreement or decline to consummate the Offer or the Merger and (c) the determination of whether the Offer or the Merger has been consummated in accordance with the terms of this Agreement, in each case shall be governed by, and construed in accordance with, the laws of the State of Maryland, without giving effect to any choice or conflict of laws provision or rule (whether of the State of Maryland or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Maryland.

Section 8.08.    Consent to Jurisdiction.

(a)          Each Party hereby submits to the exclusive jurisdiction of the Circuit Court for Baltimore City, Maryland or any federal court located in Baltimore, Maryland, including any appellate courts therefrom (the “Maryland Courts”), for any dispute arising out of or relating to this Agreement or the breach, termination or validity thereof. Each Party hereby irrevocably and unconditionally waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such proceedings brought in such court. Each of the Parties irrevocably and unconditionally waives and agrees not to plead or claim in any such court (i) that it is not personally subject to the jurisdiction of the Maryland Courts for any reason other than the failure to serve process in accordance with applicable Law, (ii) that it or its property is exempt or immune from jurisdiction of the Maryland Courts or from any legal process commenced in the Maryland Courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by applicable Law that (A) the suit, action or proceeding in the Maryland Courts is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper and (C) this Agreement, or the subject matter hereof, may not be enforced in or by the Maryland Courts.

(b)          Notwithstanding the foregoing and without limiting Section 8.13, each Party unconditionally and irrevocably agrees that it will not bring or support any action, cause of action, claim, cross-claim or third party claim of any kind or description, whether in law or in equity, whether in contract, in tort or otherwise, against a Financing Source in any way relating to this Agreement, including any dispute arising out of or relating in any way to the Financing, the Debt Letters, the Definitive Financing Agreement, any Alternative Financing or any New Commitment Letter or the performance thereof or any other transactions contemplated hereby or thereby, in any forum other than the Supreme Court of the State of New York, County of New York, or the United States District Court for the Southern District of New York (and appellate courts thereof); provided that, after the Closing and solely with respect to Parent, Merger Sub and the Company, it is understood and agreed that the submission to jurisdiction provisions of the Definitive Financing Agreement (and related documents) shall supplant this paragraph to the extent applicable.

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Section 8.09.    Waiver of Jury Trial.    EACH PARTY TO THIS AGREEMENT ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE, IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, INCLUDING ANY LITIGATION INVOLVING ANY FINANCING SOURCE, OR WITH RESPECT TO THE FINANCING, THE DEBT LETTERS, THE DEFINITIVE FINANCING AGREEMENT, ANY ALTERNATIVE FINANCING OR ANY NEW COMMITMENT LETTER, THE PERFORMANCE THEREOF, OR ANY OTHER TRANSACTION CONTEMPLATED THEREBY. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER DOCUMENTS ENTERED INTO IN CONNECTION HEREWITH, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.09.

Section 8.10.    Specific Performance.    The Parties agree that irreparable harm would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms on a timely basis or were otherwise breached. It is accordingly agreed that, without posting bond or other undertaking, the Parties shall be entitled to injunctive or other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. In the event that any such action is brought in equity to enforce the provisions of this Agreement, no Party will allege, and each Party hereby waives the defense or counterclaim, that there is an adequate remedy at law. The Parties further agree that (a) by seeking any remedy provided for in this Section 8.10, a Party shall not in any respect waive its right to seek any other form of relief that may be available to such Party under this Agreement and (b) nothing contained in this Section 8.10 shall require any Party to institute any action for (or limit such Party’s right to institute any action for) specific performance under this Section 8.10 before exercising any other right under this Agreement.

Section 8.11.    Severability.    If any provisions of this Agreement, or the application thereof to any Person or circumstance, is invalid or unenforceable in any jurisdiction, then (a) a substitute and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable in such jurisdiction, the intent and purpose of the invalid or unenforceable provision, and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability of such provision affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

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Section 8.12.    Counterparts.    This Agreement may be executed in any number of counterparts (including by means of facsimile and electronically transmitted portable document format (pdf) signature pages), each of which shall be an original but all of which together shall constitute one and the same instrument.

Section 8.13.    Waiver of Claims.    Notwithstanding anything to the contrary herein, the Company (prior to the Closing) (and each of its officers, directors, employees, agents, Representatives and Affiliates) hereby waives any rights or claims (whether at law or equity, in contract, tort or otherwise) against any of the Financing Sources in any way relating to this Agreement, the Financing, the Debt Letters or the Definitive Financing Agreement, the performance thereof or any other transactions contemplated hereby or thereby, and the Company (prior to the Closing) (and each of its officers, directors, employees, agents, Representatives and Affiliates) hereby agrees not to commence any action or proceeding (whether at law or equity, in contract, tort or otherwise) against any Financing Source in any way relating to this Agreement, the Financing, the Debt Letters or the Definitive Financing Agreement, the performance thereof or any other transactions contemplated hereby or thereby and further agrees to dismiss or otherwise terminate (in the case of itself) and to cause (in the case of its officers, directors, employees, agents, Representatives and Affiliates) to be dismissed or otherwise terminated any such action or proceeding asserted by the Company (prior to Closing) (whether at law or equity, in contract, tort or otherwise) against any of the Financing Sources in any way relating to this Agreement, the Financing, the Debt Letters or the Definitive Financing Agreement, the performance thereof or any other transactions contemplated hereby or thereby. In furtherance and not in limitation of the foregoing waiver, it is acknowledged and agreed that no Financing Source shall have any liability for any claims or damages to the Company (prior to the Closing) in any way relating to this Agreement, the Financing, the Debt Letters or the Definitive Financing Agreement, the performance thereof or any other transactions contemplated hereby or thereby.

[Signature page follows]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

COMTECH TELECOMMUNICATIONS CORP.

By:	/s/ Stanton D. Sloane
Name: Stanton D. Sloane
Title: President and Chief Executive Officer

TYPHOON ACQUISITION CORP.

By:	/s/ Stanton D. Sloane
Name: Stanton D. Sloane
Title: President

TELECOMMUNICATION SYSTEMS, INC.

By:	/s/ Don Carlos Bell, III
Name: Don Carlos Bell, III
Title: Chairman of the Special Committee

[Signature Page to Merger Agreement]

ANNEX I

THE CAPITALIZED TERMS USED HEREIN HAVE THE MEANINGS SET FORTH IN THE AGREEMENT AND PLAN OF MERGER TO WHICH THIS ANNEX I IS ATTACHED.

Notwithstanding any other provision of the Offer, Merger Sub shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC including Rule 14e-1 promulgated under the Exchange Act, pay for any validly tendered shares of Company Common Stock if (a) the Minimum Condition or the Termination Condition shall not have been satisfied at the Expiration Date, (b) any applicable waiting period (including any extension thereof) under the HSR Act with respect to the Offer or the Merger has not expired or been terminated at or prior to the Expiration Date or (c) any of the following conditions exist or has occurred and is continuing at the Expiration Date:

(i)          any Governmental Authority of competent jurisdiction, located in the United States or in another jurisdiction outside of the United States in which the Company or any of its Subsidiaries, or Parent or any of its Subsidiaries, engage in material business activities, shall have enacted, entered, promulgated or enforced any Order (whether temporary, preliminary or permanent) or Law which is in effect that prohibits, declares unlawful, enjoins or otherwise prevents the consummation of the Offer or the Merger or any of the transactions contemplated by the Agreement;

(ii)         (A) the representations and warranties of the Company contained in Sections 3.01 (Organization, Standing and Corporate Power) (solely as it relates to the due incorporation and valid existence of the Company), 3.02 (Authority) and Section 3.04(b) and (d) (Capitalization) shall not be true and correct in all material respects as of the date of the Agreement and as of immediately prior to the expiration of the Offer as though made as of such time (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), (B) the representations and warranties of the Company contained in Section 3.04(a) and (c) (Capitalization) shall not be true and correct in all but de minimis respects as of the date of the Agreement and as of immediately prior to the expiration of the Offer as though made as of such time (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), (C) the representation and warranty of the Company contained in the last sentence of Section 3.09 (No Material Adverse Effect) shall not be true and correct in all respects as of the date of the Agreement and as of immediately prior to the expiration of the Offer as though made as of such time and (D) any other representations and warranties of the Company contained in the Agreement shall not be true and correct (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect set forth therein) as of the date of the Agreement and as of immediately prior to the expiration of the Offer as though made as of such time (except to the extent such representations and warranties expressly relate to a specified date, in which case as of such specified date), except, in the case of this clause (D), for such failures to be true and correct that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(iii)        the Company shall have failed to perform, or comply with, in all material respects all obligations required to be performed by or complied with by it under the Agreement at or prior to the expiration of the Offer;

(iv)        Parent shall not have received a certificate signed by an executive officer of the Company certifying that none of the conditions specified set forth in paragraphs (c)(ii) or (c)(iii) of this Annex I have occurred; or

(v)         two (2) Business Days (or such fewer number of Business Days that remain between the end of the Marketing Period and the End Date) shall not have passed after completion of the Marketing Period.

The foregoing conditions, other than the Minimum Condition and the Termination Condition, are for the sole benefit of Parent and Merger Sub and may be asserted by Parent or Merger Sub regardless of the circumstances giving rise to any such conditions and may be waived by Parent or Merger Sub in writing in whole or in part at any time and from time to time in their sole and absolute discretion, in each case subject to the terms of the Agreement. Any reference in this Annex I or the Agreement to a condition or requirement being satisfied shall be deemed to be satisfied if such condition or requirement is so waived. The foregoing conditions shall be in addition to, and not a limitation of, the rights of Parent and Merger Sub to extend, terminate, amend and/or modify the Offer pursuant to the terms and conditions of the Agreement. The failure by Parent or Merger Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

EXHIBIT A

SURVIVING CORPORATION CHARTER

TELECOMMUNICATION SYSTEMS, INC.

AMENDED AND RESTATED CHARTER

ARTICLE I

NAME

The name of the corporation (the “Corporation”) is:

TeleCommunication Systems, Inc.

ARTICLE II

PURPOSE

The purposes for which the Corporation is formed are to engage in any lawful act or activity for which corporations may be organized under the general laws of the State of Maryland as now or hereafter in force.

ARTICLE III

PRINCIPAL OFFICE IN STATE

The address of the principal office of the Corporation in the State of Maryland is c/o CSC-Lawyers Incorporating Service Company, 7 St. Paul Street, Suite 1660, Baltimore, Maryland 21202.

ARTICLE IV

RESIDENT AGENT

The name and address of the resident agent of the Corporation in the State of Maryland are CSC-Lawyers Incorporating Service Company, 7 St. Paul Street, Suite 1660, Baltimore, Maryland 21202. The resident agent is a Maryland corporation.

ARTICLE V

PROVISIONS FOR DEFINING, LIMITING

AND REGULATING CERTAIN POWERS OF THE

CORPORATION AND OF THE STOCKHOLDERS AND DIRECTORS

Section 5.1 Number of Directors. The business and affairs of the Corporation shall be managed under the direction of the Board of Directors. The number of directors of the Corporation shall be three, which number may be increased or decreased only by the Board of Directors pursuant to the Bylaws of the Corporation (the “Bylaws”), but shall never be less than the minimum number required by the Maryland General Corporation Law (the “MGCL”). The names of the directors who shall serve until the next annual meeting of stockholders and until their successors are duly elected and qualify are:

Patrick O’Gara

Michael D. Porcelain

Stanton D. Sloane

Any vacancy on the Board of Directors may be filled in the manner provided in the Bylaws.

Section 5.2 Extraordinary Actions. Except as specifically provided in Section 5.5 (relating to indemnification), and in Article VIII (relating to limitation of liability), Notwithstanding any provision of law permitting or requiring any action to be taken or approved by the affirmative vote of stockholders entitled to cast a greater number of votes, any such action shall be effective and valid if declared advisable by the Board of Directors and taken or approved by the affirmative vote of stockholders entitled to cast a majority of all the votes entitled to be cast on the matter.

Section 5.3 Authorization by Board of Stock Issuance. The Board of Directors may authorize the issuance from time to time of shares of stock of the Corporation of any class or series, whether now or hereafter authorized, or securities or rights convertible into shares of its stock of any class or series, whether now or hereafter authorized, for such consideration as the Board of Directors may deem advisable (or without consideration in the case of a stock split or stock dividend), subject to such restrictions or limitations, if any, as may be set forth in the charter of the Corporation (the “Charter”) or the Bylaws.

Section 5.4 Preemptive and Appraisal Rights. Except as may be provided by the Board of Directors in setting the terms of classified or reclassified shares of stock pursuant to Section 6.4 or as may otherwise be provided by a contract approved by the Board of Directors, no holder of shares of stock of the Corporation shall, as such holder, have any preemptive right to purchase or subscribe for any additional shares of stock of the Corporation or any other security of the Corporation which it may issue or sell. Holders of shares of stock shall not be entitled to exercise any rights of an objecting stockholder provided for under Title 3, Subtitle 2 of the MGCL or any successor statute unless the Board of Directors, upon the affirmative vote of a majority of the Board of Directors and upon such terms and conditions as specified by the Board of Directors, shall determine that such rights apply, with respect to all or any shares of all or any classes or series of stock, to one or more transactions occurring after the date of such determination in connection with which holders of such shares would otherwise be entitled to exercise such rights.

Section 5.5 Indemnification. The Corporation shall indemnify (A) its directors and officers, whether serving the Corporation or at its request any other entity, to the fullest extent required or permitted by the MGCL now or hereafter in force, including the advance of expenses under the procedures and to the full extent permitted by law and (B) other employees and agents to such extent as shall be authorized by the Board of Directors or the Bylaws and be permitted by law. The foregoing rights of indemnification shall not be exclusive of any other rights to which those seeking indemnification may be entitled. The Board of Directors may take such action as is necessary to carry out these indemnification provisions and is expressly empowered to adopt, approve and amend from time to time such bylaws, resolutions or contracts implementing such provisions or such further indemnification arrangements as may be permitted by law. No amendment of the Charter or repeal of any of its provisions shall limit or eliminate the right to indemnification provided hereunder with respect to acts or omissions occurring prior to such amendment or repeal.

Section 5.6 Determinations by Board. The determination as to any of the following matters, made by or pursuant to the direction of the Board of Directors, shall be final and conclusive and shall be binding upon the Corporation and every holder of shares of its stock: the amount of the net income of the Corporation for any period and the amount of assets at any time legally available for the payment of dividends, acquisition of its stock or the payment of other distributions on its stock; the amount of paid-in surplus, net assets, other surplus, cash flow, net profit, net assets in excess of capital, undivided profits or excess of profits over losses on sales of assets; the amount, purpose, time of creation, increase or decrease, alteration or cancellation of any reserves or charges and the propriety thereof (whether or not any obligation or liability for which such reserves or charges shall have been created shall have been set aside, paid or discharged); any interpretation or resolution of any ambiguity with respect to any provision of the Charter (including any of the terms, preferences, conversion or other rights, voting powers or rights, restrictions, limitations as to dividends or distributions, qualifications or terms or conditions of redemption of any shares of any class or series of stock of the Corporation) or of the Bylaws; the number of shares of stock of any class or series of the Corporation; the fair value, or any sale, bid or asked price to be applied in determining the fair value, of any asset owned or held by the Corporation or of any shares of stock of the Corporation; any matter relating to the acquisition, holding and disposition of any assets by the Corporation; any interpretation of the terms and conditions of one or more agreements with any person, corporation, association, company, trust, partnership (limited or general) or other entity; the compensation of directors, officers, employees or agents of the Corporation; or any other matter relating to the business and affairs of the Corporation or required or permitted by applicable law, the Charter or Bylaws or otherwise to be determined by the Board of Directors.

Section 5.7  Removal of Directors. Subject to the rights of holders of shares of one or more classes or series of Preferred Stock (as defined below) to elect or remove one or more directors, any director, or the entire Board of Directors, may be removed from office at any time, with or without cause, by the affirmative vote of holders of shares entitled to cast at least a majority of all the votes entitled to be cast generally in the election of directors.

Section 5.8 Corporate Opportunities. The Corporation shall have the power, by resolution of the Board of Directors, to renounce any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, business opportunities or classes or categories of business opportunities that are presented to the Corporation or developed by or presented to one or more directors or officers of the Corporation.

ARTICLE VI

STOCK

Section 6.1 Authorized Shares. The Corporation has authority to issue 1,100,000 shares of stock, consisting of 1,000,000 shares of Common Stock, $0.01 par value per share (“Common Stock”), and 100,000 shares of Preferred Stock, $0.01 par value per share (“Preferred Stock”). The aggregate par value of all authorized shares of stock having par value is $11,000.

If shares of one class of stock are classified or reclassified into shares of another class of stock pursuant to Section 6.2, 6.3 or 6.4 of this Article VI, the number of authorized shares of the former class shall be automatically decreased and the number of shares of the latter class shall be automatically increased, in each case by the number of shares so classified or reclassified, so that the aggregate number of shares of stock of all classes that the Corporation has authority to issue shall not be more than the total number of shares of stock set forth in the first sentence of this paragraph. The Board of Directors, with the approval of a majority of the entire Board and without any action by the stockholders of the Corporation, may amend the Charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that the Corporation has authority to issue.

Section 6.2 Common Stock. Each share of Common Stock shall entitle the holder thereof to one vote. The Board of Directors may reclassify any unissued shares of Common Stock from time to time into one or more classes or series of stock.

Section 6.3 Preferred Stock. The Board of Directors may classify any unissued shares of Preferred Stock and reclassify any previously classified but unissued shares of Preferred Stock of any series from time to time, into one or more classes or series of stock.

Section 6.4 Classified or Reclassified Shares. Prior to issuance of classified or reclassified shares of any class or series, the Board of Directors by resolution shall: (a) designate that class or series to distinguish it from all other classes and series of stock of the Corporation; (b) specify the number of shares to be included in the class or series; (c) set or change, subject to the express terms of any class or series of stock of the Corporation outstanding at the time, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each class or series;

and (d) cause the Corporation to file articles supplementary with the State Department of Assessments and Taxation of Maryland. Any of the terms of any class or series of stock set or changed pursuant to clause (c) of this Section 6.4 may be made dependent upon facts or events ascertainable outside the Charter (including determinations by the Board of Directors or other facts or events within the control of the Corporation) and may vary among holders thereof, provided that the manner in which such facts, events or variations shall operate upon the terms of such class or series of stock is clearly and expressly set forth in the articles supplementary or other Charter document.

Section 6.5 Stockholders’ Consent in Lieu of Meeting. Any action required or permitted to be taken at any meeting of the holders of Common Stock entitled to vote generally in the election of directors may be taken without a meeting by consent, in writing or by electronic transmission, in any manner and by any vote permitted by the MGCL and set forth in the Bylaws.

Section 6.6 Charter and Bylaws. The rights of all stockholders and the terms of all stock are subject to the provisions of the Charter and the Bylaws.

Section 6.7 Distributions. The Board of Directors from time to time may authorize the Corporation to declare and pay to stockholders such dividends or other distributions in cash or other assets of the Corporation or in securities of the Corporation, including in shares of one class or series of the Corporation’s stock payable to holders of shares of another class or series of stock of the Corporation, or from any other source as the Board of Directors in its sole and absolute discretion shall determine. The exercise of the powers and rights of the Board of Directors pursuant to this Section 6.7 shall be subject to the provisions of any class or series of shares of the Corporation’s stock at the time outstanding.

ARTICLE VII

AMENDMENTS

The Corporation reserves the right from time to time to make any amendment to its Charter, now or hereafter authorized by law, including any amendment altering the terms or contract rights, as expressly set forth in the Charter, of any shares of outstanding stock. All rights and powers conferred by the Charter on stockholders, directors and officers are granted subject to this reservation. Except for those amendments permitted to be made without stockholder approval under Maryland law or by specific provision in the Charter, any amendment to the Charter shall be valid only if declared advisable by the Board of Directors and approved by the affirmative vote of holders of shares entitled to cast a majority of all the votes entitled to be cast on the matter. Notwithstanding the foregoing, any amendment to Section 5.5, Article VIII or to this sentence of the Charter shall be valid only if declared advisable by the Board of Directors and approved by the affirmative vote of holders of shares entitled to cast at least 80% of all the votes entitled to be cast on the matter.

ARTICLE VIII

LIMITATION OF LIABILITY

To the fullest extent permitted by Maryland statutory or decisional law, as amended or interpreted, no director or officer of the Corporation shall be personally liable to the Corporation or its stockholders for money damages. No amendment of the Charter or repeal of any of its provisions shall limit or eliminate the limitation on liability provided to directors and officers hereunder with respect to any act or omission occurring prior to such amendment or repeal.

EXHIBIT B

SURVIVING CORPORATION BYLAWS

TELECOMMUNICATION SYSTEMS, INC.

BYLAWS

ARTICLE I

OFFICES

Section 1.          PRINCIPAL OFFICE. The principal office of TeleCommunication Systems, Inc. (the “Corporation”) in the State of Maryland shall be located at such place as the board of directors of the Corporation (the “Board of Directors”) may designate.

Section 2.          ADDITIONAL OFFICES. The Corporation may have additional offices, including a principal executive office, at such places as the Board of Directors may from time to time determine or the business of the Corporation may require.

ARTICLE II

MEETINGS OF STOCKHOLDERS

Section 1.          PLACE. All meetings of stockholders shall be held at the principal executive office of the Corporation or at such other place as shall be set in accordance with these Bylaws and stated in the notice of the meeting.

Section 2.          ANNUAL MEETING. An annual meeting of stockholders for the election of directors and the transaction of any business within the powers of the Corporation shall be held on the date and at the time and place set by the Board of Directors.

Section 3.          SPECIAL MEETINGS. Each of the chairman of the board, chief executive officer, president and Board of Directors may call a special meeting of stockholders. Special meetings of stockholders shall also be called by the secretary of the Corporation upon the written request of stockholders entitled to cast not less than a majority of all the votes entitled to be cast on such matter at such meeting. Such request shall state the purpose of such meeting and the matters proposed to be acted on at such meeting. The secretary shall inform such stockholders of the reasonably estimated cost of preparing and mailing or delivering the notice of the meeting and, upon payment to the Corporation by such stockholders of such costs, the secretary shall give notice to each stockholder entitled to notice of the meeting.

Section 4.          NOTICE. Not less than ten nor more than 90 days before each meeting of stockholders, the secretary shall give to each stockholder entitled to vote at such meeting and to each stockholder not entitled to vote who is entitled to notice of the meeting notice in writing or by electronic transmission stating the time and place of the meeting and, in the case of a special meeting or as otherwise may be required by any statute, the purpose for which the meeting is called, by mail, by presenting it to such stockholder personally, by leaving it at the stockholder’s residence or usual place of business, by electronic transmission or by any other means permitted by Maryland law. If mailed, such notice shall be deemed to be given when deposited in the United States mail addressed to the stockholder at the stockholder’s address as it appears on the records of the Corporation, with postage thereon prepaid. If transmitted electronically, such notice shall be deemed to be given when transmitted to the stockholder by an electronic transmission to any address or number of the stockholder at which the stockholder receives electronic transmissions.

Any business of the Corporation may be transacted at an annual meeting of stockholders without being specifically designated in the notice, except such business as is required by any statute to be stated in such notice. No business shall be transacted at a special meeting of stockholders except as specifically designated in the notice.

Section 5.          QUORUM. At any meeting of stockholders, the presence in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast at such meeting on any matter shall constitute a quorum; but this section shall not affect any requirement under any statute or the charter of the Corporation (the “Charter”) for the vote necessary for the approval of any matter. If such quorum is not established at any meeting of the stockholders, the chairman of the meeting may adjourn the meeting sine die or from time to time to a date not more than 120 days after the original record date without notice other than announcement at the meeting. At such adjourned meeting, if a quorum shall be present, any business may be transacted which might have been transacted at the meeting as originally convened.

The stockholders present either in person or by proxy, at a meeting which has been duly called and at which a quorum has been established, may continue to transact business until adjournment, notwithstanding the withdrawal from the meeting of enough stockholders to leave fewer than would be required to establish a quorum.

Section 6.          VOTING. A plurality of all the votes cast at a meeting of stockholders duly called and at which a quorum is present shall be sufficient to elect a director. Each share entitles the holder thereof to vote for as many individuals as there are directors to be elected and for whose election the holder is entitled to vote. A majority of the votes cast at a meeting of stockholders duly called and at which a quorum is present shall be sufficient to approve any other matter which may properly come before the meeting, unless more than a majority of the votes cast is required by statute or by the Charter. Unless otherwise provided by statute or by the Charter, each outstanding share of stock, regardless of class, entitles the holder thereof to cast one vote on each matter submitted to a vote at a meeting of stockholders. Voting on any question or in any election may be viva voce unless the chairman of the meeting shall order that voting be by ballot or otherwise.

Section 7.          PROXIES. A holder of record of shares of stock of the Corporation may cast votes in person or by proxy executed by the stockholder or by the stockholder’s duly authorized agent in any manner permitted by law. Such proxy or evidence of authorization of such proxy shall be filed with the secretary of the Corporation before or at the meeting. No proxy shall be valid more than eleven months after its date unless otherwise provided in the proxy.

Section 8.          VOTING OF STOCK BY CERTAIN HOLDERS. Stock of the Corporation registered in the name of a corporation, limited liability company, partnership, joint venture, trust or other entity, if entitled to be voted, may be voted by the president or a vice president, managing member, manager, general partner or trustee thereof, as the case may be, or a proxy appointed by any of the foregoing individuals, unless some other person who has been appointed to vote such stock pursuant to a bylaw or a resolution of the governing body of such corporation or other entity or agreement of the partners of a partnership presents a certified copy of such bylaw, resolution or agreement, in which case such person may vote such stock.

Section 9.          CONTROL SHARE ACQUISITION ACT. Notwithstanding any other provision of the Charter or these Bylaws, Title 3, Subtitle 7 of the Maryland General Corporation Law, or any successor statute (the “MGCL”), shall not apply to any acquisition by any person of shares of stock of the Corporation. This section may be repealed, in whole or in part, at any time, whether before or after an acquisition of control shares and, upon such repeal, may, to the extent provided by any successor bylaw, apply to any prior or subsequent control share acquisition.

Section 10.         STOCKHOLDERS’ CONSENT IN LIEU OF MEETING. Any action required or permitted to be taken at any meeting of stockholders may be taken without a meeting (a) if a unanimous consent setting forth the action is given in writing or by electronic transmission by each stockholder entitled to vote on the matter and filed with the minutes of proceedings of the stockholders or (b) if the action is advised, and submitted to the stockholders for approval, by the Board of Directors and a consent in writing or by electronic transmission of stockholders entitled to cast not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting of stockholders is delivered to the Corporation in accordance with the MGCL. The Corporation shall give notice of any action taken by less than unanimous consent to each stockholder not later than ten days after the effective time of such action.

ARTICLE III

DIRECTORS

Section 1.          GENERAL POWERS. The business and affairs of the Corporation shall be managed under the direction of its Board of Directors.

Section 2.          NUMBER, TENURE AND RESIGNATION. At any regular meeting or at any special meeting called for that purpose, a majority of the entire Board of Directors may establish, increase or decrease the number of directors, provided that the number thereof shall never be less than the minimum number required by the MGCL, nor more than 15, and further provided that the tenure of office of a director shall not be affected by any decrease in the number of directors. Any director of the Corporation may resign at any time by delivering his or her resignation to the Board of Directors, the chairman of the board or the secretary. Any resignation shall take effect immediately upon its receipt or at such later time specified in the resignation. The acceptance of a resignation shall not be necessary to make it effective unless otherwise stated in the resignation.

Section 3.          ANNUAL AND REGULAR MEETINGS. An annual meeting of the Board of Directors shall be held immediately after and at the same place as the annual meeting of stockholders, no notice other than this Bylaw being necessary. In the event such meeting is not so held, the meeting may be held at such time and place as shall be specified in a notice given as hereinafter provided for special meetings of the Board of Directors. The Board of Directors may provide, by resolution, the time and place of regular meetings of the Board of Directors without other notice than such resolution.

Section 4.          SPECIAL MEETINGS. Special meetings of the Board of Directors may be called by or at the request of the chairman of the board, the chief executive officer, the president or a majority of the directors then in office. The person or persons authorized to call special meetings of the Board of Directors may fix the time and place of any special meeting of the Board of Directors called by them. The Board of Directors may provide, by resolution, the time and place of special meetings of the Board of Directors without other notice than such resolution.

Section 5.          NOTICE. Notice of any special meeting of the Board of Directors shall be delivered personally or by telephone, electronic mail, facsimile transmission, United States mail or courier to each director at his or her business or residence address. Notice by personal delivery, telephone, electronic mail or facsimile transmission shall be given at least 24 hours prior to the meeting. Notice by United States mail shall be given at least three days prior to the meeting. Notice by courier shall be given at least two days prior to the meeting. Telephone notice shall be deemed to be given when the director or his or her agent is personally given such notice in a telephone call to which the director or his or her agent is a party. Electronic mail notice shall be deemed to be given upon transmission of the message to the electronic mail address given to the Corporation by the director. Facsimile transmission notice shall be deemed to be given upon completion of the transmission of the message to the number given to the Corporation by the director and receipt of a completed answer-back indicating receipt. Notice by United States mail shall be deemed to be given when deposited in the United States mail properly addressed, with postage thereon prepaid. Notice by courier shall be deemed to be given when deposited with or delivered to a courier properly addressed. Neither the business to be transacted at, nor the purpose of, any annual, regular or special meeting of the Board of Directors need be stated in the notice, unless specifically required by statute or these Bylaws.

Section 6.          QUORUM. A majority of the directors shall constitute a quorum for the transaction of business at any meeting of the Board of Directors, provided that, if less than a majority of such directors is present at such meeting, a majority of the directors present may adjourn the meeting from time to time without further notice, and provided further that if, pursuant to applicable law, the Charter or these Bylaws, the vote of a majority or other percentage of a specified group of directors is required for action, a quorum must also include a majority or such other percentage of such group.

The directors present at a meeting which has been duly called and at which a quorum has been established may continue to transact business until adjournment, notwithstanding the withdrawal from the meeting of enough directors to leave fewer than required to establish a quorum.

Section 7.          VOTING. The action of a majority of the directors present at a meeting at which a quorum is present shall be the action of the Board of Directors, unless the concurrence of a greater proportion is required for such action by applicable law, the Charter or these Bylaws. If enough directors have withdrawn from a meeting to leave fewer than required to establish a quorum, but the meeting is not adjourned, the action of the majority of that number of directors necessary to constitute a quorum at such meeting shall be the action of the Board of Directors, unless the concurrence of a greater proportion is required for such action by applicable law, the Charter or these Bylaws.

Section 8.          ORGANIZATION. At each meeting of the Board of Directors, the chairman of the board or, in the absence of the chairman, the vice chairman of the board, if any, shall act as chairman of the meeting. In the absence of both the chairman and vice chairman of the board, the chief executive officer or, in the absence of the chief executive officer, the president or, in the absence of the president, a director chosen by a majority of the directors present, shall act as chairman of the meeting. The secretary or, in his or her absence, an assistant secretary of the Corporation, or, in the absence of the secretary and all assistant secretaries, an individual appointed by the chairman of the meeting, shall act as secretary of the meeting.

Section 9.          TELEPHONE MEETINGS. Directors may participate in a meeting by means of a conference telephone or other communications equipment if all persons participating in the meeting can hear each other at the same time. Participation in a meeting by these means shall constitute presence in person at the meeting.

Section 10.         CONSENT BY DIRECTORS WITHOUT A MEETING. Any action required or permitted to be taken at any meeting of the Board of Directors may be taken without a meeting, if a consent in writing or by electronic transmission to such action is given by each director and is filed with the minutes of proceedings of the Board of Directors.

Section 11.         VACANCIES. If for any reason any or all of the directors cease to be directors, such event shall not terminate the Corporation or affect these Bylaws or the powers of the remaining directors hereunder. Any vacancy on the Board of Directors for any cause other than an increase in the number of directors may be filled by a majority of the remaining directors, even if such majority is less than a quorum. Any vacancy in the number of directors created by an increase in the number of directors may be filled by a majority vote of the entire Board of Directors. Any individual so elected as director shall serve until the next annual meeting of stockholders and until his or her successor is duly elected and qualifies.

Section 12.         COMPENSATION. Directors shall not receive any stated salary for their services as directors but, by resolution of the Board of Directors, may receive compensation per year and/or per meeting and/or per visit to real property or other facilities owned or leased by the Corporation and for any service or activity they performed or engaged in as directors. Directors may be reimbursed for expenses of attendance, if any, at each annual, regular or special meeting of the Board of Directors or of any committee thereof and for their expenses, if any, in connection with each property visit and any other service or activity they perform or engage in as directors; but nothing herein contained shall be construed to preclude any directors from serving the Corporation in any other capacity and receiving compensation therefor.

Section 13.         RELIANCE. Each director and officer of the Corporation shall, in the performance of his or her duties with respect to the Corporation, be entitled to rely on any information, opinion, report or statement, including any financial statement or other financial data, prepared or presented by an officer or employee of the Corporation whom the director or officer reasonably believes to be reliable and competent in the matters presented, by a lawyer, certified public accountant or other person, as to a matter which the director or officer reasonably believes to be within the person’s professional or expert competence, or, with respect to a director, by a committee of the Board of Directors on which the director does not serve, as to a matter within its designated authority, if the director reasonably believes the committee to merit confidence.

Section 14.         RATIFICATION. The Board of Directors or the stockholders may ratify any action or inaction by the Corporation or its officers to the extent that the Board of Directors or the stockholders could have originally authorized the matter, and if so ratified, shall have the same force and effect as if originally duly authorized, and such ratification shall be binding upon the Corporation and its stockholders. Any action or inaction questioned in any stockholders’ derivative proceeding or any other proceeding on the ground of lack of authority, defective or irregular execution, adverse interest of a director, officer or stockholder, non-disclosure, miscomputation, the application of improper principles or practices of accounting or otherwise, may be ratified, before or after judgment, by the Board of Directors or by the stockholders, and such ratification shall constitute a bar to any claim or execution of any judgment in respect of such questioned action or inaction.

Section 15.         CERTAIN RIGHTS OF DIRECTORS AND OFFICERS. Any director or officer, in his or her personal capacity or in a capacity as an affiliate, employee, or agent of any other person, or otherwise, may have business interests and engage in business activities similar to, in addition to or in competition with those of or relating to the Corporation.

ARTICLE IV

COMMITTEES

Section 1.          NUMBER, TENURE AND QUALIFICATIONS. The Board of Directors may appoint from among its members an Executive Committee and other committees, composed of one or more directors, to serve at the pleasure of the Board of Directors. In the absence of any member of any such committee, the members thereof present at any meeting, whether or not they constitute a quorum, may appoint another director to act in the place of such absent member.

Section 2.          POWERS. The Board of Directors may delegate to committees appointed under Section 1 of this Article any of the powers of the Board of Directors, except as prohibited by law. Except as may be otherwise provided by the Board of Directors, any committee may delegate some or all of its power and authority to one or more subcommittees, composed of one or more directors, as the committee deems appropriate in its sole and absolute discretion.

Section 3.          MEETINGS. Notice of committee meetings shall be given in the same manner as notice for special meetings of the Board of Directors. A majority of the members of the committee shall constitute a quorum for the transaction of business at any meeting of the committee. The act of a majority of the committee members present at a meeting shall be the act of such committee. The Board of Directors may designate a chairman of any committee, and such chairman or, in the absence of a chairman, any two members of any committee (if there are at least two members of the committee) may fix the time and place of its meeting unless the Board shall otherwise provide.

Section 4.          TELEPHONE MEETINGS. Members of a committee of the Board of Directors may participate in a meeting by means of a conference telephone or other communications equipment if all persons participating in the meeting can hear each other at the same time. Participation in a meeting by these means shall constitute presence in person at the meeting.

Section 5.          CONSENT BY COMMITTEES WITHOUT A MEETING. Any action required or permitted to be taken at any meeting of a committee of the Board of Directors may be taken without a meeting, if a consent in writing or by electronic transmission to such action is given by each member of the committee and is filed with the minutes of proceedings of such committee.

Section 6.          VACANCIES. Subject to the provisions hereof, the Board of Directors shall have the power at any time to change the membership of any committee, to fill any vacancy, to designate an alternate member to replace any absent or disqualified member or to dissolve any such committee.

ARTICLE V

OFFICERS

Section 1.          GENERAL PROVISIONS. The officers of the Corporation shall include a president, a secretary and a treasurer and may include a chairman of the board, a vice chairman of the board, a chief executive officer, one or more vice presidents, a chief operating officer, a chief financial officer, one or more assistant secretaries and one or more assistant treasurers. In addition, the Board of Directors may from time to time elect such other officers with such powers and duties as it shall deem necessary or desirable. The officers of the Corporation shall be elected annually by the Board of Directors, except that the chief executive officer or president may from time to time appoint one or more vice presidents, assistant secretaries and assistant treasurers or other officers. Each officer shall serve until his or her successor is elected and qualifies or until his or her death, or his or her resignation or removal in the manner hereinafter provided. Any two or more offices except president and vice president may be held by the same person. Election of an officer or agent shall not of itself create contract rights between the Corporation and such officer or agent.

Section 2.          REMOVAL AND RESIGNATION. Any officer or agent of the Corporation may be removed, with or without cause, by the Board of Directors if in its judgment the best interests of the Corporation would be served thereby, but such removal shall be without prejudice to the contract rights, if any, of the person so removed. Any officer of the Corporation may resign at any time by delivering his or her resignation to the Board of Directors, the chairman of the board, the chief executive officer, the president or the secretary. Any resignation shall take effect immediately upon its receipt or at such later time specified in the resignation. The acceptance of a resignation shall not be necessary to make it effective unless otherwise stated in the resignation. Such resignation shall be without prejudice to the contract rights, if any, of the Corporation.

Section 3.          VACANCIES. A vacancy in any office may be filled by the Board of Directors for the balance of the term.

Section 4.          CHAIRMAN OF THE BOARD. The Board of Directors may designate from among its members a chairman of the board, who shall not, solely by reason of these Bylaws, be an officer of the Corporation. The Board of Directors may designate the chairman of the board as an executive or non-executive chairman. The chairman of the board shall preside over the meetings of the Board of Directors. The chairman of the board shall perform such other duties as may be assigned to him or her by these Bylaws or the Board of Directors.

Section 5.          CHIEF EXECUTIVE OFFICER. The Board of Directors may designate a chief executive officer. In the absence of such designation, the chairman of the board shall be the chief executive officer of the Corporation. The chief executive officer shall have general responsibility for implementation of the policies of the Corporation, as determined by the Board of Directors, and for the management of the business and affairs of the Corporation. He or she may execute any deed, mortgage, bond, contract or other instrument, except in cases where the execution thereof shall be expressly delegated by the Board of Directors or by these Bylaws to some other officer or agent of the Corporation or shall be required by law to be otherwise executed; and in general shall perform all duties incident to the office of chief executive officer and such other duties as may be prescribed by the Board of Directors from time to time.

Section 6.          PRESIDENT. In the absence of a chief executive officer, the president shall in general supervise and control all of the business and affairs of the Corporation. In the absence of a designation of a chief operating officer by the Board of Directors, the president shall be the chief operating officer. He or she may execute any deed, mortgage, bond, contract or other instrument, except in cases where the execution thereof shall be expressly delegated by the Board of Directors or by these Bylaws to some other officer or agent of the Corporation or shall be required by law to be otherwise executed; and in general shall perform all duties incident to the office of president and such other duties as may be prescribed by the Board of Directors from time to time.

Section 7.          VICE PRESIDENTS. In the absence of the president or in the event of a vacancy in such office, the vice president (or in the event there be more than one vice president, the vice presidents in the order designated at the time of their election or, in the absence of any designation, then in the order of their election) shall perform the duties of the president and when so acting shall have all the powers of and be subject to all the restrictions upon the president; and shall perform such other duties as from time to time may be assigned to such vice president by the chief executive officer, the president or the Board of Directors. The Board of Directors may designate one or more vice presidents as executive vice president, senior vice president, or vice president for particular areas of responsibility.

Section 8.          SECRETARY. The secretary shall (a) keep the minutes of the proceedings of the stockholders, the Board of Directors and committees of the Board of Directors in one or more books provided for that purpose; (b) see that all notices are duly given in accordance with the provisions of these Bylaws or as required by law; (c) be custodian of the corporate records and of the seal of the Corporation; (d) keep a register of the post office address of each stockholder which shall be furnished to the secretary by such stockholder; (e) have general charge of the stock transfer books of the Corporation; and (f) in general perform such other duties as from time to time may be assigned to him or her by the chief executive officer, the president or the Board of Directors.

Section 9.          TREASURER. The treasurer shall have the custody of the funds and securities of the Corporation, shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation, shall deposit all moneys and other valuable effects in the name and to the credit of the Corporation in such depositories as may be designated by the Board of Directors and in general perform such other duties as from time to time may be assigned to him or her by the chief executive officer, the president or the Board of Directors. In the absence of a designation of a chief financial officer by the Board of Directors, the treasurer shall be the chief financial officer of the Corporation.

The treasurer shall disburse the funds of the Corporation as may be ordered by the Board of Directors, taking proper vouchers for such disbursements, and shall render to the president and Board of Directors, at the regular meetings of the Board of Directors or whenever it may so require, an account of all his or her transactions as treasurer and of the financial condition of the Corporation.

Section 10.         ASSISTANT SECRETARIES AND ASSISTANT TREASURERS. The assistant secretaries and assistant treasurers, in general, shall perform such duties as shall be assigned to them by the secretary or treasurer, respectively, or by the chief executive officer, the president or the Board of Directors.

Section 11.         COMPENSATION. The compensation of the officers shall be fixed from time to time by or under the authority of the Board of Directors and no officer shall be prevented from receiving such compensation by reason of the fact that he or she is also a director.

ARTICLE VI

CONTRACTS, CHECKS AND DEPOSITS

Section 1.          CONTRACTS. The Board of Directors may authorize any officer or agent to enter into any contract or to execute and deliver any instrument in the name of and on behalf of the Corporation and such authority may be general or confined to specific instances. Any agreement, deed, mortgage, lease or other document shall be valid and binding upon the Corporation when duly authorized or ratified by action of the Board of Directors and executed by an authorized person.

Section 2.          CHECKS AND DRAFTS. All checks, drafts or other orders for the payment of money, notes or other evidences of indebtedness issued in the name of the Corporation shall be signed by such officer or agent of the Corporation in such manner as shall from time to time be determined by the Board of Directors.

Section 3.          DEPOSITS. All funds of the Corporation not otherwise employed shall be deposited or invested from time to time to the credit of the Corporation as the Board of Directors, the chief executive officer, the president, the chief financial officer, or any other officer designated by the Board of Directors may determine.

ARTICLE VII

STOCK

Section 1.          CERTIFICATES. Except as may be otherwise provided by the Board of Directors, stockholders of the Corporation are not entitled to certificates representing the shares of stock held by them. In the event that the Corporation issues shares of stock represented by certificates, such certificates shall be in such form as prescribed by the Board of Directors or a duly authorized officer, shall contain the statements and information required by the MGCL and shall be signed by the officers of the Corporation in any manner permitted by the MGCL. In the event that the Corporation issues shares of stock without certificates, to the extent then required by the MGCL, the Corporation shall provide to the record holders of such shares a written statement of the information required by the MGCL to be included on stock certificates. There shall be no differences in the rights and obligations of stockholders based on whether or not their shares are represented by certificates.

Section 2.          TRANSFERS. All transfers of shares of stock shall be made on the books of the Corporation, by the holder of the shares, in person or by his or her attorney, in such manner as the Board of Directors or any officer of the Corporation may prescribe and, if such shares are certificated, upon surrender of certificates duly endorsed. The issuance of a new certificate upon the transfer of certificated shares is subject to the determination of the Board of Directors that such shares shall no longer be represented by certificates. Upon the transfer of any uncertificated shares, the Corporation shall provide to the record holders of such shares, to the extent then required by the MGCL, a written statement of the information required by the MGCL to be included on stock certificates.

The Corporation shall be entitled to treat the holder of record of any share of stock as the holder in fact thereof and, accordingly, shall not be bound to recognize any equitable or other claim to or interest in such share or on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise expressly provided by the laws of the State of Maryland.

Notwithstanding the foregoing, transfers of shares of any class or series of stock will be subject in all respects to the Charter and all of the terms and conditions contained therein.

Section 3.          REPLACEMENT CERTIFICATE. Any officer of the Corporation may direct a new certificate or certificates to be issued in place of any certificate or certificates theretofore issued by the Corporation alleged to have been lost, destroyed, stolen or mutilated, upon the making of an affidavit of that fact by the person claiming the certificate to be lost, destroyed, stolen or mutilated; provided, however, if such shares have ceased to be certificated, no new certificate shall be issued unless requested in writing by such stockholder and the Board of Directors has determined that such certificates may be issued. Unless otherwise determined by an officer of the Corporation, the owner of such lost, destroyed, stolen or mutilated certificate or certificates, or his or her legal representative, shall be required, as a condition precedent to the issuance of a new certificate or certificates, to give the Corporation a bond in such sums as it may direct as indemnity against any claim that may be made against the Corporation.

Section 4.          FIXING OF RECORD DATE. The Board of Directors may set, in advance, a record date for the purpose of determining stockholders entitled to notice of or to vote at any meeting of stockholders or determining stockholders entitled to receive payment of any dividend or the allotment of any other rights, or in order to make a determination of stockholders for any other proper purpose. Such date, in any case, shall not be prior to the close of business on the day the record date is fixed and shall be not more than 90 days and, in the case of a meeting of stockholders, not less than ten days, before the date on which the meeting or particular action requiring such determination of stockholders of record is to be held or taken.

When a record date for the determination of stockholders entitled to notice of and to vote at any meeting of stockholders has been set as provided in this section, such record date shall continue to apply to the meeting if adjourned or postponed, except if the meeting is adjourned or postponed to a date more than 120 days after the record date originally fixed for the meeting, in which case a new record date for such meeting shall be determined as set forth herein.

Section 5.          STOCK LEDGER. The Corporation shall maintain at its principal office or at the office of its counsel, accountants or transfer agent, an original or duplicate stock ledger containing the name and address of each stockholder and the number of shares of each class held by such stockholder.

Section 6.          FRACTIONAL STOCK; ISSUANCE OF UNITS. The Board of Directors may authorize the Corporation to issue fractional shares of stock or authorize the issuance of scrip, all on such terms and under such conditions as it may determine. Notwithstanding any other provision of the Charter or these Bylaws, the Board of Directors may authorize the issuance of units consisting of different securities of the Corporation. Any security issued in a unit shall have the same characteristics as any identical securities issued by the Corporation, except that the Board of Directors may provide that for a specified period securities of the Corporation issued in such unit may be transferred on the books of the Corporation only in such unit.

ARTICLE VIII

ACCOUNTING YEAR

The Board of Directors shall have the power, from time to time, to fix the fiscal year of the Corporation by a duly adopted resolution.

ARTICLE IX

DISTRIBUTIONS

Section 1.          AUTHORIZATION. Dividends and other distributions upon the stock of the Corporation may be authorized by the Board of Directors, subject to the provisions of law and the Charter. Dividends and other distributions may be paid in cash, property or stock of the Corporation, subject to the provisions of law and the Charter.

Section 2.          CONTINGENCIES. Before payment of any dividends or other distributions, there may be set aside out of any assets of the Corporation available for dividends or other distributions such sum or sums as the Board of Directors may from time to time, in its absolute discretion, think proper as a reserve fund for contingencies, for equalizing dividends, for repairing or maintaining any property of the Corporation or for such other purpose as the Board of Directors shall determine, and the Board of Directors may modify or abolish any such reserve.

ARTICLE X

SEAL

Section 1.          SEAL. The Board of Directors may authorize the adoption of a seal by the Corporation. The seal shall contain the name of the Corporation and the year of its incorporation and the words “Incorporated Maryland.” The Board of Directors may authorize one or more duplicate seals and provide for the custody thereof.

Section 2.          AFFIXING SEAL. Whenever the Corporation is permitted or required to affix its seal to a document, it shall be sufficient to meet the requirements of any law, rule or regulation relating to a seal to place the word “(SEAL)” adjacent to the signature of the person authorized to execute the document on behalf of the Corporation.

ARTICLE XI

INDEMNIFICATION AND ADVANCE OF EXPENSES

To the maximum extent permitted by Maryland law in effect from time to time, the Corporation shall indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, shall pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any individual who is a present or former director or officer of the Corporation (or a predecessor of the Corporation) and who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity or (b) any individual who, while a director or officer of the Corporation (or a predecessor of the Corporation) and at the request of the Corporation (or a predecessor of the Corporation), serves or has served as a director, officer, trustee, member, manager or partner of another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity. The rights to indemnification and advance of expenses provided by the Charter and these Bylaws shall vest immediately upon election of a director or officer. The Corporation may, with the approval of its Board of Directors, provide such indemnification and advance for expenses to any employee or agent of the Corporation or a predecessor of the Corporation. The indemnification and payment or reimbursement of expenses provided in these Bylaws shall not be deemed exclusive of or limit in any way other rights to which any person seeking indemnification or payment or reimbursement of expenses may be or may become entitled under any bylaw, resolution, insurance, agreement or otherwise.

Neither the amendment nor repeal of this Article, nor the adoption or amendment of any other provision of the Charter or these Bylaws inconsistent with this Article, shall apply to or affect in any respect the applicability of the preceding paragraph with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

ARTICLE XII

WAIVER OF NOTICE

Whenever any notice of a meeting is required to be given pursuant to the Charter or these Bylaws or pursuant to applicable law, a waiver thereof in writing or by electronic transmission, given by the person or persons entitled to such notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice. Neither the business to be transacted at nor the purpose of any meeting need be set forth in the waiver of notice of such meeting, unless specifically required by statute. The attendance of any person at any meeting shall constitute a waiver of notice of such meeting, except where such person attends a meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting has not been lawfully called or convened.

ARTICLE XIII

AMENDMENT OF BYLAWS

The Board of Directors shall have the exclusive power to adopt, alter or repeal any provision of these Bylaws and to make new Bylaws.